As filed with the Securities and Exchange Commission on August 13, 2020

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DECISIONPOINT SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7373	37-1644635
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number) 8697 Research Drive Irvine, California 92618	(I.R.S. Employer Identification Number)

	(949) 465-0065

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Steve Smith
Chief Executive Officer
DecisionPoint Systems, Inc.
8697 Research Drive

Irvine, California 92618
(949) 465-0065

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Donald Figliulo, Esq. Peter F. Waltz, Esq. Polsinelli PC 150 N. Riverside Plaza, Suite 3000 Chicago, IL 60606 Telephone: (312) 819-1900 Facsimile: (312) 893-2164

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount Of Registration Fee(3)
Common Stock, par value $0.001 per share	13,092,722	$1.50	$19,639,083.00	$2,549.15
Common Stock, Underlying Warrants	1,147,547	$1.50	$1,721,320.50	$223.43
Total	14,240,269		$21,360,403.50	$2,772.58

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)	This price was designated by DecisionPoint Systems, Inc. The selling shareholders will sell shares of common stock at a price of $1.50 per share, or, if and when our common stock is quoted on the OTCQB market, at prevailing market prices, prices related to prevailing market prices or at privately negotiated prices. See “Plan of Distribution” contained in the prospectus.
(3)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 13, 2020

PRELIMINARY PROSPECTUS

         Shares

of Common Stock

This prospectus relates to the resale by the investors listed in the section of this prospectus entitled “Selling Stockholders” (the “Selling Stockholders”) of up to 14,240,269 shares (the “Shares”) of our common stock, par value $0.001 per share (the “Common Stock”). The Shares include 13,092,722 shares issued by the Company upon the conversion of previously outstanding shares of preferred stock in various private transactions that closed in March 2016 through March 2019, and in 2016 in satisfaction of other obligations, and 1,147,547 shares of Common Stock underlying warrants issued by the Company.

Our registration of the Shares covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the Shares. The Selling Stockholders may sell the Shares covered by this prospectus in a number of different ways and potentially at varying prices. For additional information on the possible methods of sale that may be used by the Selling Stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution” beginning on page 28 of this prospectus. We will not receive any of the proceeds from the Shares sold by the Selling Stockholders.

No underwriter or other person has been engaged to facilitate the sale of the Shares in this offering. We will bear all costs, expenses and fees in connection with the registration of the Shares. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the Shares.

You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus carefully before you invest.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for information you should consider before buying shares of our common stock.

Our Common Stock is currently quoted on the OTC Pink Market under the symbol “DPSI”. On August 12, 2020, the last reported sale price for our Common Stock was $1.50 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated         , 2020

ABOUT THIS PROSPECTUS

You should rely only on the information we have provided in this prospectus, any applicable prospectus supplement and any related free writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

The Selling Stockholders are offering the Shares only in jurisdictions where such issuances are permitted. The distribution of this prospectus and the issuance of the Shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the Shares and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Shares offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), under which the Selling Stockholders may offer from time to time up to an aggregate of 14,240,269 shares of our Common Stock in one or more offerings. If required, each time a Selling Stockholder offers Common Stock, in addition to this prospectus, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. We may also use a prospectus supplement and any related free writing prospectus to add, update or change any of the information contained in this prospectus or in documents we have incorporated by reference. This prospectus, together with any applicable prospectus supplements and any related free writing prospectuses, includes all material information relating to this offering. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. Please carefully read both this prospectus and any prospectus supplement.

i

Prospectus Summary

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, any applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our Common Stock discussed under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, “Management’s Discussion and Analysis”, and the exhibits to the registration statement of which this prospectus forms a part. Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “DecisionPoint”, the “Company”, “we”, “us”, “our” or similar references mean DecisionPoint Systems, Inc. and its consolidated subsidiaries.

The Company

DecisionPoint Systems, Inc., a Delaware corporation (“DecisionPoint”, “we”, “us” or the “Company”), through its subsidiary corporations, is a provider and integrator of mobility and wireless systems for business organizations. The Company designs, deploys and supports mobile computing systems that enable customers to access employers’ data networks at various locations (i.e. the retail selling floor, nurse workstations, warehouse and distribution centers or on the road deliveries via enterprise-grade handheld computers, printers, tablets, and smart phones). The Company also develops and integrates data capture equipment including bar code scanners and radio frequency identification (RFID) readers. Mobile workers need information, access to corporate resources, decision support tools and the ability to capture information and report it back to the organization.

Background

DecisionPoint Systems, Inc., formerly known as Comamtech, Inc., was incorporated on August 16, 2010. On June 15, 2011, we entered into a Plan of Merger (the “Merger Agreement”) among the Company, its wholly-owned subsidiary, 2259736 Ontario Inc. and DecisionPoint Systems, Inc. (“Old DecisionPoint”). Pursuant to the Merger Agreement, Old DecisionPoint merged into Ontario 2259736 and became a wholly-owned subsidiary of the Company. Prior to the Merger, Comamtech was a “shell company” (as such term is defined in Rule 12b-2 under the Exchange Act). In connection with this merger, the Company changed its name to DecisionPoint Systems, Inc., and 2259736 Ontario changed its name to DecisionPoint Systems International, Inc. (“DecisionPoint Systems International”). On June 15, 2011, both companies were reincorporated in the State of Delaware.

As described above, DecisionPoint has one wholly owned subsidiary, DecisionPoint Systems International. DecisionPoint Systems International has one wholly owned subsidiary, DecisionPoint Systems Group Inc. (“DPS Group”). DPS Group has three wholly owned subsidiaries, DecisionPoint Systems CA, Inc., DecisionPoint Systems CT, Inc and Royce Digital Systems, Inc. (“RDS”).

DPS Group acquired RDS in June 2018. RDS provides innovated enterprise print and mobile technologies, deployment services and on-site maintenance. RDS is located in Southern California. The acquisition was intended to increase the Company’s expertise and reach in the healthcare industry, other vertical markets and provide a stronger regional presence across California.

DecisionPoint Systems CA, Inc., formerly known as Creative Concepts Software, Inc. was founded in 1995 and is a provider of Enterprise Mobility Solutions. Enterprise Mobility Solutions are those computer systems that give an enterprise the ability to connect to people, control assets, and transact business from any location by using mobile computers, tablet computers, and smartphones to securely connect the mobile worker to the back office software systems that run the enterprise. Technologies that support Enterprise Mobility Solutions include national wireless carrier networks, Wi-Fi, local area networks, mobile computers, smartphones and tablets, mobile software applications, middleware and device security and management software.

DecisionPoint Systems CT, Inc. formerly known as Sentinel Business Systems, Inc. was founded in 1976 and has developed over time a family of enterprise data collection software solutions, products and services. DecisionPoint Systems CT, Inc. is a data collection systems integrator that sells and installs mobile devices, software, and related bar coding equipment, radio frequency identification (“RFID”) systems technology and provides custom solutions and other professional services.

Risk Factors

The Common Stock offered hereby involves a high degree of risks and uncertainties, including those highlighted in “Risk Factors” following the prospectus summary, and should not be purchased by investors who cannot afford the loss of their entire investment.

Corporate Information

Our principal executive offices are located at 8697 Research Drive, Irvine, California. Our telephone number is (949) 465-0065, and our website address is www.decisionpt.com. Unless expressly noted, none of the information contained on our website is part of this prospectus or any prospectus supplement.

The Offering Summary

The Shares offered by Selling Stockholders includes up to 14,240,269 shares of Common Stock, comprised of shares of Common Stock issued in 2016 upon conversion of then outstanding promissory notes and preferred stock and in satisfaction of other prior Company obligations; shares of Common Stock issued in a private placement in June 2018, shares of Common Stock issued in a private placement in October 2018 and shares issued to an affiliate in March 2019. In addition, the Shares include a total of 1,147,547 shares of Common Stock underlying warrants originally issued by the Company in March 2016, June 2018 and October 2018.

We will not receive any proceeds from the sale of the Common Stock by any Selling Stockholder.

Summary Consolidated Financial information

The following summary consolidated financial statements for the years ended December 31, 2019 and 2018 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the consolidated financial statements for the three months ended March 31, 2020 and 2019 from our unaudited financial statements appearing elsewhere in this prospectus. Our historical results are not necessarily indicative of results to be expected for any period in the future and our results for the interim periods are not necessarily indicative of results that may be expected for any full year. You should read this information together with our financial statements and related notes appearing elsewhere in this prospectus and the information in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

DecisionPoint Systems, Inc.

Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2020	2019
Net sales:
Product	$15,095	$6,086
Service	3,192	2,808
Net sales	18,287	8,894
Cost of sales:
Product	12,074	4,998
Service	1,895	1,788
Cost of sales	13,969	6,786
Gross profit	4,318	2,108
Operating expenses:
Sales and marketing expense	1,644	1,097
General and administrative expenses	1,148	1,215
Total operating expenses	2,792	2,312
Operating income (loss)	1,526	(204)
Interest expense	99	172
Income before income taxes	1,427	(376)
Income tax expense	398	(97)
Net income (loss) and comprehensive income (loss) attributable to common shareholders	$1,029	$(279)
Earnings (Loss) per share attributable to shareholders:
Basic	$0.08	$(0.02)
Diluted	$0.07	$(0.02)
Weighted average common shares outstanding
Basic	13,576	12,930
Diluted	15,642	12,930

DecisionPoint Systems, Inc.

Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share data)

(Unaudited)

	Year Ended December 31,
	2019	2018
Net sales:
Product	$31,990	$26,009
Service	11,899	9,149
Net sales	43,889	35,158
Cost of sales:
Product	25,866	21,614
Service	7,267	6,287
Cost of sales	33,133	27,901
Gross profit	10,756	7,257
Operating expenses:
Sales and marketing expense	4,907	3,341
General and administrative expenses	3,999	3,433
Total operating expenses	8,906	6,774
Operating income	1,850	483
Interest expense	649	391
Income before income taxes	1,201	92
Income tax expense (benefit)	310	(3,883)
Net income and comprehensive income attributable to common shareholders	$891	$3,975
Earnings per share attributable to shareholders:
Basic	$0.07	$0.42
Diluted	$0.06	$0.35
Weighted average common shares outstanding
Basic	13,415	9,504
Diluted	15,341	11,328

DecisionPoint Systems, Inc.

Consolidated Balance Sheets

(in thousands, except per share data)

(Unaudited)

	March 31,	December 31,
	2020	2019
ASSETS
Current assets:
Cash	$3,551	$2,620
Accounts receivable, net	6,375	8,710
Inventory, net	693	3,825
Deferred costs	2,053	2,201
Prepaid expenses and other current assets	311	268
Total current assets	12,983	17,624
Operating lease assets	482	516
Property and equipment, net	252	239
Deferred costs, net of current portion	1,303	1,258
Deferred tax assets	2,272	2,659
Intangible assets	2,226	2,394
Goodwill	6,990	6,990
Other assets, net	19	19
Total assets	$26,527	$31,699
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,901	$10,589
Accrued expenses and other current liabilities	2,464	2,222
Deferred revenue	4,012	3,630
Line of credit	—	3,177
Current portion of debt	83	144
Due to related parties	88	124
Current portion of operating lease liabilities	140	140
Total current liabilities	13,688	20,026
Deferred revenue, net of current portion	2,109	1,979
Long-term debt	411	390
Noncurrent portion of operating lease liabilities	351	388
Total liabilities	16,559	22,783
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 50,000 shares authorized; 13,576 and 13,576 shares issued and outstanding, respectively	14	14
Additional paid-in capital	38,165	38,142
Accumulated deficit	(28,211)	(29,240)
Total stockholders’ equity	9,968	8,916
Total liabilities and stockholders’ equity	$26,527	$31,699

DecisionPoint Systems, Inc.

Consolidated Balance Sheets

(in thousands, except per share data)

(Unaudited)

	December 31,
	2019	2018
ASSETS
Current assets:
Cash	$2,620	$2,450
Accounts receivable, net	8,710	8,190
Inventory, net	3,825	356
Deferred costs	2,201	1,966
Prepaid expenses and other current assets	268	141
Total current assets	17,624	13,103
Operating lease assets	516	—
Property and equipment, net	239	140
Deferred costs, net of current portion	1,258	746
Deferred tax assets	2,659	2,924
Intangible assets	2,394	3,127
Goodwill	6,990	6,990
Other assets, net	19	48
Total assets	$31,699	$27,078
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,589	$6,704
Accrued expenses and other current liabilities	2,222	2,119
Deferred revenue	3,630	3,811
Line of credit	3,177	3,196
Current portion of debt	144	422
Due to related parties	124	108
Current portion of operating lease liabilities	140	—
Total current liabilities	20,026	16,360
Deferred revenue, net of current portion	1,979	1,079
Long-term debt	390	1,488
Noncurrent portion of operating lease liabilities	388	—
Other	—	452
Total liabilities	22,783	19,379
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 50,000 shares authorized; 13,576 and 12,875 shares issued and outstanding, respectively	14	13
Additional paid-in capital	38,142	37,817
Accumulated deficit	(29,240)	(30,131)
Total stockholders’ equity	8,916	7,699
Total liabilities and stockholders’ equity	$31,699	$27,078

Risk Factors

Before you invest in our common stock, you should understand the high degree of risk involved. You should carefully consider the following risks and other information in this prospectus, including our consolidated financial statements and related notes included elsewhere in this prospectus, before you decide to purchase shares of our common stock. The following risks may adversely impact our business and financial condition. As a result, the trading price of our common stock could decline and you could lose part or all of your investment.

RISKS RELATING TO OUR BUSINESS AND INDUSTRY

Our working capital requirements may negatively affect our liquidity and capital resources. At various times, we have experienced negative working capital and minimal liquidity.  If our working capital requirements vary significantly or if our short and long-term working capital needs exceed our cash flows from operations, we would look to our cash balances or other alternative sources of additional outside capital, which may not be available on satisfactory terms and in adequate amounts, if at all.

We may need to raise additional funds, and these funds may not be available when we need them or may not be obtainable on favorable terms. We may need to raise additional monies in order to fund our growth strategy and fully implement our business plan. Specifically, we may need to raise additional funds in order to pursue rapid expansion, develop new or enhanced services and products, and acquire complementary businesses or assets. Additionally, we may need funds to respond to unanticipated events that require us to make additional investments in or expenditures on behalf of our business. There can be no assurance that additional financing will be available when needed, on favorable terms, or at all. If funds are not available when we need them, then we may need to change our business strategy, reduce our rate of growth or suffer losses or other adverse impacts.

If we incur operating losses or do not raise sufficient additional capital, material adverse events may occur, including, but not limited to, 1) a reduction in the nature and scope of our operations, 2) our inability to fully implement our current business plan and 3) defaults under our existing loan agreements.  A covenant default would give one of our creditors the right to demand immediate payment of all outstanding amounts, which we would likely not be able to pay out of normal operations. There are no assurances that we can successfully implement our plans with respect to these liquidity matters.

A novel strain of coronavirus, COVID-19, may adversely affect our business operations and financial condition. In December 2019, an outbreak of COVID-19 was reported in Wuhan, China. On March 11, 2020, the World Health Organization declared COVID-19 a global pandemic and on March 13, 2020, President Donald J. Trump declared the virus a national emergency. This highly contagious disease has spread to most of the countries in the world and throughout the United States, creating a serious impact on customers, workforces, and suppliers, disrupting economies and financial markets, and potentially leading to a world-wide economic downturn. It has caused a disruption of the normal operations of many businesses, including the temporary closure or scale-back of business operations and/or the imposition of either quarantine or remote work or meeting requirements for employees, either by government order or on a voluntary basis. The pandemic may adversely affect our customers’ ability to perform their missions and is in many cases disrupting their operations. It may also impact the ability of our service providers, partners, and suppliers to operate and fulfill their contractual obligations, and result in an increase in their costs and cause delays in performance. These supply chain effects, and the direct effect of the virus and the disruption on our operations, may negatively impact both our ability to meet customer demand and our revenue and profit margins. Our employees, in some cases, are working remotely due either to safety concerns or to customer-imposed limitations and using various technologies to perform their functions. We could see delays or changes in customer demand, particularly in the retail sector if restrictions continue to be imposed on retailers by federal, state and local governments in response to the COVID-19 pandemic and government funding priorities change. Additionally, the disruption and volatility in the global and domestic capital markets may increase the cost of capital and limit our ability to access capital. Both the health and economic aspects of COVID-19 are highly fluid and the future course of each is uncertain. For these reasons and other reasons that may come to light if the coronavirus pandemic and associated protective or preventative measures expand, we may experience a material adverse effect on our business operations, revenues and financial condition; however, its ultimate impact is highly uncertain and subject to change.

The mobile computing industry is characterized by rapid technological change, and our success depends upon the frequent enhancement of existing products and services and timely introduction of new products and services that meet our customers’ needs. Customer requirements for mobile computing products and services are rapidly evolving and technological changes in our industry occur rapidly. To keep up with new customer requirements and distinguish us from our competitors, we must frequently introduce new products and services and enhancements of existing products and services. Enhancing existing products and services and developing new products and services is a complex and uncertain process. It often requires significant investments in research and development (“R&D”), which we do not undertake. Even if we made significant investments in R&D, they might not result in products or services attractive or acceptable to our customers. Furthermore, we may not be able to launch new or improved products or services before our competition launches comparable products or services. Any of these factors could cause our business or results or operations to suffer.

If we fail to continue to introduce new products that achieve broad market acceptance on a timely basis, we will not be able to compete effectively, and we will be unable to increase or maintain sales and profitability. Our future success depends on our ability to develop and introduce new products and product enhancements that achieve broad market acceptance. If we are unable to develop and introduce new products that respond to emerging technological trends and customers’ mission critical needs, our profitability and market share may suffer. The process of developing new technology is complex and uncertain, and if we fail to accurately predict customers’ changing needs and emerging technological trends, our business could be harmed.

We are active in the identification and development of new product and technology services and in enhancing our current products. However, in the enterprise mobility solutions industry, such activities are complex and filled with uncertainty. If we expend a significant amount of resources and our efforts do not lead to the successful introduction of new or improved products, there could be a material adverse effect on our business, profitability, financial condition and market share.

We may also encounter delays in the manufacturing and production of new products from our principal suppliers. Additionally, new products may not be commercially successful. Demand for existing products may decrease upon the announcement of new or improved products. Further, since products under development are often announced before introduction, these announcements may cause customers to delay purchases of any products, even if newly introduced, until the new or improved versions of those products are available. If customer orders decrease or are delayed during the product transition, we may experience a decline in revenue and have excess inventory on hand which could decrease gross profit margins. Our profitability might decrease if customers, who may otherwise choose to purchase existing products, instead choose to purchase lower priced models of new products. Delays or deficiencies in the development, manufacturing, and delivery of, or demand for, new or improved products could have a negative effect on our business or profitability.

We face competition from numerous sources and competition may increase, leading to a decline in revenues. We compete primarily with well-established companies, many of which we believe have greater resources than us. We believe that barriers to entry are not significant and start-up costs are relatively low, so our competition may increase in the future. New competitors may be able to launch new businesses similar to ours, and current competitors may replicate our business model, at a relatively low cost. If competitors with significantly greater resources than ours decide to replicate our business model, they may be able to quickly gain recognition and acceptance of their business methods and products through marketing and promotion. We may not have the resources to compete effectively with current or future competitors. If we are unable to effectively compete, we will lose sales to our competitors and our revenues will decline.

Our competitors may be able to develop their business strategy and grow revenue at a faster pace than us, which would limit our results of operations and may force us to cease or curtail operations. The wireless mobile solutions marketplace, while highly fragmented, is very competitive and many of our competitors are more established and have greater resources. We expect that competition will intensify in the future. Some of these competitors also have greater market presence, marketing capabilities, technological and personnel resources than the Company. As compared with our company therefore, such competitors may:

●	develop and expand their infrastructure and service/product offerings more efficiently or more quickly;
●	adapt more swiftly to new or emerging technologies and changes in client requirements;
●	take advantage of acquisition and other opportunities more effectively;
●	devote greater resources to the marketing and sale of their products and services; and
●	leverage more effectively existing relationships with customers and strategic partners or exploit better recognized brand names to market and sell their services.

These current and prospective competitors include:

●	other wireless mobile solutions companies such as CDW, Peak Ryzex, Stratix, Denali Advanced Integration, Optical Fushion, Barcoding Inc., and Quest Solution (OTCBB: OMNIQ);
●	in certain areas our existing hardware suppliers, in particular Zebra Technologies / Motorola Solutions but also Intermec and others; and
●	the in-house IT departments of many of our customers.

A significant portion of our revenue is dependent upon a small number of customers, and the loss of any one or more of these customers would negatively impact our results of operations. We had two customers who, together, represented 35% of the Company’s revenue for the year ended December 31, 2019. Our top three customers accounted for approximately 67% of consolidated net revenues during the three months ended March 31, 2020.

Customer mix shifts significantly from year to year, but a concentration of the business with a few large customers is typical in any given year.  A decline in our revenues could occur if a customer which has been a significant factor in one financial reporting period gives us significantly less business in the following period. Any one of our customers could reduce their orders for our products and services in favor of a more competitive price or different product at any time. The loss of a significant customer could have a material adverse impact on our Company.

Our contracts with these customers and our other customers do not include any specific purchase requirements or other requirements outside of the normal course of business. The majority of our customer contracts are on an annual basis for service support while on a purchase order basis for hardware purchases. Typical hardware sales are submitted on an estimated order basis with subsequent follow on orders for specific quantities. These sales are ultimately subject to the time that the units are installed at all of the customer locations as per their requirements. Termination provisions are generally standard clauses based upon non-performance. General industry standards for contracts provide ordinary terms and conditions, while actual work and performance aspects are usually dictated by a Statement of Work which outlines what is being ordered, product specifications, delivery, installation and pricing.

If wireless carriers were to terminate or materially reduce their business relationships with us, our operating results would be materially harmed. We have established key wireless carrier relationships with Sprint, T-Mobile and Verizon. We have an informal arrangement with these carriers pursuant to which they provide us referrals of end users interested in field mobility solutions, and we, in turn, provide solutions which require cellular data networks. We do not have any binding agreements with these carriers. If these carriers were to terminate or materially reduce, for any reason, their business relationships with us, our operating results would be materially harmed.

Use of third-party suppliers and service providers could adversely affect our product quality, delivery schedules or customer satisfaction, any of which could have an adverse effect on our financial results. In particular, we rely heavily on a number of privileged vendor relationships as a value added reseller (“VAR”) for the Motorola Solutions Partner Pinnacle Club program, a manufacturer of bar code scanners and portable data terminals; as an Honors Solutions Provider for Intermec, a manufacturer of bar code scanners and terminals; as a Premier Partner with Zebra, a printer manufacturer, and O’Neil, the leading provider of ‘ruggedized’ handheld mobile printers. The loss of VAR status with any of these manufacturers could have a substantial adverse effect on our business. Our ability to meet financial objectives depends on our ability to timely obtain an adequate delivery of hardware as well as services from our vendors.  Certain supplies are available from a single source or limited sources for which we may be unable to provide suitable alternatives in a timely manner.  In addition, we may experience increases in vendor prices that could have a negative impact on our business.  Credit constraints by our vendors could cause us to accelerate payables by us, impacting our cash flow.  Any unanticipated expense, or disruption in our business or operations relating a limited number of suppliers could adversely affect our business, financial condition and results of operations.

Growth of and changes in our revenues and profits depend on the customer, product and geographic mix of our sales. Fluctuations in our sales mix could have an adverse impact on or increase the volatility of our revenues, gross margins and profits. Sales of our products to large enterprises tend to have lower prices and gross margins than sales to smaller firms. In addition, our gross margins vary depending on the product or service delivered. Growth in our revenues and gross margins therefore depends on the customer, product and geographic mix of our sales. If we are unable to execute a sales strategy that results in a favorable sales mix, our revenues, gross margins and earnings may decline. Further, changes in the mix of our sales from quarter-to-quarter or year-to-year may make our revenues, gross margins and earnings more volatile and difficult to predict.

Our sales cycles can be long, unpredictable and require considerable time and expense, which may cause our operating results to fluctuate. Our sales cycle, which is the time between initial contact with a potential customer and the ultimate sale, is often lengthy and unpredictable. Some of our potential customers may already have partial managed mobility solutions in place under fixed-term contracts, which may limit their ability to commit to purchase our solution in a timely fashion. In addition, our potential customers typically undertake a significant evaluation process that can last up to a year or more, and which requires us to expend substantial time, effort and money educating them about the capabilities of our offerings and the potential cost savings they can bring to an organization. Furthermore, the purchase of our products and services may require coordination and agreement across many departments within a potential customer’s organization, which further contributes to our lengthy sales cycle. As a result, we have limited ability to forecast the timing and size of specific sales. Any delay in completing, or failure to complete, sales in a particular quarter or year could harm our business and could cause our operating results to vary significantly.

Our revolving line-of-credit agreement and our loan agreements may limit our flexibility in managing our business, and defaults of any financial and non-financial covenants in these agreements could adversely affect us. Our revolving-line-of-credit agreement as well as our term loan impose operating restrictions on us in the form of financial and non-financial covenants. These restrictions limit the manner in which we can conduct our business and may restrict us from engaging in favorable business opportunities. In addition, these restrictions limit our ability, among other things, to incur further debt, make future acquisitions and other investments, restrict making certain payments such as dividend payments, and restrict disposition of assets.

Our indebtedness may adversely affect our cash flow and our ability to operate our business. As of June 30, 2020, we had $2.8 million of total debt outstanding including promissory notes we issued in 2018 and availability under a line of credit of approximately $6.6 million. The line of credit expires in September 2020. Our level of indebtedness relative to stockholders’ equity could have important consequences to you, including with respect to our ability to declare and pay a dividend, and significant effects on our business, including the following:

●	we must use a substantial portion of our cash flow from operations to pay interest on our debt obligations, which will reduce the funds available to use for operations and other purposes including our other financial obligations;
●	certain of our debt obligations are secured by significant Company assets;
●	our ability to obtain additional financing for working capital, capital expenditures, strategic acquisitions or general corporate purposes may be impaired;
●	we could be at a competitive disadvantage compared to our competitors that may have proportionately less debt;
●	our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited;
●	our ability to fund a change of control offer may be limited; and
●	we may be more vulnerable to economic downturns and adverse developments in our business.

We expect to obtain the funds to pay our day to day expenses and to repay our indebtedness primarily from our operations. Our ability to meet our expenses and make these payments therefore depends on our future performance, which will be affected by financial, business, economic and other factors, many of which we cannot control. Our business may not generate sufficient cash flow from operations in the future, and our currently anticipated growth in sales and cash flow may not be realized, either or both of which could result in our being unable to repay indebtedness, including the notes, or to fund other liquidity needs. If we do not have enough funds, we may be in breach our debt covenants and/or be required to refinance all or part of our then existing debt, sell assets or borrow more funds, which we may not be able to accomplish on terms favorable to us, or at all. In addition, the terms of existing or future debt agreements may restrict us from pursuing any of these alternatives.

Our sales and profitability may be affected by changes in economic, business or industry conditions. If the economic climate in the U.S. or abroad further deteriorates as a result of COVID-19 or otherwise, customers or potential customers could reduce or delay their technology investments. Reduced or delayed technology investments could decrease our sales and profitability. In this environment, our customers may experience financial difficulty, cease operations and fail to budget or reduce budgets for the purchase of our products and professional services. This may lead to longer sales cycles, delays in purchase decisions, payment and collection, and can also result in downward price pressures, causing our sales and profitability to decline. In addition, general economic uncertainty and volatility, and general declines in capital spending in the information technology sector make it difficult to predict changes in the purchasing requirements of our customers and the markets we serve. There are many other factors which could affect our business, including:

●	the introduction and market acceptance of new technologies, products and services;
●	new competitors and new forms of competition;
●	the size and timing of customer orders;
●	the size and timing of capital expenditures by our customers;
●	adverse changes in the credit quality of our customers and suppliers;
●	changes in the pricing policies of, or the introduction of, new products and services by us or our competitors;
●	changes in the terms of our contracts with our customers or suppliers;
●	the availability of products from our suppliers; and
●	variations in product costs and the mix of products sold.

These trends and factors could adversely affect our business, profitability and financial condition and diminish our ability to achieve our strategic objectives.

We may be unable to protect our proprietary software and methodology. Our success depends, in part, upon our proprietary software, methodology and other intellectual property rights. We rely upon a combination of trade secrets, nondisclosure and other contractual arrangements, and copyright and trademark laws to protect our proprietary rights. We generally enter into nondisclosure and confidentiality agreements with our employees, partners, consultants, independent sales agents and customers, and limit access to and distribution of our proprietary information. We cannot be certain that the steps we take in this regard will be adequate to deter misappropriation of our proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. We have attempted to put in place certain safeguards in our policies and procedures to protect intellectual property developed by employees. Our policies and procedures stipulate that intellectual property created by employees and its consultants remain our property. If we are unable to protect our proprietary software and methodology, the value of our business may decrease, and we may face increased competition.

We have not sought to protect our proprietary knowledge through patents and, as a result, our sales and profitability could be adversely affected to the extent that competing products/services were to capture a significant portion of our target markets. We have generally not sought patent protection for our products and services, relying instead on our technical know-how and ability to design solutions tailored to our customers’ needs. Our sales and profitability could be adversely affected to the extent that competing products/services were to capture a significant portion of our target markets. To remain competitive, we must continually improve our existing personnel skill sets and capabilities and the provision of the services related thereto. Our success will also depend, in part, on management’s ability to recognize new technologies and services and make arrangements to license in or acquire such technologies so as to always be at the leading edge.

Assertions by a third party that our software products or technology infringes its intellectual property, whether or not correct, could subject us to costly and time-consuming litigation or expensive licenses. Although we believe that our services and products do not infringe on the intellectual property rights of others, infringement claims may be asserted against us in the future. There is frequent litigation in the communications and technology industries based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition, the possibility of intellectual property rights claims against us may increase. These claims, whether or not successful, could:

●	divert management’s attention;
●	in costly and time-consuming litigation;
●	require us to enter into royalty or licensing agreements, which may not be available on acceptable terms, or at all; or
●	require us to redesign our software products to avoid infringement.

As a result, any third-party intellectual property claims against us could increase our expenses and impair our business. In addition, although we have licensed proprietary technology, we cannot be certain that the owners’ rights in such technology will not be challenged, invalidated or circumvented. Furthermore, many of our customer agreements require us to indemnify our customers for certain third-party intellectual property infringement claims, which could increase our costs as a result of defending such claims and may require that we pay damages if there were an adverse ruling related to any such claims. These types of claims could harm our relationships with our customers, may deter future customers from purchasing our software products or could expose us to litigation for these claims. Even if we are not a party to any litigation between a customer and a third party, an adverse outcome in any such litigation could make it more difficult for us to defend our intellectual property in any subsequent litigation in which we are a named party.

Future business combinations and acquisition transactions, if any, as well as recently closed business combinations and acquisition transactions, may not succeed in generating the intended benefits and may adversely affect our business. Part of our growth strategy is to evaluate strategic acquisitions or relationships from time to time. The inability of our management to successfully integrate acquired businesses or technologies, and any related diversion of management’s attention, could have a material adverse effect on our business, operating results and financial condition.

Business combinations and other acquisition transactions may have a direct adverse effect on our financial condition, results of operations, liquidity or stock price. To complete acquisitions or other business combinations, we may have to use cash, issue new equity securities with dilutive effects on existing stockholders, take on new debt, assume contingent liabilities or amortize assets or expenses in a manner that might have a material adverse effect on our balance sheet, results of operations or liquidity. We are required to record business combination-related costs and other items as current period expenses, which would have the effect of reducing our reported earnings in the period in which an acquisition is consummated. These and other potential negative effects of an acquisition transaction could prevent us from realizing the benefits of such transaction and have a material adverse impact on our stock price, financial condition, results of operations and liquidity.

We must effectively manage the structure and size of our operations, or our company will suffer. Our ability to successfully implement our business plan requires an effective planning and management process. If funding is available, we intend to increase the scope of our operations and acquire complementary businesses. Implementing our business plan will require significant additional funding and resources. If we grow our operations, we will need to hire additional employees and make significant capital investments. If we grow our operations, it will place a significant strain on our existing management and resources. If we grow, we will need to improve our financial and managerial controls and reporting systems and procedures, and we will need to expand, train and manage our workforce. If we need to reduce the size of our infrastructure, we need to do it swiftly. Any failure to manage any of the foregoing areas efficiently and effectively would cause our business to suffer.

We are heavily dependent on our senior management, and a loss of a member of our senior management team could cause our stock price to suffer. If we lose members of our senior management, we may not be able to find appropriate replacements on a timely basis, and our business and value of our common stock could be adversely affected. Our existing operations and continued future development depend to a significant extent upon the performance and active participation of certain key individuals, including our Chief Executive Officer, the person performing the function of our Chief Financial Officer, Senior Vice Presidents and certain other senior management individuals. We cannot guarantee that we will be successful in retaining the services of these or other key personnel. If we were to lose any of these individuals, we may not be able to find appropriate replacements on a timely basis and our financial condition and results of operations could be materially adversely affected.

We are increasingly dependent on information technology systems and infrastructure (cybersecurity). We increasingly rely upon technology systems and infrastructure. Our technology systems are potentially vulnerable to breakdown or other interruption by fire, power loss, system malfunction, unauthorized access and other events such as computer hackings, cyber-attacks, computer viruses, worms or other destructive or disruptive software. Likewise, data privacy breaches by employees and others with permitted access to our systems may pose a risk that sensitive data may be exposed to unauthorized persons or to the public. While we have invested heavily in the protection of data and information technology and in related training, there can be no assurance that our efforts will prevent significant breakdowns, breaches in our systems or other cyber incidents that could have a material adverse effect upon our reputation, business, operations or financial condition of the company. In addition, significant implementation issues may arise as we continue to consolidate and outsource certain computer operations and application support activities.

If our goodwill or amortizable intangible assets become impaired, we may be required to record a significant charge to earnings. We review our goodwill and amortizable intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be evaluated for impairment at least annually. Factors that may be considered a change in circumstances indicating that the carrying value of our goodwill or amortizable intangible assets may not be recoverable include a decline in stock price and market capitalization, decrease in estimated future cash flows, and slower growth rates in our industry. We may be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill or amortizable intangible assets is determined, resulting in a material adverse impact on our results of operations.

Our inability to hire, train and retain qualified employees could cause our financial condition to suffer. The success of our business is highly dependent upon our ability to hire, train and retain qualified employees. We face competition from other employers for people, and the availability of qualified people is limited. We must offer a competitive employment package in order to hire and retain employees, and any increase in competition for people may require us to increase wages or benefits in order to maintain a sufficient work force, resulting in higher operation costs. Additionally, we must successfully train our employees in order to provide high quality services. In the event of high turnover or shortage of people, we may experience difficulty in providing consistent high-quality services. These factors could adversely affect our results of operations.

Our application for the PPP Loan could in the future be determined to have been impermissible or could result in damage to our reputation.

In April and May 2020, we received loans (collectively, the “PPP Loan”), which were granted pursuant to the Paycheck Protection Program of the Coronavirus Aid Relief and Economic Security Act (the “CARES Act”). At the time we applied for the loans, we believed the Company qualified to receive the funds pursuant to the Paycheck Protection Program. A portion of the PPP Loan may be forgiven, as the proceeds were used for payroll costs, rent and utilities. In applying for the PPP Loan, we were required to certify, among other things, that the current economic uncertainty made the PPP Loan necessary to support our ongoing operations. We made this certification in good faith after analyzing, among other things, our financial situation and access to alternative forms of capital, and believe that we satisfied all eligibility criteria for the PPP Loan, and that our receipt of the PPP Loan is consistent with the broad objectives of the Paycheck Protection Program of the CARES Act. The certification described above does not contain any objective criteria and is subject to interpretation. On April 23, 2020, the SBA issued guidance stating that it is unlikely that a public company with substantial market value and access to capital markets will be able to make the required certification in good faith. The lack of clarity regarding loan eligibility under the Paycheck Protection Program has resulted in significant media coverage and controversy with respect to public companies applying for and receiving loans. If, despite our good-faith belief at the time of our application that we satisfied all eligibility requirements for the PPP Loan, we are later determined to have violated any of the laws or governmental regulations that apply to us in connection with the PPP Loan, such as the False Claims Act, or it is otherwise determined that we were ineligible to receive the PPP Loan, we may be subject to civil, criminal and administrative penalties. In addition, receipt of a PPP Loan may result in adverse publicity and damage to reputation, and a review or audit by the SBA or other government entity or claims under the False Claims Act could consume significant financial and management resources. Any of these events could have a material adverse effect on our business, results of operations and financial condition.

RISKS RELATING TO OUR SECURITIES AND THIS OFFERING

There has been a limited trading market for our common stock. Currently, our common stock is available for quotation on the OTC Pink Market under the symbol “DPSI.” We may attempt to cause our common stock to be quoted on the OTCQB Venture Market (or later a national stock exchange), however, each of the OTC Pink Market and the OTCQB Venture Market is generally understood to be a less active, and therefore less liquid, trading market than a national securities exchange. We cannot predict whether an active market for our common stock will ever develop in the future. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other companies or technologies by using common stock as consideration.

The market price for our common stock may be volatile, and your investment in our common stock could decline in value. The market price of our common stock could fluctuate significantly in response to various factors and events, including:

●	the lack of an established trading market for our common stock;
●	our ability to integrate operations, technology, products and services;
●	our ability to execute the Company’s business plan;
●	operating results below expectations;
●	our issuance of additional securities, including debt or equity or a combination thereof, which may be necessary to fund our operating expenses;
●	announcements of technological innovations or new products by us or our competitors;
●	the loss of any strategic relationship;
●	economic and other external factors;
●	period-to-period fluctuations in our financial results; and
●	whether an active trading market in the capital stock develops and is maintained.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

In the past, securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Whether or not meritorious, litigation brought against us could result in substantial costs and a diversion of management’s attention and resources, which could adversely affect our business, operating results and financial condition.

We expect that our quarterly results of operations will fluctuate, and this fluctuation could cause our stock price to decline. Our quarterly operating results are likely to fluctuate in the future. These fluctuations could cause our stock price to decline. The nature of our business involves variable factors which could cause our operating results to fluctuate.

Due to the possibility of fluctuations in our revenues and expenses, we believe that quarter-to-quarter comparisons of our operating results at times are not a good indication of our future performance.

If we or our existing stockholders sell a substantial number of shares of our common stock in the public market, including as part of this offering, our stock price may decline even if our business is doing well. Sales of a substantial number of shares of our common stock in the public market, including pursuant to this offering, or the perception in the market that the holders of a large number of shares intend to sell shares (particularly with respect to our affiliates, directors, executive officers or other insiders), could depress the market price of our common stock and could impair our future ability to obtain capital, especially through an offering of equity securities. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares.

In the future, we may issue additional shares to our employees, directors or consultants, under our equity compensation plan, in connection with corporate alliances or acquisitions, or to raise capital. Due to these factors, sales of a substantial number of shares of our common stock in the public market could occur at any time.

Our common stock is subject to the “penny stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock. The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

●	that a broker or dealer approve a person’s account for transactions in penny stocks; and
●	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

●	obtain financial information and investment experience objectives of the person; and
●	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

●	sets forth the basis on which the broker or dealer made the suitability determination; and
●	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock. In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Although we may seek to list our common stock on a national securities exchange, there is no assurance that our common stock will ever be listed on a national securities exchange. While we may explore attempting to list our common stock on a national securities exchange, we cannot ensure that we will be able to satisfy the listing standards or that our common stock will be accepted for listing on any such exchange. Should we fail to satisfy the initial listing standards of such exchanges, or our common stock are otherwise rejected for listing, our common stock will continue to trade on the OTC Pink Market (or, potentially the OTCQB Venture Market), in which event the trading price of our common stock could suffer, the trading market for our common stock may be less liquid, and our common stock price may be subject to increased volatility.

Even if our common stock is later accepted for listing on a national securities exchange upon our satisfaction of the exchange’s initial listing criteria, there can be no assurance that an active trading market for our common stock will develop or be sustained, and the exchange may subsequently delist our common stock if we fail to comply with ongoing listing standards. In the event we are able to list our common stock on a national securities exchange upon our satisfaction of the exchange’s initial listing criteria, the exchange will require us to meet certain financial, public float, bid price and liquidity standards on an ongoing basis in order to continue the listing of our common stock. In addition to specific listing and maintenance standards, we expect any national securities exchange on which our common stock may become listed will have broad discretionary authority over the initial and continued listing of securities, which it could exercise with respect to the listing of our common stock.

If we fail to meet these continued listing requirements, our common stock may be subject to delisting. If our common stock is delisted and we are not able to list our common stock on another national securities exchange, we expect our securities would be quoted on an over-the-counter market; However, if this were to occur, our stockholders could face significant material adverse consequences, including limited availability of market quotations for our common stock and reduced liquidity for the trading of our securities. In addition, in the event of such delisting, we could experience a decreased ability to issue additional securities and obtain additional financing in the future.

Further, even if our common stock is ever listed on a national securities exchange, there can be no assurance that an active trading market for our common stock will develop or be sustained after our initial listing.

If securities analysts do not publish research or publish unfavorable research about our business, our stock price and trading volume could decline. The trading market for a company’s common stock often is based in part on the research and reports that securities and industry analysts publish about the company. We are not currently aware of any well-known analysts that are covering our common stock, and without analyst coverage it could be hard to generate interest in investments in our common stock. Furthermore, if analyst coverage does develop, and an analyst downgrades our stock or publishes unfavorable research about our business, or if our clinical trials or operating results fail to meet the analysts’ expectations, our stock price would likely decline.

We do not anticipate paying dividends on our common stock. We have never declared or paid cash dividends on our common stock and do not expect to do so in the foreseeable future. The declaration of dividends is subject to the discretion of our board of directors and will depend on various factors, including our operating results, financial condition, future prospects, covenants in documents governing our debt obligations and any other factors deemed relevant by our board of directors. You should not rely on an investment in our company if you require dividend income from your investment in our company. The success of your investment will likely depend entirely upon any future appreciation of the market price of our common stock, which is uncertain and unpredictable. There is no guarantee that our common stock will appreciate in value.

Anti-takeover provisions in our charter documents and Delaware law, could discourage, delay, or prevent a change in control of our company and may affect the trading price of our common stock.

We are a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law may discourage, delay, or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders.

Our Amended and Restated Certificate of Incorporation (the “Charter”), and our Amended and Restated Bylaws (the “Bylaws”) may discourage, delay, or prevent a change in our management or control over us that stockholders may consider favorable. Our Charter and Bylaws:

●	provide that vacancies on our board of directors, including newly created directorships, may be filled only by a majority vote of directors then in office;
●	do not provide stockholders with the ability to cumulate their votes; and
●	require advance notification of stockholder nominations and proposals.

In addition, our Charter permits the Board to issue up to 10 million shares of preferred stock with such powers, rights, terms and conditions as may be designated by the Board upon the issuance of shares of preferred stock at one or more times in the future. Specifically, the Charter permits the Board to approve the future issuance of all or any shares of the preferred stock in one or more series, to determine the number of shares constituting any series and to determine any voting powers, conversion rights, dividend rights, and other designations, preferences, limitations, restrictions and rights relating to such shares without any further authorization by our stockholders. The Board’s power to issue preferred stock could have the effect of delaying, deterring or preventing a transaction or a change in control of our company that might otherwise be in the best interest of our stockholders.

Special Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements that are based on management’s beliefs and assumptions and on information currently available to management. Some of the statements in the section captioned “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and elsewhere in this prospectus contain forward-looking statements. In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expects,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of these terms or other comparable expressions that convey uncertainty of future events or outcomes, although not all forward-looking statements contain these terms.

These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Forward-looking statements in this prospectus include, but are not limited to, statements about:

●	our plans to obtain funding for our current and proposed operations;
●	the ultimate impact of the COVID-19 pandemic, or any other health epidemic, on our business, our clientele or the global economy as a whole;
●	debt obligations of the Company;
●	our general history of operating losses;
●	our ability to compete with companies producing products and services;
●	the scope of protection we are able to establish and maintain for intellectual property rights covering our products and technology;
●	the accuracy of our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;
●	our ability to develop and maintain our corporate infrastructure, including our internal controls;
●	our ability to develop innovative new products; and
●	our financial performance.

In addition, you should refer to the “Risk Factors” section of this prospectus for a discussion of other important factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

 In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus forms a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

Description of Capital Stock

This section summarizes our authorized and outstanding securities and certain of the provisions of our Certificate of Incorporation and our Bylaws.

General

The Company’s authorized capital stock consists of 60,000,000 shares of capital stock, par value $0.001 per share, of which 50,000,000 shares are common stock, par value $0.001 per share and 10,000,000 shares are preferred stock, par value $0.001 per share. As of August 13, 2020, the Company had 13,576,223 shares of common stock outstanding held by approximately 330 stockholders of record, and no shares of preferred stock outstanding.

On July 23, 2020, our board of directors unanimously approved, and recommended that our stockholders approve, a potential amendment to our Certificate of Incorporation that will give our board the discretion, until June 30, 2021, to effect a reverse split of our common stock whereby each outstanding 3 or 4 shares may be combined, converted and changed into one share of our common stock, with the final ratio (if any) as may be determined by and subject to final approval of our board (the “Reverse Stock Split Charter Amendment”). The consenting stockholders likewise have approved the Reverse Stock Split Charter Amendment by written consent in August 2020.

Pursuant to the authority provided by the consenting stockholders, our Board will have the sole discretion, until June 30, 2021, to elect whether to effect the reverse stock split and, if so, the number of shares— between 3 and 4—of our common stock which will be combined into one share of our common stock. If the board determines to effect one of the alternative Reverse Stock Split Charter Amendment, the Certificate of Incorporation would be amended accordingly.

If the board elects to effect the reverse stock split, the number of issued and outstanding shares of our common stock would be reduced in accordance with a reverse split ratio selected by the board from among the approved ratios described above. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of outstanding common stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split. The Reverse Stock Split Charter Amendment would not change the number of authorized shares of our common stock.

Common Stock

The holders of our common stock (i) have equal ratable rights to dividends from funds legally available, therefore, when, as and if declared by our Board; (ii) are entitled to share in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Preferred Stock

The Company has authorized 10,000,000 shares of preferred stock. There is no preferred stock outstanding. Our Board may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying, deterring or preventing a change in control. Such issuance could have the effect of decreasing the market price of the common stock. We currently have no plans to issue any shares of preferred stock.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights.

Dividends

We have not paid any cash dividends to stockholders.  The declaration of any future cash dividend will be at the discretion of our Board and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, restrictive covenants in our loan documents, and other pertinent conditions.  Currently, our credit agreement with Pacific Western Business Finance prohibits us from, among other things, paying dividends without the lender’s prior consent. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Securities Authorized for Issuance under Equity Compensation Plans

As of the date of this prospectus, we had issued (or committed to issue) an aggregate of 967,882 options to purchase shares of our common stock pursuant to the Amended 2014 Equity Incentive Plan (the “2014 Plan”). 232,118 shares of our common stock remain available for future grant or issuance under the 2014 Plan.

In September 2016, the Company amended the 2014 Plan to increase the number the shares of Common Stock reserved under the 2014 Plan to 1,200,000 shares. In August 2020, our stockholders approved an amendment to the 2014 that served to increase the number of shares of Common Stock reserved under the 2014 Plan to 2,200,000 shares.

Under the 2014 Plan, common stock incentives may be granted to officers, employees, directors, consultants, and advisors (and prospective directors, officers, managers, employees, consultants and advisors) of the Company and its affiliates can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may (but need not) be measured by reference to the value of the Company’s common stock.

The 2014 Plan permits the Company to provide equity-based compensation in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock and other stock bonus awards and performance compensation awards.

The 2014 Plan is administered by the Board of Directors, or a committee appointed by the Board of Directors, which determines recipients and the number of shares subject to the awards, the exercise price and the vesting schedule.  The term of stock options granted under the 2014 Plan cannot exceed ten years.  Options shall not have an exercise price less than 100% of the fair market value of the Company’s common stock on the grant date, and generally vest over a period of five years.  If the individual possesses more than 10% of the combined voting power of all classes of stock of the Company, the exercise price shall not be less than 110% of the fair market of a share of common stock on the date of grant.

Registration Rights

In connection with a private placement conducted in 2016 and also in connection with two separate private placements conducted by the Company in 2018 the Company agreed to provide the investors piggyback registration rights. Subject to certain exceptions, limitations and requirements, if the Company proposes to register shares of its common stock under the Securities Act, it agreed to provide investors in those offerings the opportunity to have the shares of Company common stock purchased in the applicable offering the opportunity to be included in that registration statement.

In addition, in connection with the private placement of convertible promissory notes conducted in 2016, commencing on the third anniversary date of that offering investors holding a majority of the shares of our Common Stock acquired upon conversion of the promissory notes are entitled to one demand right for the registration on Form S-1 of all of the shares of Common Stock acquired upon conversion of those promissory notes. The registration rights are subject to certain limitations and requirements. To date, no stockholders have exercised any this demand registration right.

Listing

Our common stock is currently quoted on the OTC Pink Market under the symbol “DPSI.” Previously, the Company’s common stock was quoted on the OTCQB, however, in January 2016, we elected to file a Form 15 with the SEC and terminated the registration of our Common Stock under the Exchange Act. The Company anticipates that its Common Stock will resume being quoted on the OTCQB and in the future may seek to list its Common Stock on a national securities exchange We cannot guarantee that our Common Stock will resume being quoted on the OTCQB, or that we will eventually be successful in listing our Common Stock on a national securities exchange in any particular time frame or at all and no assurance can be given that our application will be approved.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Continental Stock Transfer & Trust Co. The transfer agent and registrar’s address is 1 State Street, 30th Floor, New York, NY 10004.

Use of Proceeds

We will not receive any proceeds from the sale of common stock by the Selling Stockholders. All of the net proceeds from the sale of our common stock will go to the selling security holders as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution.” We have agreed to bear the expenses relating to the registration of the common stock for the Selling Stockholders.

DILUTION

The Shares to be sold by the Selling Stockholders is Common Stock that is currently issued and outstanding or is underlying warrants previously issued by the Company. Accordingly, there will be no additional dilution to our existing stockholders.

SELLING SECURITY HOLDERS

The Common Stock being offered for resale by the Selling Stockholders consist of 14,240,269, consisting of shares of Common Stock issued shares of Common Stock issued in 2016 upon conversion of then outstanding promissory notes and preferred stock and shares issued in 2016 in satisfaction of other prior Company obligations (such as amounts then owed to affiliates and for other services rendered); shares of Common Stock issued in a private placement in June 2018, shares of Common Stock issued in a private placement in October 2018 and 700,000 shares issued to an affiliate in March 2019. In addition, the Shares include a total of 1,147,547 shares of Common Stock underlying warrants originally issued by the Company in March 2016, June 2018 and October 2018.

The following table sets forth the name of the selling security holders, the number of shares of common stock beneficially owned by each of the Selling Stockholders as of August 13, 2020 and the number of shares of common stock being offered by the Selling Stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the Selling Stockholders may offer all or part of the shares for resale from time to time. However, the Selling Stockholders are under no obligation to sell all or any portion of such shares nor are the Selling Stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the Selling Stockholders.

Name of Selling Shareholder	Shares of Common Stock Beneficially Owned Before the Offering (1)	Maximum Number of Shares to be Offered	Number of Shares Beneficially Owned After the Offering (2)	Percentage of Ownership After the Offering
Albert J Esposito Tuw Fbo Margaret Esposito Susan E Thorstenn Ttee	41,764	41,764	—	*
Aldo Kokot And Mary Kokot Jtwros	5,304	5,304	—	*
Alexis J Bruce	4,978	4,978	—	*
Allan F Shapiro	3,457	3,457	—	*
Allison Bibicoff	63,813	63,813	—	*
Allyson M Defreitas Burnett Trust Uad 05/03/94 Allyson M Defreitas Burnett & Philip L Burnett Ttees	1,381	1,381	—	*
Anders C Allen Residuary Trust U/A Susan M Allen Uad 4/29/08 Robert W Allen Trustee	1,170	1,170	—	*
Andrew K Light	286,205	286,205	—	*

Andrew M Schatz & Barbara F Wolf Jt Wros	19,701		18,557		1,144	*
Angus Bruce Lauralee Bruce Jt Wros	28,131		28,131		—	*
Ann B Oldfather	117,500		117,500		—	*
Anna Kathleen Senyard	691		691		—	*
Annetta M Nuttall	689		689		—	*
Arnold Income Fund LP	16,907		16,907		—	*
Arnold Ventures Fund LP	28,180		28,180		—	*
Arthur H Finnel Living Trust Uad 01/10/13 Arthur H Finnel & Elsa V Finnel Ttees	689		689		—	*
Ashok Kumar Narang	124,269		124,269		—	*
Austin Brown	3,457		3,457		—	*
Barktones LLC	416,665		416,665		—	*
Berit M Allen Residuary Trust U/A Susan M Allen Uad 4/29/08 Robert W Allen Trustee	1,170		1,170		—	*
Big Red Investments Partnership Ltd	68,324		68,324		—	*
Bob M Chaiken & Laurie Lavalle-Chaiken	11		11		—	*
Brigitte Ferrada-Stetson	53,286		53,286		—	*
Broms Financial LLC	49,573		49,573		—	*
Bruce Newell	2,763		2,763		—	*
Bryan E Moss	3,457		3,457		—	*
C Mark Casey	7,375		7,375		—	*
Carol Francis	1,153		1,153		—	*
Charles Brand & Peggy A Brand	222,832		222,832		—	*
Christopher C Schreiber	5,000	(8)	5,000	(8)	—	*
Cibreo LLC	20,000		20,000		—	*
Craig Adelman	17,032		17,032		—	*
David A Random	147,466		147,466		—	*
David Frank Rios & Margaret Jo Rios 1999 Trust Dtd 6/22/99	23,861		23,861		—	*
David J Larkworthy Tod	11,929		11,929		—	*
David J Moulder	18,790		18,790		—	*
David L Allen	53,040		53,040		—	*
David M Rifkin	3,943		3,943		—	*
Dawn R Hagen	5,831		5,831		—	*
Denis Mcevoy Tod Dtd 3/19/2013	46,305	(8)	46,305	(8)	—	*
Donald B Mcculloch Trust Dtd 3/16/77 Donald B & Jacqueline M Mcculloch Co-Ttee	6,097		6,097		—	*
Donata Random	37,000		37,000		—	*
Donna Kennedy	1,153		1,153		—	*
Douglas A Friedrich Revocable Trust Uad 09/17/04 Douglas A Friedrich Ttee	30,000		30,000		—	*
Douglas E Hailey	103,525	(8)	103,525	(8)	—	*
Edward J Cook	139,996		139,996		—	*
Edward J Hart	13,830		13,830		—	*
Eugene T Szczepanski Amended & Restated Irevoc Trust Uad 5/4/04 Joseph E Szczepanski Trustee	36,827		36,827		—	*
Frances Deluca Revocable Living Trust Dtd 10/9/01 Fbo Ronald Deluca Robert Deluca & Antoinette Porco Ttees	7,214		7,214		—	*
Friedland Trust Uad 12/13/07 Stephen Freidland & Linda Friedland Ttees	13,371		13,371		—	*
Fuse Capital LLC	7,000		7,000		—	*
Gary A. Hafner And Leeann Hafner Jt Ten	4,147		4,147		—	*
Gary Arnold And Patricia Arnold Ten Com	49,573		49,573		—	*
Gary Kurnov Lauren Mazer Jt Ten	2,071		2,071		—	*
Gary L Gray	47		47		—	*
Gerald I Rosenfeld Pc Profit Sharing Trust Gerald I Rosenfeld Tr	1,381		1,381		—	*

Gilda Gaertner	9,350	(8)	9,350	(8)	—	*
Glenn R Hubbard	232,329		232,329		—	*
Gst Exempt Marital Trust Ua Susan M Allen Uad 4/29/08 Robert W Allen Trustee	21		21		—	*
H. Philip Howe Trust Uad 11/15/02 H Philip Howe Ttee	53,040		53,040		—	*
Harvey Bibicoff & Jacqueline Bibicoff Ttees Of The Bibicoff Family Trust Dtd	147,194		147,194		—	*
Heidi M Smith	24,418		24,418		—	*
Herb B Grimes	14,755		14,755		—	*
Hillson Partners LP	31,121		31,121		—	*
Holly Lee Loebel	1,321		1,321		—	*
Hope A. Taglich First Party Supplemental Needs Trust Uad 8/23/17 Michael Taglich Trustee (3)	12,679		12,679		—	*
Howard Halpern	1,850	(8)	1,850	(8)	—	*
Howard Kalka & Susan Kalka	116,461		116,461		—	*
Ivanka Marie Kokot	1,381		1,381		—	*
Jaden James Foutch Trust Uad 10/17/08 Heather A Busby Trustee	691		691		—	*
James B Deutsch & Deborah M Deutsch Jtwros	16,625		16,625		—	*
James Besselman & Susan Besselman	1,381		1,381		—	*
James Desocio	14,627		14,627		—	*
James E Puerner	2,763		2,763		—	*
James Ronald Foutch Jr	691		691		—	*
James Tadych & Patricia Tadych Rev Tr Uad 09/23/93 James & Patricia Tadych Ttees	276,687		276,687		—	*
Janet Sau-Han Ho	44,220		44,220		—	*
Jeffrey G Hipp & Mary Ann Hipp	24,673		24,673		—	*
Jeffrey L Sadar	63,371		63,371		—	*
Jeffrey R Williams & Patricia A Williams Jtwros	1,587		1,587		—	*
Jennifer Dendekker	7,500	(8)	7,500	(8)	—	*
Jeremy Bond	28,000		28,000		—	*
Joan B Rifkin	2,938		2,938		—	*
John Berry Worthington & Mary Elizabeth Worthington	11,934		11,934		—	*
John Brannen	20,000		20,000		—	*
John C Guttilla & Peggy Guttilla Jtwros	30,000		30,000		—	*
John C Lipman	90,168		90,168		—	*
John H Edmondson	13,260		13,260		—	*
John J Resich Jr Ttee John J Resich Jr Ret Trust	38,028		38,028		—	*
John L Palazzola Revocable Trust Uad11/29/92 John L Palazzola Ttee	37,116		37,116		—	*
John Nobile Tod Dtd 3/21/06	9,450	(8)	9,450	(8)	—	*
John R Bertsch Trust Dtd 12/4/2004 John R Bertsch Ttee	279,591		279,591		—	*
John R Worthington Marital Trust Uad 01/10/18 Christine H Worthington Trustee	23,868		23,868		—	*
John S Tschohl Tod Dtd 03/15/06	1,381		1,381		—	*
John W Crow	61,929		61,929		—	*
John W Egan & Mary Sue Egan Jt Ten	527		527		—	*
John Wiencek	12,250		12,250		—	*
Jordan R Kort	20,000		20,000		—	*
Joseph A Ruggiero & Joann Ruggiero Jt Ten	70,262		70,262		—	*
Joseph Debellis	75,000		75,000		—	*
Josephine Edmondson Warfield	13,260		13,260		—	*
Joshua M Allen Residuary Trust U/A Susan M Allen Uad 04/29/08 Robert W Allen Trustee	1,170		1,170		—	*
Juan V Noble	9,450	(8)	9,450	(8)	—	*
Julie M Foutch	691		691		—	*

Junge Revocable Trust Uad 12/09/91 - Jeffrey Allen Junge Ttee Amd 07/09/19	377,960		377,960		—	*
Karl L Fisher	15,912		15,912		—	*
Kathryn I Chaney	2,071		2,071		—	*
Keith Liggett	2,071		2,071		—	*
Keith R Schroeder	57,187		57,187		—	*
Kenneth M Cleveland	10,608		10,608		—	*
Kenneth W Cleveland	42,195		42,195		—	*
Kent Phippen	9,792		9,792		—	*
Kevin Conroy	4,563		4,563		—	*
Kiefer Light	53,500		53,500		—	*
Kyle G Buchakjian	9,597		9,597		—	*
Larry S Kaplan Marla B Kaplan Jt/Wros	14,065		14,065		—	*
Larry V Lowrance	6,891		6,891		—	*
Laura Lehmuller	9,327		9,327		—	*
Laura Mackey	4		4		—	*
Lauro Living Trust Uad 10/30/19 John Lauro & Christine L Lauro Ttees	689		689		—	*
Lawrence Yelin	3,040		3,040		—	*
Legendcap Opportunity Fund	40,000		40,000		—	*
Leonard Schleicher	65,000	(8)	65,000	(8)	—	*
Leslie Bodenstein	3,500		3,500		—	*
Lighthouse Capital LLC	74,000		74,000		—	*
Linda Taglich	9,350	(8)	9,350	(8)	—	*
Louis And Judith Miller Family Trust Louis & Judith Miller Ttees	17,116		17,116		—	*
Louis G Selvaggio	10,608		10,608		—	*
Lucy C Edmondson	13,260		13,260		—	*
Margaret Esposito	41,764		41,764		—	*
Mark Bourque	26,097		26,097		—	*
Mark J Butler	3,457		3,457		—	*
Mark Vaughan Andrea Vaughan Jt Ten	18,557		18,557		—	*
Marvin J Loutsenhizer	21,321		21,321		—	*
Mary Kay Berg	1,153		1,153		—	*
Matthew A Keefer	13,786		13,786		—	*
Matthew Dejesus Taglich	10,608		10,608		—	*
Matthew G Kiernan Cheryl A Kiernan Jt Ten	25,000		25,000		—	*
Matthew R Bong	25,829		25,829		—	*
Maurice Solomon	73,253		73,253		—	*
Michael A Rutledge Tanya Rutledge Jt Ten	26,520		26,520		—	*
Michael Brunone	7,400	(8)	7,400	(8)	—	*
Michael Foster & Kathryn L Foster Jtwros Tod Dtd 01/06/04	40,000		40,000		—	*
Michael N Taglich (3)	1,161,466	(8)	1,117,194	(8)	44,272	*
Michael N Taglich & Claudia Taglich (3)	311,343		311,343		—	*
Michael N Taglich Keogh-Account (3)	280,311		280,311		—	*
Michael P Hagerty	61,442		61,442		—	*
Michael Taglich Cust Fbo Amanda Taglich Utma Ny Until Age 21 (3)	13,371		13,371		—	*
Michael Taglich Cust Fbo Stella Taglich Utma Ny Until Age 21 (3)	13,371		13,371		—	*
Michael Taglich Cust For Lucy Taglich Utma Ny Until Age 21 (3)	25,363		25,363		—	*
Mitchell Spearman	41,413		41,413		—	*
Monica Bertsch	13,000		13,000		—	*
Mordecai Bluth	1,321		1,321		—	*

Nancy C Hubbard	11,929		11,929		—	*
Nicholas R Toms	11,974		11,974		—	*
Nicholas R Toms & Caroline M Toms	9,109		9,109		—	*
Nicholas Taglich & Juliana Taglich Jt/Wros	80,770		80,120		650	*
Nina Lisa Bertsch	70,000		70,000		—	*
Norper Investments	29,165		29,165		—	*
Nutie Dowdle	224,390		224,390		—	*
Nuview Ira Fbo Francis Bissaillon Ira	53,040		53,040		—	*
Nuview Ira Fbo Gordon Johnson Ira	37,128		37,128		—	*
Nuview Ira Fbo John C Guttilla - Ira Roth	1,518		1,518		—	*
Nuview Ira Fbo John Guttilla Ira (4)	40,642		10,642		30,000	*
Nuview Ira Fbo John T Glancy	25,000		25,000		—	*
Nuview Ira Fbo Lawrence Kane Ira	21,216		21,216		—	*
Nuview Ira Fbo Luisa Kane Ira	21,216		21,216		—	*
Nuview Ira Fbo Michael Wilson	26,520		26,520		—	*
Nuview Ira Fbo Peggy Guttilla Ira	9,971		9,971		—	*
Nuview Ira Fbo Robert F Taglich 9912135 Ira (5)	28,903		28,903		—	*
Nuview Ira Fbo Robert Taglich (5)	70,000		70,000		—	*
Nuview Ira Fbo Samuel E Leonard - Ira	1,381		1,381		—	*
Nuview Ira Fbo Starr F Schlobohm Jr - Inherited Ira	4,838		4,838		—	*
Nuview Ira Fbo Terry N Thuemling	15,900		15,900		—	*
Nuview Ira Fbo Timothy M Fitzpatrick Ira	10,608		10,608		—	*
Nuview Ira Fbo Vincent J Mcgill Ira	10,608		10,608		—	*
Olivia Sofia Taglich	10,608		10,608		—	*
Paladin Holdings LLC	406,079		406,079		—	*
Pamela M Walsh & Brian Walsh	36,067		36,067		—	*
Patricia Tschohl Tod	4,147		4,147		—	*
Patrick Heirigs	1,152		1,152		—	*
Paul Seid	69,601		69,601		—	*
Perrault Family Trust - Family Trust Uad 03/05/12 Karen D Perrault Ttee	12,195		12,195		—	*
Pershing Llc Cust Ar-And-Associates Individual(K) Fbo Arthur Resnikoff	4,147		4,147		—	*
Pershing Llc Cust Fbo Angel Rosario - Ira R/O	2,763		2,763		—	*
Pershing Llc Cust Fbo Arnold E Needleman - Ira R/O	3,457		3,457		—	*
Pershing Llc Cust Fbo David Random - Ira	6,915		6,915		—	*
Pershing Llc Cust Fbo Francine C Massie - Ira R/O	1,381		1,381		—	*
Pershing Llc Cust Fbo Janet Sau-Han Ho Ira	5,330		5,330		—	*
Pershing Llc Cust Fbo Richard S Smith - Roth Ira	689		689		—	*
Peter C Murphy	27,662		27,662		—	*
Peter Mangiameli	6,915		6,915		—	*
Pierre Elliott	11,929		11,929		—	*
Puddleglum Investments LLC	2,763		2,763		—	*
R2Mj LLC	3,457		3,457		—	*
Rachel T Baroni Trust Uad 12/31/94 Pj Baroni & Rt Baroni Ttees Amd 8/11/09	42,071		42,071		—	*
Richard Buchakjian	40,327		40,327		—	*
Richard Duke	134,469		134,469		—	*
Richard F Bero	5,829		5,829		—	*
Richard L Gerhardt	6,361		6,361		—	*
Richard Molinsky	50,000		50,000		—	*
Richard Oh	31,950	(8)	31,950	(8)	—	*

Rj Edmondson Tr Fbo Amy Uad 02/27/19 John H Edmondson Tr	13,260		13,260		—	*
Robert A Sourek Jr	53,040		53,040		—	*
Robert Banzer	12,500		12,500		—	*
Robert Brooks	107,961		107,961		—	*
Robert Chaiken	5,587		5,587		—	*
Robert F Taglich (5)	934,096	(8)	919,824	(8)	14,272	*
Robert F Taglich C/F Xavier F Taglich Under New York Ugma Minors Act (5)	10,608		10,608		—	*
Robert G Welty	35,831		35,831		—	*
Robert Koski	13,371		13,371		—	*
Robert L Debruyn Trust Uad 10/5/94 Robert L Debruyn & Tracey H Debruyn Ttee	118,557		118,557		—	*
Robert M Deluca Revocable Living Trust Uad 12/14/10 Robert M Deluca & Nichol M Deluca	7,001		7,001		—	*
Robert M Lorenzo	10,350	(8)	10,350	(8)	—	*
Robert Romanet & Maureen L Romanet Jt Ten	10,000		10,000		—	*
Robert Schroeder (6)	312,056	(8)	282,056	(8)	30,000	*
Robert W Allen Iii Residuary Trust U/A Susan M Allen Uad 4/29/08	1,170		1,170		—	*
Robert W Allen Jr	53,040		53,040		—	*
Robert W Allen Trust Uad 04/29/08 Robert W Allen Ttee	82,457		82,457		—	*
Robert W Main Ttee Under The Robert W Main Trust Dtd 9/7/05	2,763		2,763		—	*
Roger W Lunstra & Joyce M Lunstra Living Trust Dtd 6/15/07	26,508		26,508		—	*
Ronald A Bero	118,344		118,344		—	*
Ronald A Rayson	27,375		27,375		—	*
Ronald D Cowan Irrevocable Trust Uad 05/08/03 Marsha S Cowan Ttee	12,195		12,195		—	*
Ronald Johnson	57,008		57,008		—	*
Russell Bernier	29,800	(8)	29,800	(8)	—	*
Samuel E Leonard Trust Uad 2-5-90 Samuel E Leonard Ttee	25,304		25,304		—	*
Scot Holding Inc.	20,957		20,957		—	*
Scott Bennett Schneider & Tanya Rose Schneider Jt Ten	200,000		200,000		—	*
Shadow Capital LLC	130,973		130,973		—	*
Sophia Estelle Taglich	10,608		10,608		—	*
Spahr-Derebery Family Trust Uad 10-11-90 Gregory E Spahr & M Jennifer Derebery Ttee	214,580		214,580		—	*
Stanley A Bornstein	1,057		1,057		—	*
Stephen C Radocchia	1,587		1,587		—	*
Stephen Hughes	118,557		118,557		—	*
Stephen Koppekin	2,071		2,071		—	*
Sterling Family Investment LLC	435,580		435,580		—	*
Steve Mccalley	8,750		8,750		—	*
Steve Redmon & Brenda Redmon Jt Ten Wros	9,171		9,171		—	*
Steven Farber	1,381		1,381		—	*
Steven Heirigs	1,152		1,152		—	*
Steven R Berlin	17,498		17,498		—	*
Steven Smith (7)	776,520		776,520		—	*
Sullivan Associates Emp Ret Plan	3,457		3,457		—	*
Susan Thorstenn & Magnus Thorstenn Ten Comm	5,292		5,292		—	*
Sushrut Parikh	3,457		3,457		—	*
Tad Wilson	118,557		118,557		—	*
Taglich Brothers Inc. (3)	1,236		1,236		—	*
Terry J Kuras	30,000		30,000		—	*
The Antoinette Porco Revocable Living Trust Uad 11/16/92 Antoinette Porco Ttee Amd 2/23/18	7,001		7,001		—	*

The Carolyn L. Foutch Living Trust Uad 05/17/13 Carolyn L Foutch Ttee	53,981		53,981		—	*
The Claudia Hess Trust Uad 05/25/18 Claudia Worthington Hess Trustee	11,934		11,934		—	*
The Corbet L Clark Jr Living Trust Corbet L Clark Jr Trustee	20,000		20,000		—	*
The Ernest H Hill Living Trust Uad 12/17/2001 Gregory P Hill Trustee	31,929		31,929		—	*
The Hillary Bibicoff Revocable Trust Dtd 4/19/07 Hillary Bibicoff Ttee	22,597		22,597		—	*
The Ladendorf Family Revocable Living Trust Uad 04/11/11 Mark C Ladendorf & Debra L Ladendorf Ttees	55,675		55,675		—	*
The Sdm Irrevocable Trust Fbo Andrew Seid Uad 11/05/04 Paul Seid Ttee	86,974		86,974		—	*
The Sdm Irrevocable Trust Fbo Lauren Seid Uad 11/05/04 Paul Seid Ttee	86,974		86,974		—	*
The William W Kehl Revocable Trust Uad 12/06/17	80,000		80,000		—	*
Thomas Heirigs	50,523		50,523		—	*
Thomas J Leonard	8,750		8,750		—	*
Thomas L Ryan	5,831		5,831		—	*
Tina Marie Domenice	661		661		—	*
Todd Stuart Bodenstein	10,500		10,500		—	*
Tom C Mina	4,563		4,563		—	*
Tracey H Debruyn Trust Uad 10/5/94 Tracey H Debruyn & Robert L Debruyn Ttee	118,557		118,557		—	*
Vahan Buchakjian	3,500		3,500		—	*
Vincent M Palmieri	12,000	(8)	12,000	(8)	—	*
Vincent Milazzo	10,373		10,373		—	*
Wafgal Limited	11,660		11,660		—	*
Walter E Beisler	11,660		11,660		—	*
Weedie Trust Uad 07/20/16 Wendy H Tweety & Jeffrey C Tweedy Ttees	20,000		20,000		—	*
William Kyle Neely	95,889		95,889		—	*
William M Cooke	46,305	(8)	46,305	(8)	—	*
Wulf Paulick & Renate Paulick Jtwros	100,000		100,000		—	*
TOTAL	14,376,335		14,240,269		120,338	*

(1)	The beneficial ownership of the common stock by the selling stockholder set forth in the table is determined in accordance with Rule 13d-3 under the Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.

(2)	Assumes all shares will be sold in the offering.

(3)	Michael N. Taglich is a director of the Company. Mr. Taglich is a control person of Taglich Brothers Inc.

(4)	John Guttilla is a director of the Company.

(5)	Robert F. Taglich is a beneficial owner of more than 5% of the Company’s common stock.

(6)	Robert Schroeder is a director of the Company.

(7)	Steven Smith is the President, CEO and a director of the Company.

(8)	Includes shares of common stock underlying warrants.

PLAN OF DISTRIBUTION

Each Selling Stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. Until such time as our common stock is quoted on the OTCQB tier of the over-the-counter market, the Selling Stockholders must sell their shares at a fixed price of $1.50 per share. Once our common stock is quoted on the OTCQB tier of the over-the-counter market, the Selling Stockholders may sell their shares at prevailing market prices. Upon the effectiveness of the Registration Statement of which this Prospectus forms a part, we intend to apply for an upgrade of our OTC market tier from “Pink No Information” to “OTCQB.” Although we believe that we will be eligible for the OTCQB market tier upon becoming an SEC reporting issuer, we can provide no guarantee that out application for the OTCQB market will be accepted. A Selling Stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales entered into after the date of this prospectus;
●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each Selling Stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

The Shares will be sold only through registered or licensed brokers or dealers if required under applicable state or provincial securities laws. In addition, in certain states or provinces, the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person.

Management’s Discussion and Analysis of Financial Condition
and Results of Operations

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus. Certain statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are forward-looking statements that are based on current expectations and involve various risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements. We encourage you to review the information the “Special Note Regarding Forward Looking Statements” and “Risk Factors” sections in this prospectus.

Our financial statements are stated in United States Dollars (“$”) and are prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”). The following discussion should be read in conjunction with our financial statements and the related notes that appear elsewhere in this prospectus. In this prospectus, unless otherwise specified, all dollar amounts are expressed in United States dollars and all references to “common shares” refer to the common shares in our capital stock.

Overview

DecisionPoint, through its subsidiary corporations, is a provider and integrator of mobility and wireless systems for business organizations. The Company designs, deploys and supports mobile computing systems that enable customers to access employers’ data networks at various locations (i.e. the retail selling floor, nurse workstations, warehouse and distribution centers or on the road deliveries via enterprise-grade handheld computers, printers, tablets, and smart phones). The Company also develops and integrates data capture equipment including bar code scanners and radio frequency identification (RFID) readers.

Known or Anticipated Trends

In 2019, we realized a 25% growth in revenue to $44 million, in part due to our acquisition of Royce Digital Systems, Inc. (“RDS”) in June of 2018. After completing the acquisition of RDS in June of 2018, DecisionPoint fully integrated both companies in 2019. This acquisition enabled the Company to build out its presence on the West Coast, expand into the healthcare industry and grow both its portfolio of services and recurring revenue base.

Strategies are underway to increase Company value proposition to customers by shifting to more professional services with recurring revenue potentials.

We currently do business with approximately 700 clients throughout the U.S.

In December 2019, a novel coronavirus disease (“COVID-19”) was initially reported, and in March 2020, the World Health Organization characterized COVID-19 as a pandemic. COVID-19 has had a widespread and detrimental effect on the global economy as a result of the continued increase in the number of cases and affected countries and actions by public health and governmental authorities, businesses, other organizations and individuals to address the outbreak, including travel bans and restrictions, quarantines, shelter in place, stay at home or total lock-down orders and business limitations and shutdowns. The ultimate impact of the COVID-19 pandemic on our business and results of operations is unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the COVID-19 pandemic and any additional preventative and protective actions that governments, or we or our customers, may direct, which may result in an extended period of continued business disruption and reduced operations. Any resulting financial impact cannot be reasonably estimated at this time, but we expect it will continue to have a material impact on our business, financial condition and results of operations. While business and revenue for the first half of 2020 started off strong, our customers, particularly those in the retail sector, have been significantly impacted by COVID-19.

Components of Results of Operations

Net Sales

Net sales reflect revenue from the sale of hardware, software, consumables and professional services to our clients, net of sales taxes. We combine contracts with the same customer into a single contract for accounting purposes when the contracts are entered into at or near the same time and the contracts are negotiated as a single commercial package, consideration in one contract depends on the other contract, or the services are considered a single performance obligation. If an arrangement involves multiple performance obligations, the items are analyzed to determine the separate units of accounting, whether the items have value on a standalone basis and whether there is objective and reliable evidence of their standalone selling price. The total contract transaction price is allocated to the identified performance obligations based upon the relative standalone selling prices of the performance obligations. The standalone selling price is based on an observable price for services sold to other comparable customers, when available, or an estimated selling price using a cost plus margin approach. We estimate the amount of total contract consideration we expect to receive for variable arrangements by determining the most likely amount we expect to earn from the arrangement based on the expected quantities of services we expect to provide, and the contractual pricing based on those quantities. We only include some or a portion of variable consideration in the transaction price when it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur or when the uncertainty associated with the variable consideration is subsequently resolved. We consider the sensitivity of the estimate, our relationship and experience with our client and variable services being performed, the range of possible revenue amounts and the magnitude of the variable consideration to the overall arrangement.

Revenue is recognized when a customer obtains control of promised goods or services under the terms of a contract and is measured as the amount of consideration we expect to receive in exchange for transferring goods or providing services. We do not have any material extended payment terms, as payment is due at or shortly after the time of the sale. Sales, value-added and other taxes collected concurrently with revenue producing activities are excluded from revenue.

Cost of Sales, Sales and Marketing Expenses, and General and Administrative Expenses

The following illustrates the primary costs classified in each major expense category:

Cost of sales, include:

●	Cost of goods sold for hardware, software and consumables;
●	Cost of professional services;
●	Markdowns of inventory; and
●	Freight expenses.

Sales and marketing expenses, include:

●	Sales salaries, benefits and commissions;
●	Consulting;
●	Marketing tools
●	Travel; and
●	Marketing promotions and trade shows.

General and administrative expenses, include:

●	Corporate payroll and benefits;
●	Depreciation and amortization;
●	Rent;
●	Utilities; and
●	Other administrative costs such as maintenance of corporate offices, supplies, legal, consulting, audit and tax preparation and other professional fees.

Results of Operations

The following table summarizes key components of our results of operations for the periods indicated, both in dollars and as a percentage of our net sales:

	Three Months Ended March 31,		Year Ended December 31,
	2020	2019	2019	2018
Statements of Income Data:	(in thousands)
Net sales	$18,287	$8,894	$43,889	$35,158
Cost of sales	13,969	6,786	33,133	27,901
Gross profit	4,318	2,108	10,756	7,257
Sales and marketing expenses	1,644	1,097	4,907	3,341
General and administrative expenses	1,148	1,215	3,999	3,433
Total operating expenses	2,792	2,312	8,906	6,774
Operating income (loss)	1,526	(204)	1,850	483
Interest expense	99	172	649	391
Income (Loss) before income taxes	1,427	(376)	1,201	92
Income tax expense (benefit)	398	(97)	310	(3,883)
Net income (loss)	$1,029	$(279)	$891	$3,975
Percentage of Net Sales:
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	76.4%	76.3%	75.5%	79.4%
Gross profit	23.6%	23.7%	24.5%	20.6%
Sales and marketing expenses	9.0%	12.3%	11.2%	9.5%
General and administrative expenses	6.3%	13.7%	9.1%	9.8%
Total operating expenses	15.3%	26.0%	20.3%	19.3%
Operating income (loss)	8.3%	(2.3)%	4.2%	1.4%
Interest expense	0.5%	1.9%	1.5%	1.1%
Income (Loss) before income taxes	7.8%	(4.2)%	2.7%	0.3%
Income tax expense (benefit)	2.2%	(1.1)%	0.7%	(11.0)%
Net income (loss)	5.6%	(3.1)%	2.0%	11.3%

Results of Operations for the Three Months Ended March 31, 2020 compared to the Three Months Ended March 31, 2019 (Unaudited)

Net sales

	Three Months Ended March 31,		Dollar	Percent
	2020	2019	Change	Change
	(dollars in thousands)
Hardware and software	$14,075	$4,960	$9,115	183.8%
Consumables	1,020	1,126	(106)	(9.4)%
Professional services	3,192	2,808	384	13.7%
	$18,287	$8,894	$9,393	105.6%

Net sales increased by 105.6%, or $9.4 million, during the three months ended March 31, 2020 as compared to the same period of the prior year. The increase in net sales was primarily driven by an increase in hardware and software sales in the retail sector from one specific customer that completed equipment upgrades during the quarter. Significant customer equipment upgrades occur periodically and related net sales, and the timing of those net sales, are difficult to estimate with a high degree of certainty.

Cost of sales

	Three Months Ended March 31,		Dollar	Percent
	2020	2019	Change	Change
	(dollars in thousands)
Hardware and software	$11,358	$4,202	$7,156	170.3%
Consumables	716	796	(80)	(10.1)%
Professional services	1,895	1,788	107	6.0%
	$13,969	$6,786	$7,183	105.9%

Cost of sales increased by 105.9%, or $7.2 million during the three months ended March 31, 2020 as compared to the prior year quarter primarily due to higher sales volume as discussed above.

Gross profit

	Three Months Ended March 31,
	2020	2019
	(dollars in thousands)
Gross profit:
Hardware and software	$2,717	$758
Consumables	$304	$330
Professional services	$1,297	$1,020
Total gross profit	$4,318	$2,108

Gross profit percentage:
Hardware and software	19.3%	15.3%
Consumables	29.8%	29.3%
Professional services	40.6%	36.3%
Total gross profit percentage	23.6%	23.7%

Gross profit increased $2.2 million for the three months ended March 31, 2020 as compared to the prior year period, primarily as a result of higher sales volume, which was driven by one specific retail customer that completed equipment upgrade activities during the quarter. Although the aggregate gross margin was relatively consistent between periods, we experienced slight gross margin improvement in each major revenue category during the current period quarter partly due to fixed personnel costs associated with higher net sales for the three months ended March 31, 2020.

Sales and marketing expenses

	Three Months Ended March 31,		Dollar	Percent
	2020	2019	Change	Change
	(dollars in thousands)
Sales and marketing expenses	$1,644	$1,097	$547	49.9%
As a percentage of sales	9.0%	12.3%	—	(3.3)%

Sales and marketing expenses increased $0.5 million for the three months ended March 31, 2020 as compared to prior year primarily as a result of higher contract acquisition costs (i.e. sales commissions) associated with higher sales volume.

General and administrative expenses

	Three Months Ended March 31,		Dollar	Percent
	2020	2019	Change	Change
	(dollars in thousands)
General and administrative expenses	$1,148	$1,215	$(67)	(5.5)%
As a percentage of sales	6.3%	13.7%	—	(7.4)%

General and administrative expenses remained relatively flat for the three months ended March 31, 2020 as compared to the same period of the prior year. There were no significant changes in company headcount or our corporate cost structure during the periods.

Interest expense. The decrease in interest expense to $99,000 from $172,000, last year, was due to lower outstanding term debt and lower interest rates.

Income tax expense (benefit). Income tax expense was $398,000, or 27.9% of income before income taxes, compared to income tax benefit of $97,000, or 25.6% of loss before income taxes, last year.

Net income (loss). Net income was $1,029,000 compared to net loss of $279,000, last year.

Results of Operations for the Year Ended December 31, 2019 compared to the Year Ended December 31, 2018

Net sales

	Year Ended December 31,		Dollar	Percent
	2019	2018	Change	Change
	(dollars in thousands)
Hardware and software	$27,184	$23,231	$3,953	17.0%
Consumables	4,806	2,778	2,028	73.0%
Professional services	11,899	9,149	2,750	30.1%
	$43,889	$35,158	$8,731	24.8%

Net sales increased in 2019 primarily due to a $6.6 million increase in net sales resulting from the acquisition of RDS which was acquired in June 2018. Additionally, net sales from existing customers increased $2.1 million compared to 2018 primarily due to an increase in product upgrades. Professional services increased $2.8 million, or 30.1%, as compared to 2018 primarily due to an increase in professional services in connection with the initial implementation of our products and product upgrades.

Cost of sales

	Year Ended December 31,		Dollar	Percent
	2019	2018	Change	Change
	(dollars in thousands)
Hardware and software	$22,597	$19,639	$2,958	15.1%
Consumables	3,269	1,975	1,294	65.5%
Professional services	7,267	6,287	980	15.6%
	$33,133	$27,901	$5,232	18.8%

Cost of sales for year ended December 31, 2019 increased $5.2 million, or 18.8%, compared to the year ended December 31, 2018. The increase in cost of sales was primarily driven by the increase in net sales discussed above, which was primarily a result of including the results of RDS for 12 months in 2019 versus only six months in 2018.

Gross profit

	Year Ended December 31,
	2019	2018
	(dollars in thousands)
Gross profit:
Hardware and software	$4,587	$3,592
Consumables	$1,537	$803
Professional services	$4,632	$2,862
Total gross profit	$10,756	$7,257

Gross profit percentage:
Hardware and software	16.9%	15.5%
Consumables	32.0%	28.9%
Professional services	38.9%	31.3%
Total gross profit percentage	24.5%	20.6%

Gross profit increased $3.5 million in 2019 as compared to the prior year primarily as a result of higher sales volume. As a percentage of net sales, total gross profit increased 390 basis points primarily due an increase in the mix of product upgrades, which contain higher gross margins for product, and services as compared to gross margins associated with implementation costs for new customers. Additionally, gross margins increased due to reductions in headcount for professional services and software product lines coupled with higher margins associated with consumables and professional services for RDS.

Sales and marketing expenses

	Year Ended December 31,		Dollar	Percent
	2019	2018	Change	Change
	(dollars in thousands)
Sales and marketing expenses	$4,907	$3,341	$1,566	46.9%
As a percentage of sales	11.2%	9.5%	—	1.7%

Sales and marketing expenses increased in 2019 as compared to 2018 primarily due to higher commissions associated with higher net sales coupled with increases in marketing expenses associated with our website and marketing tools for RDS and an increase in consulting costs associated with various marketing initiatives.

General and administrative expenses

	Year Ended December 31,		Dollar	Percent
	2019	2018	Change	Change
	(dollars in thousands)
General and administrative expenses	$3,999	$3,432	$567	16.5%
As a percentage of sales	9.1%	9.8%	—	(0.7)%

General and administrative expenses increased in 2019 as compared to the prior year primarily as a result of higher share-based compensation costs of approximately $241,000 that resulted primarily from the issuance of a fully vested stock award to a certain officer.

Interest expense. The increase in interest expense to $649,000 from $391,000, for the year ended December 31, 2018, was due to higher outstanding term debt and higher interest rates.

Income tax expense (benefit). Income tax expense was $310,000, or 25.8% of income before income taxes, compared to income tax benefit of $3,883,000 of income before income taxes, for the year ended December 31, 2018. The income tax benefit last year was primarily attributable to the reversal of the valuation allowance against our net deferred income tax assets. Management reversed the valuation allowance as a result of the Company’s recent earnings, as well as forecasted future profits.

Net income (loss). Net income was $891,000 compared to $3,975,000, for the year ended December 31, 2018.

Liquidity and Capital Resources

As of March 31, 2020, our principal sources of liquidity were cash totaling $3.6 million and an accounts receivable-based line of credit that is scheduled to expire in September 2020 (as further described below). We have financed our operations primarily through cash generated from operating activities, borrowings from our credit facilities and sales of our common stock. We have historically generated operating losses and negative cash flows from operating activities as reflected in our accumulated deficit. Based on our recent trends and our current future projections, we expect to generate cash from operations for the year ending December 31, 2020. Given our projection, combined with our existing cash and credit facilities, we believe the Company has sufficient liquidity for at least the next 12 months.

Our ability to continue to meet our cash requirements will depend on, among other things, the duration of COVID-19 related restrictions on U.S. and global economic activity, our ability to achieve anticipated levels of revenues and cash flow from operations, our ability to manage costs and working capital successfully and the continued availability of financing, if needed. We cannot provide any assurance that our assumptions used to estimate our liquidity requirements will remain accurate due to the unprecedented nature of the disruption to our operations and the unpredictability of the COVID-19 global pandemic. Consequently, our estimates of the duration of the pandemic and the severity of the impact on our future earnings and cash flows could change and have a material impact on our results of operations and financial condition. In the event of a sustained market deterioration, and declines in net sales, we may need additional liquidity, which would require us to evaluate available alternatives and take appropriate actions. We cannot provide any assurance that we will be able to obtain any additional sources of financing or liquidity on acceptable terms, or at all.

Working Capital (Deficit)

	March 31, 2020	December 31, 2019	Increase/ (Decrease)
(in thousands)
Current assets	$12,983	$17,624	$(4,641)
Current liabilities	13,688	20,026	(6,338)
Working capital (deficit)	(705)	(2,402)	1,697

The decrease in the working capital deficit is primarily due to an increase in cash resulting from an increase in net sales and the related gross profit.

Line of Credit

Our amended and restated credit agreement with Pacific Western Business Finance (“PWBF”), formerly known as CapitalSource Business Financial Group, provides for a $7.25 million line of credit with a maturity date of September 2020. The line of credit bears interest at the prime rate plus 1.25% and is secured by substantially all of our U.S. assets.

As of March 31, 2020, availability under the line of credit was approximately $4.5 million, which is determined from a borrowing base calculation on our existing accounts receivable balance. As of June 30, 2020, we had no outstanding borrowings under the line of credit.

Promissory Notes

In October 2018, we completed a private placement of subordinated promissory notes in the principal amount of $1,500,000, of which $500,000 remains outstanding as of March 31, 2020. The promissory notes carry an interest rate of 12% per annum, are not collateralized, and require quarterly interest payments with a maturity date of April 30, 2021. In connection with these promissory notes, we issued warrants to the placement agent to purchase 52,500 shares of our common stock at an exercise price of $0.70 per share. The fair value of the warrants on the issuance date was $18,000. In addition, under the offering terms, we issued 525,000 shares of our common stock to the holders of these promissory notes. The estimated fair value of these shares was $262,500 and such amount has been presented as a debt discount and is being amortized to interest expense through the maturity date of the promissory notes.

In June 2018, we issued another promissory note with PWBF with a principal amount of $750,000. The note carries an annual interest rate of prime rate plus 1.25% (4.75% at March 31, 2020) with a maturity date of August 25, 2020. Principal payments are due and payable monthly in 26 consecutive payments each in the amount of $20,834 beginning June 25, 2018; and one payment of $208,333 due on the maturity date of August 25, 2020.

In April and May 2020, we received $740,000 and $471,000, respectively, in proceeds from loans from PWBF, which were granted pursuant to the Paycheck Protection Program of the Coronavirus Aid Relief and Economic Security Act (the “CARES Act”). At the time we applied for the loans, we believed the Company qualified to receive the funds pursuant to the Paycheck Protection Program.

Impact of CARES Act on Company Liquidity

On March 27, 2020, President Trump signed into law the CARES Act which, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property.  We continue to examine the impacts the CARES Act may have on our business. As discussed above, we received loans under the Paycheck Protection Program.

Cash Flow Analysis

	Three Months Ended March 31,
	2020	2019
	(in thousands)
Net cash provided by operating activities	$4,204	$779
Net cash (used in) provided by investing activities	(34)	7
Net cash used in financing activities	(3,239)	(1,331)
Net change in cash and cash equivalents	$931	$(545)

Operating Activities

Net cash provided by operating activities increased to $4.2 million for the three months ended March 31, 2020 from $0.8 million for the three months ended March 31, 2019. The increase was primarily due to an increase in operating income, as well as a decrease in our net working capital deficit.

Investing Activities

Net cash used in investing activities was $34,000 for the three months ended March 31, 2020 which is comprised of purchases of capital expenditures of property and equipment. Net cash provided by investing activities was $7,000 for the three months ended March 31, 2019 which comprised of cash acquired from the acquisition of RDS of $21,000, partially offset by purchases of capital expenditures of property and equipment of $14,000.

Financing Activities

Net cash used in financing activities was $3.2 million for the three months ended March 31, 2020 which comprised of the repayment of debt. Net cash used in financing activities for the three months ended March 31, 2019 was $1.3 million which comprised of the repayment of debt.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that may have a current or future material effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements that have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).  This preparation requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities.  US GAAP provides the framework from which to make these estimates, assumption and disclosures.  We choose accounting policies within US GAAP that management believes are appropriate to accurately and fairly report our operating results and financial position in a consistent manner.  Management regularly assesses these policies in light of current and forecasted economic conditions.  While there are a number of significant accounting policies affecting our financial statements, we believe the following critical accounting policies involve the most complex, difficult and subjective estimates and judgments:

Accounts Receivable

Accounts receivable are stated at net realizable value, and as such, earnings are charged with a provision for doubtful accounts based on our best estimate of the amount of probable credit losses in our existing accounts receivable. We determine an allowance based on historical write-off experience and specific account information available. When internal collection efforts on accounts have been exhausted, the accounts are written off by reducing the allowance for doubtful accounts and the related customer receivable.

Inventory

Inventory consists solely of finished goods and is stated at the lower of cost or net realizable value. Cost is determined under the first-in, first-out (FIFO) method. We periodically review our inventory and make provisions as necessary for estimated obsolete and slow-moving goods. The creation of such provisions results in a reduction of inventory to net realizable value and a charge to cost of sales.

Intangible Assets and Long-lived Assets

We evaluate our intangible and long-lived assets for impairment annually when events or circumstances arise that indicate intangible and long-lived assets may be impaired. Indicators of impairment include, but are not limited to, a significant deterioration in overall economic conditions, a decline in the market capitalization, the loss of significant business, or other significant adverse changes in industry or market conditions. Intangible assets with finite useful lives are amortized over their respective estimated useful lives using an accelerated method to their estimated residual values, if any.  Our intangible assets consist of customer lists, customer relationships and trade names.

Goodwill

Goodwill represents the excess of the purchase price paid over the fair value of the net assets acquired. Goodwill is not amortized but tested for impairment at least annually or whenever events or changes in circumstance indicate that carrying values may not be recoverable. We assess the impairment of goodwill annually at each year-end or if indicators or impairment are present.

Factors that we consider important that could trigger an impairment assessment include, but not limited to, the following:

●	significant under-performance relative to historical and projected operating results;
●	significant changes in the manner of use of the acquired assets or business strategy; and
●	significant negative industry or general economic trends.

When performing the impairment review, we determine the carrying amount of a reporting unit by assigning assets and liabilities, including the existing goodwill, to each reporting unit. To evaluate whether goodwill is impaired, we compare the estimated fair value of each reporting unit to which the goodwill is assigned to the reporting unit’s carrying amount. If the carrying amount of a reporting unit exceeds its fair value, the amount of the impairment loss will be recognized as the difference of the estimated fair value and the carrying value of the reporting unit under the new accounting standard.

Determining the fair value of a reporting unit is judgmental in nature and involves the use of significant estimates and assumptions. These estimates and assumptions include revenue and expense growth rates, capital expenditures and the depreciation and amortization related to capital expenditures, changes in working capital, discount rates, risk-adjusted discount rates, future economic and market conditions and the determination of appropriate comparable companies. Due to the inherent uncertainty involved in making these estimates, actual future results related to assumed variables could differ from these estimates.

Business Combinations

We utilize the acquisition method of accounting for business combinations and allocate the purchase price of an acquisition to the various tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. We primarily establish fair value using the income approach based upon a discounted cash flow model. The income approach requires the use of many assumptions and estimates including future revenues and expenses, as well as discount factors and income tax rates. Other estimates include:

●	Estimated step-ups or write-downs for fixed assets and inventory;
●	Estimated fair values of intangible assets; and
●	Estimated liabilities assumed from the target

While we use our best estimates and assumptions as part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the business acquisition date, these estimates and assumptions are inherently uncertain and subject to refinement. As a result, during the purchase price allocation period, which is generally no more than one year from the business acquisition date, we may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Business combinations also require us to estimate the useful life of certain intangible assets that we acquire and this estimate requires significant judgment.

Revenue Recognition

We determine revenue recognition through the following steps: (1) identification of the contract with a customer; (2) identification of the performance obligations in the contract; (3) determination of the transaction price; (4) allocation of the transaction price to the performance obligations in the contract; and (5) recognition of revenue when, or as, a performance obligation is satisfied.

We combine contracts with the same customer into a single contract for accounting purposes when the contracts are entered into at or near the same time and the contracts are negotiated as a single commercial package, consideration in one contract depends on the other contract, or the services are considered a single performance obligation. If an arrangement involves multiple performance obligations, the items are analyzed to determine the separate units of accounting, whether the items have value on a standalone basis and whether there is objective and reliable evidence of their standalone selling price. The total contract transaction price is allocated to the identified performance obligations based upon the relative standalone selling prices of the performance obligations. The standalone selling price is based on an observable price for services sold to other comparable customers, when available, or an estimated selling price using a cost plus margin approach. We estimate the amount of total contract consideration we expect to receive for variable arrangements by determining the most likely amount we expect to earn from the arrangement based on the expected quantities of services we expect to provide, and the contractual pricing based on those quantities. We only include some or a portion of variable consideration in the transaction price when it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur or when the uncertainty associated with the variable consideration is subsequently resolved. We consider the sensitivity of the estimate, our relationship and experience with our client and variable services being performed, the range of possible revenue amounts and the magnitude of the variable consideration to the overall arrangement.

As discussed in more detail below, revenue is recognized when a customer obtains control of promised goods or services under the terms of a contract and is measured as the amount of consideration, we expect to receive in exchange for transferring goods or providing services. We do not have any material extended payment terms, as payment is due at or shortly after the time of the sale. Observable prices are used to determine the standalone selling price of separate performance obligations, or a cost plus margin approach is used when observable prices are not available. Sales, value-added and other taxes collected concurrently with revenue producing activities are excluded from revenue.

We recognize contract assets or unbilled receivables related to revenue recognized for services completed but not yet invoiced to our clients. Unbilled receivables are recorded as accounts receivable when we have an unconditional right to contract consideration. A contract liability is recognized as deferred revenue when we invoice clients in advance of performing the related services under the terms of a contract. Deferred revenue is recognized as revenue when we have satisfied the related performance obligation.

Hardware, consumables and software products - We recognize product revenue at the point in time when a client takes control of the hardware and/or software, which typically occurs when title and risk of loss have passed to the client. Our selling terms and conditions reflect that F.O.B ‘dock’ contractual terms establish that control is transferred from us at the point in time when the product is shipped to the customer.

Revenues from software license sales are recognized as a single performance obligation on a gross basis as we are acting as a principal in these transactions at the point the software license is delivered to the customer. Generally, software licenses are sold with accompanying third-party delivered software assurance, which allows customers to upgrade, at no additional cost, to the latest technology if new capabilities are introduced during the period that the software assurance is in effect. If we determine that the accompanying third-party delivered software assurance is critical or essential to the core functionality of the software license, the software license and the accompanying third party delivered software assurance are recognized as a single performance obligation.

We leverage drop-ship shipments with many of our partners and suppliers to deliver hardware and consumable products to our clients without having to physically hold the inventory at our warehouses, thereby increasing efficiency and reducing costs. We recognize revenue for drop-ship arrangements on a gross basis as the principal in the transaction when the product is received by the client because we control the product prior to transfer to the client. We also assume primary responsibility for the fulfillment in the arrangement, we assume inventory risk if the product is returned by the client. We set the price of the product charged to the client and we work closely with clients to determine their hardware specifications.

Professional services - We provide professional services which include consulting, staging, deployment, installation, repair and customer specified software customization. The arrangement is based on either a time and material basis or a fixed fee. Revenue is recognized on a gross basis in the period in which the services are performed or delivered.

We sell certain Original Equipment Manufacturer (“OEM”) hardware and software maintenance support arrangements to our clients. We also offer an internal maintenance agreement related to hardware. These contracts are support service agreements for the hardware and/or software products that were acquired from us. Although these are third-party support agreements for maintenance on the specific hardware and/or software products, our internal help desk and systems engineers assist customers by providing technical assistance on the source of or how to fix the problem. In addition, we also provide a turn back feature, deploying replacements as needed while we manage the return and reverse logistics of the product back to the OEM. Revenue related to service contracts is recognized ratably over the term of the agreement, generally over one to three years.

We act as the principal in the transaction as the primary obligor for fulfillment in the arrangement, we set the price of the service charged to the customer, and we assume credit risk for the amounts invoiced. This is in addition to the fact that our internal help desk and systems engineers assist customers by providing technical assistance on the source of or how to fix the problem. As a result, we recognize the revenue on a gross basis.

We defer costs to acquire contracts, including commissions, incentives and payroll taxes if they are incremental and recoverable costs of obtaining a customer contract with a term exceeding one year. Deferred contract costs are amortized to sales and marketing expense over the contract term, generally over one to three years. We have elected to recognize the incremental costs of obtaining a contract with a term of less than one year as a selling expense when incurred.

Share-Based Compensation

We account for share-based compensation in accordance with the provisions of ASC Topic 718 “Compensation – Stock Compensation”. Under ASC 718, share-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the requisite service period (generally the vesting period of the equity grant).

Share-based compensation expense recognized during the period is based on the value of the portion of stock-based payment awards that is ultimately expected to vest during the period. Given that stock-based compensation expense recognized in the accompanying consolidated statements of income and comprehensive income is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. We account for forfeitures as they occur, rather than estimate expected forfeitures.

Compensation cost for stock awards, which may include restricted stock units (“RSUs”), is measured at the fair value on the grant date and recognized as expense, net of estimated forfeitures, over the related service period. The fair value of stock awards is based on the estimated fair value of our common stock on the grant date.

The estimated fair value of common stock option awards is calculated using the Black-Scholes option pricing model. The Black-Scholes model requires subjective assumptions regarding future stock price volatility and expected time to exercise, along with assumptions about the risk-free interest rate and expected dividends, all of which affect the estimated fair values of our common stock option awards. Given a lack of historical stock option exercises, the expected term of options granted is calculated as the average of the weighted vesting period and the contractual expiration date of the option. This calculation is based on a method permitted by the Securities and Exchange Commission in instances where the vesting and exercise terms of options granted meet certain conditions and where limited historical exercise data is available. The expected volatility is based on the historical volatility of the common stock of comparable public companies that operate in similar industries as us.

The risk-free rate selected to value any particular grant is based on the U.S. Treasury rate that corresponds to the expected term of the grant effective as of the date of the grant. The expected dividend assumption is based on our history and management’s expectation regarding dividend payouts.

Compensation expense for common stock option awards with graded vesting schedules is recognized on a straight-line basis over the requisite service period for the last separately vesting portion of the award, provided that the accumulated cost recognized as of any date at least equals the value of the vested portion of the award.

If there are any modifications or cancellations of the underlying vested or unvested stock-based awards, we may be required to accelerate, increase or cancel any remaining unearned stock-based compensation expense, or record additional expense for vested stock-based awards. Future stock-based compensation expense and unearned stock- based compensation may increase to the extent that we grant additional common stock options or other stock-based awards.

Income Taxes

We utilize the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the consolidated financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Under ASC Topic 740, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, ASC Topic 740 provides requirements for derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Our policy is to recognize interest and/or penalties related to income tax matters in income tax expense.

description Of Business

Overview

DecisionPoint, through its subsidiary corporations, is a provider and integrator of mobility and wireless systems for business organizations. We design, deploy and support mobile computing systems that enable our customers to access employers’ data networks at various locations (i.e. the retail selling floor, nurse workstations, warehouse and distribution centers or on the road deliveries via enterprise-grade handheld computers, printers, tablets, and smart phones). We also develop and integrate data capture equipment including bar code scanners and radio frequency identification (RFID) readers.

Acquisitions have been an important element of our growth strategy and are expected to be in the future. We have supplemented our organic growth by identifying, acquiring and integrating businesses that results in broader, more sophisticated product offerings, while diversifying and expanding our customer base and markets. For example, much of our revenue growth in 2019 was fueled by the acquisition and integration of RDS, a provider of innovative enterprise solutions, in June of 2018 and our increased focus on developing a complete managed services portfolio. RDS has expanded our product portfolio with mission critical printers, consumables and custom labels and a wide array of on-site professional services. Additionally, RDS has provided new opportunities in Healthcare which is incremental to our existing markets of Retail and Logistics.

In early 2016, we elected to file a Form 15 with the SEC to voluntarily deregister our common stock and suspend our obligation to file periodic reports. This was due to the limited number of record holders of our common stock at that tie and because our common stock was thinly traded.  By filing the Form 15 the Company was also able to reduce significant expenses associated with compliance efforts, professional fees and other administrative costs.

Our Story

DecisionPoint enables its clients to “move decisions closer to the customer” by “empowering the mobile worker”. We define the “mobile worker” as those individuals who are on the front line in direct contact with customers. These workers include field repair technicians, sales associates, healthcare providers, couriers, public safety employees and millions of other workers that deliver goods and or services throughout the country. Whether they are blue or white collar, mobile workers have many characteristics in common.  Mobile workers need information, access to corporate resources, decision support tools and the ability to capture information and report it back to the organization.

DecisionPoint empowers these mobile workers through the implementation of various mobile technologies including specialized mobile business applications, wireless networks, mobile computers variety of consumer and rugged mobile computing devices. We also provide a comprehensive managed services portfolio that includes consulting, integration, project management, software development, deployment, and Life Cycle Management services. Those services include configuration, repair services, help desk, and implementation services helping our Enterprise customers operationalize their mobile investments. DecisionPoint provides 24/7/365 asset visibility to our customers mobile estate through our OnPoint Services Hub – an asset management portal.

At DecisionPoint, we attempt to deliver to our customers the ability to make better, faster and more accurate business decisions by implementing industry-specific, enterprise wireless, scanning, RFID and mobile computing systems for their front-line mobile workers, inside and outside of the traditional workplace.    Our solutions are designed to unlock mission critical information and deliver it to employees when needed regardless of their location.  As a result, our customers are able to move their business decision points closer to their customers: improving customer service levels, reducing costs and accelerating business growth.

Mobility solutions and usage, in general, continue to grow and change rapidly.  Many companies are leveraging mobile solutions to deliver information to their associates and customers in new and innovative ways that create competitive differentiation. Rapid change and innovation lead to increasingly complex solutions and requirements. Internal IT staff can be overwhelmed by the complexity of managing and operationalizing these mobile solutions. DecisionPoint seeks to eliminate this complexity through our managed services offerings to allow our customers to focus their resources on business transformation and bottom-line results.

A comprehensive mobile solution requires close coordination with many suppliers such as OEM manufacturers, carriers, security organizations, software providers and others.

We have developed an ‘ecosystem’ of partners to support the assembly and manufacturing provisions of our custom and off-the-shelf solutions. These partners include Hand Held Device Manufacturers (OEM’s): Zebra, Honeywell, Apple, Samsung, Panasonic, Datalogic, Verifone, Ingenico, Infinite Peripherals and others. Independent Software Vendors (ISV’s): BlueFletch, Syft and Kutir Mobile Device Management Providers (MDM): VMware (AirWatch), Soti, Ivanti and others. Wireless Carriers: AT&T, Verizon, T-Mobile. Wireless LAN Manufacturers: Cisco, Extreme Networks, Aruba, and others.

DecisionPoint has offices throughout North America with service centers located on both the East and West Coast allowing us to serve multi-location clients and their mobile workforces.

Our Markets and Primary Customer Industries

DecisionPoint is a mobile systems integrator providing enterprise mobility solutions to the retail, logistics and healthcare markets. These solutions span the complete technology life cycle from systems design and implementation capabilities to a complete portfolio of support services including repair center services and managed mobile services.

Opportunity Analysis

Among technology segments, mobility, Managed Services and IoT represent large, potential growth markets. We believe this combined with investments in productivity enhancing technologies in the mobile space presents a strong opportunity for growth. Our investments in the key technologies intended to support managed mobile services are critical to our future.

The trends in investment combined with changes in technology are expected to drive customers to meet competitive needs as well as IT requirements. The anticipated end-of-life of the Microsoft Windows Mobile operating system, effective in 2020, is expected to require most all customers in our key markets to replace or upgrade nearly 100% of the mobile computers over the next three years. We believe this trend provides a potential on-going growth opportunity for the Company.

DecisionPoint has experience in this space and has written custom applications as well as partnered with some well-known software companies in the industry. Key ISV relationships forged with Bluefletch, Syft, and Kutir enable us to offer a cloud-based mobile application suite, designed to address this large and present opportunity.

Market Focus

Retail In-Store Operations

We assist retail customers in selecting the correct technology, deploying it and the managing that technology for its entire life cycle. Our OnPoint asset management system helps our retail customers with far-flung stores manage repairs, returns and every facet of the life of the device. This allows our customers IT resources to be leveraged for competitive advantage as we take care of this critical function. We brought Zebra mobile computers into our technical support center and configured each device to the precise specifications for that retailer including software applications, device settings, mobile device management (MDM), and network specific settings. Devices were combined with the accessories needed to complete the implementation, making the project easy to deploy on the store floor.

Warehousing and Distribution

DecisionPoint has experience helping large retailers, warehouses and third-party logistics ensure their logistics operations are modern, efficient and provides them with a competitive advantage. We work closely with our customers to select the right technology in a rapidly changing world intended to give them return on investment throughout its lifetime of deployment. Applications such as Yard Management, Receiving, Picking, Voice, Hands-Free, and Voice are all components of a system that provide value. DecisionPoint assists our customers manage the largest of projects with flawless execution along with the lifecycle management services that keep those IT assets operational.

Healthcare

Through the acquisition of RDS, DecisionPoint expanded its presence in Healthcare. RDS has provided hardware, integration, IT Services, and a myriad of healthcare solutions to one of the largest systems in the country for 25+ years supporting Clinical Workflows throughout the Healthcare systems. DecisionPoint currently provides service on-site for more than 30,000 IT assets, such as Barcode printers and scanners. That expertise combined with our account base of Healthcare Systems and Healthcare Manufacturing makes this vertical our second largest and represents opportunity for growth in 2020 and beyond. Continuous investment in new systems and capabilities provides DecisionPoint with potentially significant opportunity via account expansion and new account acquisition, including the Repair Services we are providing to so many of our key customers in all verticals.

Field Sales/Service

In 2019 and 2020, DecisionPoint has and expects to roll-out a new tablet system for the field representatives of Mission Linen Supply. DecisionPoint co-developed the software hand-in-hand with Mission Linen Supply’s operations team that will dramatically improve the efficiencies of the Field reps and make it easier for them to record deliveries, pick-ups and transact sales on the spot. This has been a multi-year project now in its second lifetime, which continues to evolve and improve their competitive position. We are committed to our customers and their success. The field sales/service market is experiencing significant growth. This space has evolved and moved from Rugged to Consumer technologies in many instances. As a result, DecisionPoint intends to leverage our experience to expand our offerings and options for our customers no matter how technology may change and evolve. DecisionPoint intends to provide its complete line of services, including custom or packaged software solutions to these markets, representing another area of potential growth.

FOCUS ON SERVICES

Lifecycle Management

DecisionPoint seeks to focus on the services intended to help our customers maximize the life of their IT assets. When OEM’s discontinue a product or provide poor service on an aging product it can force our customers into an upgrade, they may not be ready to manage or afford. We work closely with our customers in all verticals to attempt to provide them that extra value at the end of an asset’s lifecycle.

Deployment and Project Management

Project management and deployment services are also an area of focus and growth. DecisionPoint’s project management team has handled nationwide retail point of sale deployments and a myriad of other projects that augment our customers IT teams. The same applies to healthcare where we have the expertise to understand clinical workflows and how an IT implementation needs to be executed with a keen eye for detail and a precise execution of the SOW’s we commit to execute.

Managed Services

DecisionPoint offers a comprehensive product portfolio of managed services designed to simplify the complexity associated with designing, deploying and managing a mobile solution. Each product service is defined by specific deliverables and reporting requirements.

The product portfolio includes:

●	Consulting – Solution Design & Business Process Review
●	Technology Acquisition
●	Project Management
●	Software Integration and Development
●	Deployment (depot and on-site)
●	Repair Services (depot and on-site)
●	Service Desk (tier 2 technical support
●	Reverse logistics & End of Life (EOL) disposal services
●	OnPoint Services Hub (24x7x365 Asset Management Portal)

Customers can acquire our product service SKU’s a-la-carte or in a complete services bundle.

Customers receive real-time asset management and tracking information through DecisionPoint’s OnPoint™ Service Hub, an internally created customer service portal that provides our customers with a 24/7 view of their technology assets being managed by DecisionPoint.

As a Service

DecisionPoint also offers “as a service models” that include devices, services, software and consulting in one monthly recurring charge.

Software

Unlike the market for standardized business software such as email or accounting, the market for enterprise mobile software is more specialized. Enterprise mobile software systems must support industry-specific and customer-specific business processes. For this reason, we utilize several avenues to provide mobile software solutions to meet our customers’ unique requirements.

Resold specialized ISV applications:  The software produced by specialized ISVs is designed to fit a particular vertical market and application. Even still, it must be tailored to meet the needs of each customer and often requires integration to the customer’s enterprise system(s). Depending on the requirements, this tailoring is provided by DecisionPoint or by the ISV themselves under contract with DecisionPoint.

DecisionPoint custom development: When one of our off-the-shelf solutions or other ISV solution is not available, custom software can be created in-house using standardized programming platforms like the Microsoft.NET® framework, Java™, Android and Apple iOS. These are used when there is simply no other “off-the-shelf” way to meet the customer’s requirements or when a client believes their business requirements are so unique that only a custom solution will work. An increasingly popular requirement for many corporate clients, which we are able to fulfill, is a custom application that is written once, but supports multiple mobile operating systems.

Customers

We value the relationship we have with our customers and understand the need for partners who add value to their businesses. We focus on key operational elements intended to resonate with our customers business needs, creating long term relationships that are the Company’s life blood.

In 2019, Kaiser Permanente and Pitney Bowes accounted for approximately 24% and 11% of our net sales, respectively. No other single customer in 2019 accounted for more than 10% of net sales.

Competition

The automatic identification and data capture (AIDC) business is one that is highly fragmented and covered by many competitors that range from a one-man shop to multi-billion-dollar companies. DecisionPoint attempts to separate itself from the competition with our expertise and ability to help a customer manage an entire project vs. buying a product. Many competitors in this space compete on-line at low margins. We work closely with our strategic partners and receive best in class discounts, rebates, and support due to the value we present to the customer.

The following companies are examples of competitors in the AIDC Industry:

●	CDW – CDW provides thousands of products as a general IT supplier. They have an internal sales team that pairs with an external sales team. In the AIDC space they have limited capability/ability to provide value add services.
●	Denali Advanced Integration – Washington-based Denali Advanced Integration is a full system integration company with services ranging from IT Consulting, Managed Services and Enterprise Mobility Solutions. Denali Advanced Integration partners with major mobility vendors Zebra, Honeywell, and Datalogic.
●	Other Competitors in the U.S. – Certain ‘catalog and online’ AIDC equipment resellers offer end-users deeply discounted, commodity-oriented products; however, they typically offer limited or no maintenance support beyond the manufacturer’s warranty (which generally results in slower repair turnaround time). More importantly, as end users have become increasingly dependent on VARs and Sis to provide platform design, integration and maintenance, end users typically do not place major purchase orders with such resellers.

Intellectual Property

We own and maintain a portfolio of intellectual property assets which we hope to continue to build. We believe that our intellectual property assets create great value to the Company and therefore we take steps to protect those assets. However, because of the nature of our business and assets we have not sought patent or trademark protection of our intellectual property assets.

Employees

As of August 12, 2020, we had a total of approximately 80 full-time employees. We have not experienced any work disruptions or stoppages and we consider relations with our employees to be good.

Legal Proceedings; Product Liability

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. Currently, we are not a party to any material legal proceedings or subject to any material claims. The results of any future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

Available Information

Our annual and quarterly reports that we will begin to file, along with all other reports and amendments filed with or furnished to the SEC, will be publicly available free of charge on the Investor Relations section of our website at www.decisionpt.com as soon as reasonably practicable after these materials are filed with or furnished to the SEC.  Our corporate governance policies, ethics code and board of directors’ committee charters are posted under the Investor Relations section of the website.  The information on our website is not part of this prospectus or any report we file with, or furnish to, the SEC.  The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

DESCRIPTION OF PROPERTY

Our company headquarters and executive offices are located in Irvine, California, where we lease approximately 10,000 square feet.

We believe that our facilities are adequate for our current needs.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our stock is quoted on the OTC Pink Market under the symbol “DPSI.”  We were previously quoted over-the-counter until early 2018. There are 13,576,223 shares of our Common Stock outstanding. The information regarding public transactions involving our Common Stock reflects prices between dealers, and does not include retail markup, markdown, or commission, and may not represent actual transactions.

As of August 12, 2020, our Common Stock closed at $1.50 per share, as quoted on OTC Pink Market.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to a few exceptions which we do not meet. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

There are currently 917,963 outstanding options and 1,147,548 outstanding warrants to purchase DecisionPoint common stock. We do not have any convertible debentures outstanding that permit the holder to convert the outstanding obligation into shares of our common stock.

The number of holders of record of shares of our common stock is 330.

There have been no cash dividends declared on our common stock. Dividends are declared at the sole discretion of our Board of Directors, subject to certain restrictions.

We currently have in place an equity compensation plan. A total of 2,200,000 shares of Common Stock are reserved for issuance under the 2014 Plan. The 2014 Plan provides that the Company may grant or award to eligible recipients various forms of equity compensation awards, including incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, stock bonus awards and other performance compensation. As of the date of this prospectus, there are 917,963 outstanding options to purchase shares of our common stock pursuant to the 2014 Plan. 232,118 shares of our common stock remain available for future grant or issuance under the 2014 Plan.

Substantially all of our outstanding shares of common stock, including all of the outstanding shares being registered hereby, are restricted or held by affiliates. These shares may be resold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as that provided by Rule 144 promulgated under the Securities Act. In general, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months may be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed 1% of the then outstanding common shares of the same class. Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us. We cannot estimate the number of shares of our Common Stock that our existing stockholders will elect to sell under Rule 144.

Management

The following table sets forth the names, ages and positions of our executive officers, key employees and directors as of the date of this prospectus.

Name	Age	Position
Steve Smith	65	Chief Executive Officer and Director
Melinda Wohl	49	Vice President, Finance and Administration
Dave Peddemors	50	Vice President, Sales and Marketing
Robert Schroeder (1)(2)(3)	54	Director
Stanley Jaworski (2)(3)	70	Director and Chairman of the Board
Richard Bravman	65	Director
Michael Taglich (2)(3)	55	Director
John Guttilla (1)	64	Director

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

(3)	Member of the nominating and corporate governance committee.

Executive Officers

Steve Smith, Chief Executive Officer and Director. Mr. Smith has been serving as Chief Executive Officer and as a director since April 11, 2016. Mr. Smith started his career as a sales account manager with Burroughs Corporation in 1977, assuming the role of Zone Manager less than two years later. He joined Telex Computer Products in 1981, and progressed through a series of sales and management roles over the following nine years, consistently earning recognition as a leading performer, including seven times as a “Millionaires Club” member. Mr. Smith began his focus on the AIDC industry in 1991, when he joined Ericsson Communications as Director of Sales and Marketing, with responsibilities over a pioneering mobile computing product there. He joined Symbol Technologies in 1995, as its Director of Business Development for its newly formed Transportation & Logistics business unit. Mr. Smith’s leadership contributions in that and a subsequent role as VP, Global Accounts, were instrumental in the emergence of this sector as a leading growth engine for Symbol. In recognition of those accomplishments, Mr. Smith was promoted to the position of Division VP and GM in 2002. Starting in 2006 Mr. Smith served as Sr. Vice President, Worldwide Sales and Services at Intelleflex, a Silicon Valley-based company delivering innovative solutions around radio frequency identification technologies, building out its go-to-market team and strategies from the company’s earliest stages, and securing major wins, including with The Boeing Company. Most recently, he has served in key sales leadership roles in Motorola Solutions and Zebra Technologies, immediate past and current owners of the former Symbol Technologies business, with responsibilities for global accounts such as The Coca-Cola Company and PepsiCo.

Melinda Wohl, Vice President, Finance and Administration. Ms. Wohl is the Vice President, Finance and Administration.  Melinda brings over 20 years of accounting experience in the technology industry and has been a member of the DecisionPoint leadership team since 2004. Ms. Wohl is responsible for all aspects of Accounting, Finance, Human Resources and Payroll from the Company’s headquarters in Irvine, California.   Prior to working for DecisionPoint, Ms. Wohl served as Corporate Controller for Abracon Corporation, a leading global manufacturer of electronic components. A California native, Melinda graduated with a Bachelor of Arts degree with an emphasis in Finance from California State University Fullerton.

David Peddemors, Vice President, Sales and Marketing. David Peddemors is the Vice President, Sales and Marketing. David joined DecisionPoint in May of 2019 and was tasked with the mission of growing sales and developing the modern marketing mechanisms that will drive growth for the corporation. Mr. Peddemors has held various sales and sales management roles with Avery Dennison, Psion Teklogix, Motorola Solutions, and Zebra Technologies. Mr. Peddemors’ career has been focused on solutions that incorporate rugged technologies, RFID, software, and systems solutions.

Directors

Stanley Jaworski, Director and Chairman of the Board. Stanley P. Jaworski, Jr. became a director October 3, 2014. He has served as Chairman since February 2016. Mr. Jaworski is VP Marketing for the Comodo Group, an internet security company. He was Vice President Marketing for the Americas of Motorola Solutions, Inc. (NYSE:MSI) from 2009 until May 2014. From 2007 to 2009, Mr. Jaworski was Chief Marketing Officer of VBrick Systems, Inc., which provides enterprise Internet protocol video solutions for corporate, education, worship, media and government markets worldwide, and from 2005 to 2007, he was Vice President, Worldwide Channel Marketing, of NetApp, Inc., a computer storage and data management company.

Richard Bravman, Director. Richard Bravman became a director on February 24, 2016. Mr. Bravman is an entrepreneurial leader with over 37 years of functional, general management, and board level experience in technology companies ranging in scale from start-up to global S&P 500 public companies, and across the growth stages in between. Mr. Bravman spent the first 25 years of his career in a variety of roles at Symbol Technologies (recently acquired by Zebra Systems). He joined in 1978 as its fifth employee, held numerous positions with increasing responsibilities, and most recently served as the company’s vice chairman and CEO. Mr. Bravman formed Coastal Ventures in 2004 and serves as its principal partner, providing strategic consulting and board services to the executive management of emerging and early stage technology companies, and to their investors. He currently also serves as COO of Affinity Solutions, an industry leader in precision marketing platform solutions.

Michael Taglich, Director. Mr. Taglich has served as a director since October 2014. Mr. Taglich has been President of Taglich Brothers, Inc., since its founding in 1992. Taglich Brothers is a New York-based full-service securities brokerage firm specializing in the micro-cap segment of the public securities markets. He is currently the Chairman of the Board of Air Industries Group Inc., a publicly traded aerospace and defense company (NYSE AIRI). He also serves on the board of BioVentrix, Inc., a privately held medical device company whose products are directed at heart failure treatment. He also serves as a director on a number of other public and private companies, including Bridgeline Digital, Inc. (NASDAQ BLIN) and privately held Icagen Inc., a drug screening company. Mr. Taglich brings extensive professional experience which spans various aspects of senior management, including finance, operations and strategic planning. Mr. Taglich received a Bachelor’s Degree in Business Administration from New York University.

John Guttilla, Director. John Guttilla became a director on October 3, 2014. He is a Partner in the accounting firm of RotenbergMeril where he is a member of the firm’s management committee and director of the firm’s Financial Services Department. He is also a director and Chairman of the Audit Committee of Orchids Paper Products Company (formerly NYSE MKT: TIS). Mr. Guttilla is a certified public accountant and holds a B.S. degree in Accounting from Fordham University and a Master’s in Taxation from St. John’s University.

Robert Schroeder, Director. Mr. Schroeder was elected to the Board of Directors on November 18, 2013, after being nominated to the board of directors, in connection with the Company’s sale of its then outstanding Series E Preferred Stock. Mr. Schroeder served as Chairman of the Board from October 2014 until February 2016. He currently serves as the Vice President of Investment Banking of Taglich Brothers and specializes in advisory services and capital raising for small public and private companies. Prior to that, Mr. Schroeder served as Senior Equity Analyst publishing sell-side research on publicly traded companies. Mr. Schroeder has been with Taglich since 1993. Prior to joining Taglich, Mr. Schroeder served in various positions in the brokerage and public accounting industries. Mr. Schroeder received a B.S. degree in accounting and economics from New York University. He currently serves on the board of directors of Air Industries Group, a publicly traded manufacturer of aerospace parts and assemblies. He also currently serves on the board of publicly traded Intellinetics, Inc., a provider of cloud-based enterprise content management solutions. He became Interim Chairman of the Board as of the close of business on October 3, 2014 and Chairman on November 10, 2014.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that is applicable to DecisionPoint and to all our directors and officers and persons performing similar functions, including our principal executive officer and principal financial officer. A copy of the Company’s Code of Ethics may be obtained on our website at decisionpt.com/code-of-business-ethics/. We intend to disclose future amendments to such code, or any waivers of its requirements, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or our directors on our website identified above. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Board Leadership Structure and Role in Risk Oversight

We have a Board leadership structure whereby the positions of Chairman of the Board and Chief Executive Officer are separate. We believe this structure provides the Board with independent leadership and oversight of management and allows the Chief Executive Officer to concentrate on the Company’s business operations.

Our Board is comprised of six directors, four of whom are independent directors. All of our independent directors are highly accomplished and experienced business leaders in their respective fields, who have demonstrated leadership in significant enterprises and are familiar with board processes. We believe the current Board leadership structure facilitates effective communication, oversight and governance of the Company consistent with the best interests of the Company’s shareholders and other stakeholders.

The Board has delegated responsibility for the oversight of specific risks to Board committees as follows:

●	The Audit Committee oversees our risk policies and processes relating to the financial statements and financial reporting processes, as well as key credit risks, liquidity risks, market risks and compliance, and the guidelines, policies and processes for monitoring and mitigating those risks.
●	The Compensation Committee oversees the compensation of our chief executive officer and our other executive officers and reviews our overall compensation policies for employees.
●	The Nominating and Corporate Committee oversees the nomination of candidates to the Board and risks related to our governance structure and processes.

Director Independence

We are not currently listed on a national securities exchange or in an inter-dealer quotation system that has requirements that a majority of the Board be independent. However, our Board has undertaken a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board has determined that Messrs. Schroeder, Guttilla, Jaworski, Bravman and Taglich are “independent directors” as defined under the Listing Rules of the Nasdaq Stock Market.

Committees of the Board of Directors

Our Board has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our Board is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.

Audit Committee

Our audit committee is composed of Messrs. Schroeder and Guttilla. Mr. Guttilla serves as the chairperson of our audit committee.  Our Board has determined that each member of our audit committee meets the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and the Listing Rules of Nasdaq. Our Board has also determined that Mr. Guttilla is an “audit committee financial expert” as defined in the rules of the SEC and has the requisite financial sophistication as defined under the Listing Rules of Nasdaq. The responsibilities of our audit committee will include, among other things:

●	selecting and hiring the independent registered public accounting firm to audit our financial statements;
●	overseeing the performance of the independent registered public accounting firm and taking those actions as it deems necessary to satisfy itself that the accountants are independent of management;
●	reviewing financial statements and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews, and the reports and certifications regarding internal control over financial reporting and disclosure controls;
●	preparing the audit committee report that the SEC requires to be included in our annual proxy statement;
●	reviewing the adequacy and effectiveness of our internal controls and disclosure controls and procedures;
●	overseeing our policies on risk assessment and risk management;
●	reviewing related party transactions; and
●	approving or, as required, pre-approving, all audit and all permissible non-audit services and fees to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter, which satisfies the applicable rules and regulations of the SEC and the Listing Rules of Nasdaq.

Compensation Committee

Our compensation committee is composed of Messrs. Jaworski, Schroeder and Taglich. Mr. Schroeder serves as the chairperson of our compensation committee. Our Board has determined that each member of our compensation committee meets the requirements for independence under the applicable rules and regulations of the SEC and listing standards of Nasdaq. Each member of the compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. The purpose of our compensation committee will be to oversee our compensation policies, plans and benefit programs and to discharge the responsibilities of our Board relating to compensation of our executive officers. The responsibilities of our compensation committee will include, among other things:

●	reviewing and approving or recommending to the Board for approval compensation of our executive officers and directors;
●	overseeing our overall compensation philosophy and compensation policies, plans and benefit programs for service providers, including our executive officers;
●	reviewing, approving and making recommendations to our Board regarding incentive compensation and equity plans; and
●	administering our equity compensation plans.

Our compensation committee will operate under a written charter, to be effective prior to the completion of this offering, which satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq.

Corporate Governance and Nominating Committee

The corporate governance and nominating committee are composed of Messrs. Jaworski, Schroeder and Taglich. Mr. Schroeder serves as chairperson of our corporate governance and nominating committee. Our Board has determined that all members of our nominating and corporate governance committee meet the requirements for independence under the applicable rules and regulations of the SEC and Listing Rules of Nasdaq. The responsibilities of our nominating and corporate governance committee will include, among other things:

●	identifying, evaluating and selecting, or making recommendations to our Board regarding, nominees for election to our Board and its committees;
●	evaluating the performance of our Board and of individual directors;
●	considering and making recommendations to our Board regarding the composition of our Board and its committees; and
●	developing and making recommendations to our Board regarding corporate governance guidelines and matters.

Our nominating and corporate governance committee will operate under a written charter, to be effective prior to the completion of this offering, which satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq.

Involvement in Certain Legal Proceedings

Mr. Guttilla previously served on the Board of Directors of Orchids Paper Products Company. In April 2019, Orchids Paper Products Company and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). Except for Mr. Guttilla, to our knowledge, during the last ten years, none of our directors and executive officers has:

●	Had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.
●	Been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses.
●	Been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.
●	Been found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.
●	Been the subject to, or a party to, any sanction or order, not subsequently reverse, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Family Relationships

There are no family relationships between or among any of our directors or executive officers and any other directors or executive officer.

Executive and Director Compensation

Our named executive officers for the year ended December 31, 2019, consisting of our principal executive officer and the next two most highly compensated executive officers, were:

●	Steve Smith, Chief Executive Officer;

●	Melinda Wohl, Vice President, Finance and Administration; and
●	David Peddemors, Vice President, Sales and Marketing.

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers during the years ended December 31, 2019 and December 31, 2018.

Name and Principal Position		Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Steve Smith	2019	385,417	—	249,000	—	90,895	11,200	736,512
Chief Executive Officer	2018	350,000	—	—	—	—	11,000	11,000
Melinda Wohl	2019	174,933	—	—	—	31,850	7,514	214,297
Vice President of Finance	2018	173,687	—	—	7,750	—	6,951	188,388
David Peddemors (5)	2019	94,886	88,360	—	39,500	—	3,179	225,925
Vice President of Sales and Marketing

(1)	Amount reflects a discretionary cash bonus for individual performance.
(2)	Amounts reflect the grant date fair value of an unrestricted stock award granted to Mr. Smith in accordance with FASB ASC No. 718.
(3)	Amounts reflect the grant date fair value of stock options granted to an officer and in accordance with FASB ASC No. 718.
(4)	Amounts represent cash-based incentives.
(5)	Amounts represent the Company’s 401(k) match.
(6)	Mr. Peddemors was hired in May 2019.

Narrative to Summary Compensation Table

Except for our standard 401(k) plan available to employees, there are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers.  Our directors and executive officers, in the past have, and in the future may receive stock options or restricted stock at the discretion of our board of directors in the future.  Equity awards or stock options may be granted at the discretion of our board of directors from time to time. Certain executives are eligible for cash-based incentives for performance measures of net sales and EBITDA.

Annual Incentive Cash Bonus

The Compensation Committee approved annual cash bonuses based on performance measures of net sales and EBITDA, or net income before interest expense, taxes, depreciation and amortization.

Minimum, target and maximum performance thresholds were established for each of the performance measures. No bonuses are earned unless the performance exceeds the minimum threshold.

The following table shows the performance measure thresholds for each measure in 2019:

	Performance Threshold
	Minimum	Target	Maximum
Net sales (in millions)	$34.5	$46.5	$61.2
EBITDA (in millions)	$2.0	$2.7	$3.6

The following table represents the percentage of the respective executive’s base salary that would be earned upon achievement of the applicable performance thresholds.

	Steve Smith	Melinda Wohl
Minimum	0%	0%
Target	40%	20%
Maximum	80%	40%

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2019:

		Stock Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Stock Options Exercisable (#)	Number of Securities Underlying Unexercised Stock Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Melinda Wohl	6/18/2018	14,583	10,417	0.50	6/18/2023
	10/27/2016	25,000	—	0.94	10/27/2021
	6/15/2011	28	—	1,084.90	6/15/2021
David Peddemors	12/31/2019	—	50,000	0.83	12/31/2024

Executive Employment Arrangements

In 2019, the Company was party an employment agreement with Mr. Smith as discussed below.

Employment Agreement with Mr. Smith

On March 25, 2019, we entered into an amended employment agreement with Mr. Smith with respect to his continuing employment with us. The agreement provides a fixed term of employment commencing on April 1, 2019 through March 31, 2022. The employment agreement provides for an annual base salary of $400,000 increasing to $410,000 on the first anniversary and $420,000 on the second anniversary of the effective date. Pursuant to the agreement, Mr. Smith is eligible for a cash incentive bonus based on the Company achieving performance measures of sales and EBITDA.

In addition, Mr. Smith was granted 700,000 shares of restricted common stock. The shares immediately vested upon grant on the effective date.

None of the other executive officers have any individual agreements with the Company.

Potential Payments Upon Termination or Change in Control

Under the terms of Mr. Smith’s employment agreement, if the Company terminates Mr. Smith without “cause” or in result of a “change in control”, the Company agreed to provide a severance payment equal to 12 months of the annual base salary on the date of termination. As of December 31, 2019, potential severance payments upon termination or change in control was $400,000.

None of the other executive officers are entitled to payments in connection with a termination or change in control.

Director Compensation

Our non-employee directors receive an annual cash retainer of $18,000 for their service on our board. In addition, Mr. Jaworski received an additional $23,250 for serving as Chairman of the Board.

Annual service for retainer purposes relates to the approximate 12-month period between annual meetings of our stockholders and all retainers are paid in quarterly installments. A prorated annual retainer will be paid to any person who becomes a member of our board, a committee chair or a member of any committee on a date other than the date of the annual meeting of our stockholders.

The following table sets forth the independent director compensation payments made during the year ended December 31, 2019. None of the directors received equity awards in 2019.

Name	Fees Earned or Paid in Cash ($)
Stanley Jaworski	41,250
Richard Bravman	18,000
John Guttilla	18,000
Michael Taglich	18,000
Robert Schroeder	18,000

Certain Relationships and Related Party Transactions

Other than the director and executive officer compensation arrangements discussed above in the sections titled “Management” and “Executive Compensation”, there has been no transaction since January 1, 2019, or any currently proposed transaction, in which:

●	we have been or are to be a participant;
●	the amount involved exceeded or will exceed the lesser of (i) $120,000 or (ii) 1% of the average of the Company’s total assets at year-end for the last two completed fiscal years; and
●	any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals or entities, had or will have a direct or indirect material interest.

Control by Officers and Directors

Our officers and directors and their affiliates beneficially own, in the aggregate, approximately 23.2% of our outstanding common stock as of August 13, 2020. As a result, in certain circumstances, these stockholders acting together may be able to determine matters requiring approval of our stockholders, including the election of our directors, or they may delay, defer or prevent a change in control of us. See the section of this prospectus captioned “Security Ownership of Certain Beneficial Owners and Management” below.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of August 13, 2020, as adjusted to reflect the sale of common stock offered by us in this offering, for:

●	each person, or group of affiliated persons, who we know to beneficially own more than five percent (5%) of our common stock;
●	each of our named executive officers;
●	each of our directors and director nominees; and
●	all of our executive officers and directors as a group.

The percentage of beneficial ownership information shown in the table prior to this offering is based on 13,576,223 shares of common stock outstanding as of August 13, 2020 and assumes no participation in this offering by the parties below.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than five percent (5%) of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of our common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within sixty (60) days of August 13, 2020. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address of each of the individuals and entities named in the table below is c/o DecisionPoint Systems, Inc., 8697 Research Drive, Irvine, CA 92618. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Shares of Common Stock Beneficially Owned	%
Named Executive Officers and Directors:
Michael N. Taglich (1)	1,824,140	13.4%
Steven Smith	776,520	5.7%
Robert Schroeder (2)	317,056	2.3%
Richard Bravman (3)	103,941	*
Stanley P. Jaworski, Jr. (4)	123,941	*
Melinda Wohl (5)	41,813	*
John Guttilla (6)	85,613	*
David Peddemors (7)	8,833	*
All current directors and executive officers as a group (8 persons)	3,281,857	24.2%

5% Stockholders
Robert Taglich (8) 37 Main Street Cold Spring Harbor, NY 11724	1,043,607	7.7%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.

(1)	Includes: Warrants exercisable to acquire 113,479 shares at $1.03 per share, warrants exercisable to acquire 141,805 shares at $0.50 per share and warrants exercisable to acquire 15,750 shares at $0.70 per share. Also includes options to acquire 35,000 shares of common stock.
(2)	Includes: Warrants exercisable to acquire 102,121 shares at $1.03 per share, warrants exercisable to acquire 115,820 shares at $0.50 per share and warrants exercisable to acquire 15,750 shares at $0.70 per share. Also includes options to acquire 35,000 shares of common stock and 53,615 shares of common stock directly owned by Mr. Schroeder.
(3)	Consists of options to acquire to purchase 103,941 shares of common stock that may be exercised within 60 days of August 13, 2020.
(4)	Consists of options to acquire to purchase 123,941 shares of common stock that may be exercised within 60 days of August 13, 2020.
(5)	Includes: 130 shares of common stock and options exercisable to acquire 41,693 shares of common stock.
(6)	Consists of options to acquire 35,000 shares of common stock that may be exercised within 60 days of August 13, 2020 and 50,613 shares of common stock.
(7)	Consists of options to acquire 6,250 shares of common stock. Does not include options to 43,750 shares of commons stock that are not exercisable within 60 days of August 13, 2020.
(8)	Includes: Warrants exercisable to acquire 92,847 shares at $1.03 per share, warrants exercisable to acquire 141,805 shares at $0.50 per share and warrants exercisable to acquire 15,750 shares at $0.70 per share.

Legal Matters

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Polsinelli PC, Chicago, Illinois.

Experts

The consolidated financial statements of DecisionPoint as of December 31, 2019 and 2018 included in this prospectus have been so included in reliance on the report of Haskell & White LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We will begin to file annual, quarterly and special reports and other information with the SEC. Our filings with the SEC will be available to the public on the SEC’s website at www.sec.gov. Those filings will also be available to the public on, or accessible through, our corporate website at: www.decisionpt.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part.

DecisionPoint Systems, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

DecisionPoint Systems, Inc.

Irvine, California

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of DecisionPoint Systems, Inc. (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for each of the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2019 and 2018, and the consolidated results of its operations and its cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.

Changes in Accounting Principles

As described in Note 2 to the consolidated financial statements, effective January 1, 2018, the Company adopted Financial Accounting Standards Board, ASU No. 2014-09, Revenue from Contracts with Customers, using the modified retrospective approach. In addition, as described in Notes 2 and 12 to the consolidated financial statements, effective January 1, 2019, the Company adopted Financial Accounting Standards Board, ASU No. 2016-02, Leases, using the modified retrospective approach.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits.  We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks.  Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

HASKELL & WHITE LLP

We have served as the Company’s auditor since 2016.

Irvine, California

May 28, 2020

DecisionPoint Systems, Inc.

Consolidated Balance Sheets

(in thousands, except per share data)

	December 31,
	2019	2018
ASSETS
Current assets:
Cash	$2,620	$2,450
Accounts receivable, net	8,710	8,190
Inventory, net	3,825	356
Deferred costs	2,201	1,966
Prepaid expenses and other current assets	268	141
Total current assets	17,624	13,103
Operating lease assets	516	—
Property and equipment, net	239	140
Deferred costs, net of current portion	1,258	746
Deferred tax assets	2,659	2,924
Intangible assets, net	2,394	3,127
Goodwill	6,990	6,990
Other assets, net	19	48
Total assets	$31,699	$27,078
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,589	$6,704
Accrued expenses and other current liabilities	2,222	2,119
Deferred revenue	3,630	3,811
Line of credit	3,177	3,196
Current portion of debt	144	422
Due to related parties	124	108
Current portion of operating lease liabilities	140	—
Total current liabilities	20,026	16,360
Deferred revenue, net of current portion	1,979	1,079
Long-term debt	390	1,488
Noncurrent portion of operating lease liabilities	388	—
Other	—	452
Total liabilities	22,783	19,379
Commitments and contingencies (Notes 12 and 13)
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 50,000 shares authorized; 13,576 and 12,875 shares issued and outstanding, respectively	14	13
Additional paid-in capital	38,142	37,817
Accumulated deficit	(29,240)	(30,131)
Total stockholders’ equity	8,916	7,699
Total liabilities and stockholders’ equity	$31,699	$27,078

See Accompanying Notes to the Consolidated Financial Statements and Report of Independent Registered Public Accounting Firm.

DecisionPoint Systems, Inc.

Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share data)

	Year Ended December 31,
	2019	2018
Net sales:
Product	$31,990	$26,009
Service	11,899	9,149
Net sales	43,889	35,158
Cost of sales:
Product	25,866	21,614
Service	7,267	6,287
Cost of sales	33,133	27,901
Gross profit	10,756	7,257
Operating expenses:
Sales and marketing expense	4,907	3,341
General and administrative expenses	3,999	3,433
Total operating expenses	8,906	6,774
Operating income	1,850	483
Interest expense	649	391
Income before income taxes	1,201	92
Income tax expense (benefit)	310	(3,883)
Net income and comprehensive income attributable to common shareholders	$891	$3,975
Earnings per share attributable to shareholders:
Basic	$0.07	$0.42
Diluted	$0.06	$0.35
Weighted average common shares outstanding
Basic	13,415	9,504
Diluted	15,341	11,328

See Accompanying Notes to the Consolidated Financial Statements and Report of Independent Registered Public Accounting Firm.

DecisionPoint Systems, Inc.

Consolidated Statements of Changes in Stockholder’s Equity

(in thousands, except per share data)

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance at December 31, 2017	6,013	$6	$34,815	$(34,161)	$660
Cumulative-effect adjustment from adoption of ASC 606 (Note 2)	—	—	—	55	55
Net income	—	—	—	3,975	3,975
Issuance of common stock in connection with private placement	6,336	6	2,655	—	2,661
Issuance of common stock in connection with private placement of subordinated debt	525	1	263	—	264
Share-based compensation expense	—	—	83	—	83
Exercise of stock options	1	—	1	—	1
Balance at December 31, 2018	12,875	13	37,817	(30,131)	7,699
Net income	—	—	—	891	891
Common stock issued to officer (Note 10)	700	1	—	—	1
Share-based compensation expense	—	—	324	—	324
Exercise of stock options	1	—	1	—	1
Balance at December 31, 2019	13,576	$14	$38,142	$(29,240)	$8,916

See Accompanying Notes to the Consolidated Financial Statements and Report of Independent Registered Public Accounting Firm.

DecisionPoint Systems, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2019	2018
Cash flows from operating activities
Net income	$891	$3,975
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	809	689
Amortization of deferred financing costs and note discount	304	57
Share-based compensation expense	324	83
Acquisition earn-out adjustment	(110)	60
Deferred income taxes, net	265	(3,910)
Allowance for doubtful accounts	5	(14)
Changes in operating assets and liabilities:
Accounts receivable	(503)	(1,743)
Inventory, net	(3,469)	250
Deferred costs	(746)	(287)
Prepaid expenses and other current assets	(148)	36
Other assets, net	21	(29)
Accounts payable	4,047	1,185
Accrued expenses and other current liabilities	275	23
Due to related parties	16	35
Operating lease liabilities	(163)	—
Deferred revenue	717	1,417
Net cash provided by operating activities	2,535	1,827
Cash flows from investing activities
Purchases of property and equipment	(175)	(84)
Cash paid for Royce acquisition, net of cash acquired	(500)	(4,189)
Net cash used in investing activities	(675)	(4,273)
Cash flows from financing activities
Repayment of term debt	(1,636)	(385)
Line of credit	(19)	(67)
Proceeds from issuance of term debt	—	2,250
Debt issuance costs	(36)	(165)
Proceeds from issuance of common stock	—	3,168
Common stock issuance costs	—	(507)
Proceeds from exercise of stock options	1	1
Net cash (used in) provided by financing activities	(1,690)	4,295
Change in cash and cash equivalents	170	1,849
Cash and cash equivalents, beginning of year	2,450	601
Cash and cash equivalents, end of year	$2,620	$2,450
Supplemental disclosures of cash flow information
Cash paid for interest	$412	$325
Cash paid for income taxes	113	17
Supplemental disclosure of non-cash activities
Earn-out related to acquisition of Royce	$—	$1,050
Disposals of property and equipment	—	2
Fair value of warrants issued in connection with private placement offering	—	634
Fair value of warrants issued in connection with private placement of subordinated notes	—	53
Leased assets obtained in exchange for new operating lease liabilities	527	—

See Accompanying Notes to the Consolidated Financial Statements and Report of Independent Registered Public Accounting Firm.

DecisionPoint Systems, Inc.

Notes to the Consolidated Financial Statements

Note 1: Description of Business

DecisionPoint Systems, Inc., which we sometimes refer to as the company, we or us, is an enterprise mobility systems integrator that sells, installs, deploys and repairs mobile computing and wireless systems that are used both within a company’s facilities and in the field. These systems generally include mobile computers, mobile application software, and related data capture equipment including bar code scanners and radio frequency identification (“RFID”) readers. We also provide professional services, consulting, staging, kitting, deployment, maintenance, proprietary and third-party software and software customization as an integral part of our customized solutions for our customers. The suite of products utilizes the latest technologies to make complex mobile technologies easy to use, understand and keep running within all vertical markets such as; merchandising, sales and delivery; field service; logistics and transportation, healthcare and warehouse management.

On June 17, 2018, we acquired 100% of the outstanding stock of Royce Digital Systems, Inc. (“RDS”), located in Irvine, California for consideration of $5,601,602. RDS provides innovative enterprise print and mobile technologies, deployment services and on-site maintenance. See Note 3 for additional information.

Note 2: Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements of DecisionPoint Systems, Inc. and its subsidiaries have been prepared on an accrual basis of accounting in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”). The accompanying consolidated financial statements include the accounts of DecisionPoint Systems, Inc. and its wholly owned subsidiaries, DecisionPoint Systems International (“DPSI”), DecisionPoint Systems Group, Inc. (“DPS Group”), and Royce Digital Systems, Inc. (“RDS”). RDS was acquired on June 17, 2018 and as such, the operating results of RDS have been consolidated into our consolidated results of operations beginning June 18, 2018. Our operating segments have been aggregated into one reportable segment based on the similar nature of products and services sold and economic characteristics. All our identifiable assets are in the United States and all intercompany transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Certain accounting policies involve judgments and uncertainties to such an extent that there is a reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. We evaluate our estimates and assumptions on a regular basis.

Accounts Receivable

Accounts receivable are stated at net realizable value, and as such, earnings are charged with a provision for doubtful accounts based on our best estimate of the amount of probable credit losses in our existing accounts receivable. We determine an allowance based on historical write-off experience and specific account information available. Accounts receivable are reflected in the accompanying consolidated balance sheets net of a valuation allowance of $37,000 and $47,500 as of December 31, 2019 and 2018 respectively. When internal collection efforts on accounts have been exhausted, the accounts are written off by reducing the allowance for doubtful accounts and the related customer receivable.

Inventory

Inventory consists solely of finished goods and is stated at the lower of cost or net realizable value. Cost is determined under the first-in, first-out (FIFO) method. We periodically review our inventory and make provisions as necessary for estimated obsolete and slow-moving goods. The creation of such provisions results in a reduction of inventory to net realizable value and a charge to cost of sales. Inventories are reflected in the accompanying consolidated balance sheets net of a valuation allowance of $33,000 and $85,100 as of December 31, 2019 and 2018, respectively.

Deferred costs

Deferred costs consist primarily of customer-related third-party extended hardware and software maintenance services which we have paid for in advance. The costs are ratably amortized over the life of the contract, generally one to five years.

DecisionPoint Systems, Inc.

Notes to the Consolidated Financial Statements

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, generally from three to five years. Leasehold improvements are recorded at cost and amortized over the shorter of the lease term or the life of the improvements. Cost incurred for repairs and maintenance are expensed as incurred. Upon retirement or sale, the cost and related accumulated depreciation and amortization of disposed assets are removed from the accounts and any resulting gain or loss is included in other expense, net.

Intangible Assets and Long-lived Assets

We evaluate our intangible and long-lived assets for impairment annually when events or circumstances arise that indicate intangible and long-lived assets may be impaired. Indicators of impairment include, but are not limited to, a significant deterioration in overall economic conditions, a decline in the market capitalization, the loss of significant business, or other significant adverse changes in industry or market conditions. We completed the qualitative assessment for impairment and determined that there was no impairment as of December 31, 2019 and 2018. There can be no assurance, however, that market conditions will not change or demand for our products will continue, which could result in an impairment of intangible and long-lived assets in the future.

Intangible assets with finite useful lives are amortized over their respective estimated useful lives using an accelerated method to their estimated residual values, if any.  Our intangible assets consist of customer lists, customer relationships and trade names. Refer to Note 3 for further information on our intangible assets.

Goodwill

Goodwill represents the excess of the purchase price paid over the fair value of the net assets acquired. Goodwill is not amortized but tested for impairment at least annually or whenever events or changes in circumstance indicate that carrying values may not be recoverable. We assess the impairment of goodwill annually at each year-end or if indicators or impairment are present.

We completed our annual assessment for goodwill impairment and determined that goodwill was not impaired as of December 31, 2019 and 2018, and no adjustment was required. For the year ended December 31, 2018, we recognized additional goodwill of $1,689,263 related to a business acquisition as further described in Note 3.

Factors that we consider important that could trigger an impairment assessment include, but not limited to, the following:

●	significant under-performance relative to historical and projected operating results;

●	significant changes in the manner of use of the acquired assets or business strategy; and

●	significant negative industry or general economic trends.

When performing the impairment review, we determine the carrying amount of a reporting unit by assigning assets and liabilities, including the existing goodwill, to each reporting unit. To evaluate whether goodwill is impaired, we compare the estimated fair value of each reporting unit to which the goodwill is assigned to the reporting unit’s carrying amount. If the carrying amount of a reporting unit exceeds its fair value, the amount of the impairment loss will be recognized as the difference of the estimated fair value and the carrying value of the reporting unit under the new accounting standard.

Determining the fair value of a reporting unit is judgmental in nature and involves the use of significant estimates and assumptions. These estimates and assumptions include revenue and expense growth rates, capital expenditures and the depreciation and amortization related to capital expenditures, changes in working capital, discount rates, risk-adjusted discount rates, future economic and market conditions and the determination of appropriate comparable companies. Due to the inherent uncertainty involved in making these estimates, actual future results related to assumed variables could differ from these estimates.

Fair Value Measurement

Fair value is the price that would be received from selling an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides a hierarchy for inputs used in measuring fair value that prioritize the use of observable inputs over the use of unobservable inputs, when such observable inputs are available. The three levels of inputs that may be used to measure fair value are as follows:

●	Level 1 - Quoted prices in active markets for identical assets or liabilities.

DecisionPoint Systems, Inc.

Notes to the Consolidated Financial Statements

●	Level 2 - Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets with insufficient volume or infrequent transactions (less active markets), or model-driven valuations in which all significant inputs are observable or can be derived principally from, or corroborated with, observable market data.

●	Level 3 - Fair value is derived from valuation techniques in which one or more significant inputs are unobservable, including assumptions and judgments made by us.

The carrying amounts of cash, accounts receivable, accounts payable and accrued expenses, and line of credit approximate fair value due to the short-term nature of these financial instruments. The carrying amount of our debt approximates its fair value as the credit markets have not materially changed since the original borrowing dates. The estimated fair value of the reporting unit used for the annual goodwill impairment test was derived using stock sales with third parties, as well as quoted market prices (Level 2).

Business Combinations

We utilize the acquisition method of accounting for business combinations and allocates the purchase price of an acquisition to the various tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. We primarily establish fair value using the income approach based upon a discounted cash flow model. The income approach requires the use of many assumptions and estimates including future revenues and expenses, as well as discount factors and income tax rates. Other estimates include:

●	Estimated step-ups or write-downs for fixed assets and inventory;

●	Estimated fair values of intangible assets; and

●	Estimated liabilities assumed from the target

While we use our best estimates and assumptions as part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the business acquisition date, these estimates and assumptions are inherently uncertain and subject to refinement. As a result, during the purchase price allocation period, which is generally no more than one year from the business acquisition date, we may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill.

Revenue Recognition

We adopted Accounting Standards Updated (“ASU”) No. 2014-09, “Revenue from Contracts with Customers” which created Topic 606 with an initial adoption date of January 1, 2018. The adoption of Topic 606 resulted in a cumulative effect adjustment that increased retained earnings by $54,597. This adjustment was associated with the deferral of contract acquisition costs. There was no change in revenues reported using this method as compared to previous guidance.

We determine revenue recognition through the following steps: (1) identification of the contract with a customer; (2) identification of the performance obligations in the contract; (3) determination of the transaction price; (4) allocation of the transaction price to the performance obligations in the contract; and (5) recognition of revenue when, or as, a performance obligation is satisfied.

We combine contracts with the same customer into a single contract for accounting purposes when the contracts are entered into at or near the same time and the contracts are negotiated as a single commercial package, consideration in one contract depends on the other contract, or the services are considered a single performance obligation. If an arrangement involves multiple performance obligations, the items are analyzed to determine the separate units of accounting, whether the items have value on a standalone basis and whether there is objective and reliable evidence of their standalone selling price. The total contract transaction price is allocated to the identified performance obligations based upon the relative standalone selling prices of the performance obligations. The standalone selling price is based on an observable price for services sold to other comparable customers, when available, or an estimated selling price using a cost plus margin approach. We estimate the amount of total contract consideration we expect to receive for variable arrangements by determining the most likely amount we expect to earn from the arrangement based on the expected quantities of services we expect to provide, and the contractual pricing based on those quantities. We only include some or a portion of variable consideration in the transaction price when it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur or when the uncertainty associated with the variable consideration is subsequently resolved. We consider the sensitivity of the estimate, our relationship and experience with our client and variable services being performed, the range of possible revenue amounts and the magnitude of the variable consideration to the overall arrangement.

As discussed in more detail below, revenue is recognized when a customer obtains control of promised goods or services under the terms of a contract and is measured as the amount of consideration, we expect to receive in exchange for transferring goods or providing services. We do not have any material extended payment terms, as payment is due at or shortly after the time of the sale. Observable prices are used to determine the standalone selling price of separate performance obligations, or a cost plus margin approach is used when observable prices are not available. Sales, value-added and other taxes collected concurrently with revenue producing activities are excluded from revenue.

DecisionPoint Systems, Inc.

Notes to the Consolidated Financial Statements

We recognize contract assets or unbilled receivables related to revenue recognized for services completed but not yet invoiced to our clients. Unbilled receivables are recorded as accounts receivable when we have an unconditional right to contract consideration. A contract liability is recognized as deferred revenue when we invoice clients in advance of performing the related services under the terms of a contract. Deferred revenue is recognized as revenue when we have satisfied the related performance obligation.

Hardware, consumables and software products - We recognize product revenue at the point in time when a client takes control of the hardware and/or software, which typically occurs when title and risk of loss have passed to the client. Our selling terms and conditions reflect that F.O.B ‘dock’ contractual terms establish that control is transferred from us at the point in time when the product is shipped to the customer.

Revenues from software license sales are recognized as a single performance obligation on a gross basis as we are acting as a principal in these transactions at the point the software license is delivered to the customer. Generally, software licenses are sold with accompanying third-party delivered software assurance, which allows customers to upgrade, at no additional cost, to the latest technology if new capabilities are introduced during the period that the software assurance is in effect. If we determine that the accompanying third-party delivered software assurance is critical or essential to the core functionality of the software license, the software license and the accompanying third party delivered software assurance are recognized as a single performance obligation.

We leverage drop-ship shipments with many of our partners and suppliers to deliver hardware and consumable products to our clients without having to physically hold the inventory at our warehouses, thereby increasing efficiency and reducing costs. We recognize revenue for drop-ship arrangements on a gross basis as the principal in the transaction when the product is received by the client because we control the product prior to transfer to the client. We also assume primary responsibility for the fulfillment in the arrangement, we assume inventory risk if the product is returned by the client. We set the price of the product charged to the client and we work closely with clients to determine their hardware specifications.

Professional services - We provide professional services which include consulting, staging, deployment, installation, repair and customer specified software customization. The arrangement is based on either a time and material basis or a fixed fee. Revenue is recognized on a gross basis in the period in which the services are performed or delivered.

We sell certain Original Equipment Manufacturer (“OEM”) hardware and software maintenance support arrangements to our clients. We also offer an internal maintenance agreement related to hardware. These contracts are support service agreements for the hardware and/or software products that were acquired from us. Although these are third-party support agreements for maintenance on the specific hardware and/or software products, our internal help desk and systems engineers assist customers by providing technical assistance on the source of or how to fix the problem. In addition, we also provide a turn back feature, deploying replacements as needed while we manage the return and reverse logistics of the product back to the OEM. Revenue related to service contracts is recognized ratably over the term of the agreement, generally over one to three years.

We act as the principal in the transaction as the primary obligor for fulfillment in the arrangement, we set the price of the service charged to the customer, and we assume credit risk for the amounts invoiced. This is in addition to the fact that our internal help desk and systems engineers assist customers by providing technical assistance on the source of or how to fix the problem. As a result, we recognize the revenue on a gross basis.

We defer costs to acquire contracts, including commissions, incentives and payroll taxes if they are incremental and recoverable costs of obtaining a customer contract with a term exceeding one year. Deferred contract costs are amortized to sales and marketing expense over the contract term, generally over one to three years. We have elected to recognize the incremental costs of obtaining a contract with a term of less than one year as a selling expense when incurred. We include deferred contract acquisition costs in “Prepaid expenses and other current assets” in the consolidated balance sheets. As of December 31, 2019 and December 31, 2018, we had $109,309 and $58,027, respectively, related to deferred contract acquisition costs. We recorded $35,752 and $35,277 in amortized deferred contract acquisition costs in 2019 and 2018, respectively.

DecisionPoint Systems, Inc.

Notes to the Consolidated Financial Statements

The following table summarizes net sales by revenue source (in thousands):

	Year Ended December 31,
	2019	2018
Hardware and software	$27,184	$23,231
Consumables	4,806	2,778
Professional services	11,899	9,149
	$43,889	$35,158

Concentration of Risk

Financial instruments that potentially subject us to a concentration of credit risk consist primarily of cash and accounts receivable. All our cash balances are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 per depositor at each financial institution. As of December 31, 2019, we had $2,013,000 on deposit in excess of the insurance limits. We have not experienced any such losses in these accounts.

For the year ended December 31, 2019, we had sales from two customers which represented 35% of total revenues. Accounts receivable from these customers at December 31, 2019 accounted for 58% of total accounts receivable. For the year ended December 31, 2018, we had sales from three customers which represented 42% of total revenues. Accounts receivable from these three customers at December 31, 2018 accounted for 50% of total accounts receivable. No other customer comprised more than 10% of revenues or accounts receivable in 2019 or 2018.

For the year ended December 31, 2019, we had purchases from two suppliers that collectively represented 73% of total purchases and 85% of accounts payable at December 31, 2019. For the year ended December 31, 2018, we had purchases from two suppliers that collectively represented 61% of total purchases and 63% of accounts payable at December 31, 2019. Loss of a significant vendor could have a material adverse effect on our operations.

Share-Based Compensation

We account for employee and director share-based compensation in accordance with the provisions of ASC Topic 718 “Compensation – Stock Compensation”. Under ASC 718, share-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity grant).

All transactions in which goods or services are the consideration received for the issuance of equity instruments to non-employees are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date used to determine the estimated fair value of the equity instrument issued is the earlier of the date on which the third-party performance is complete or the date on which it is probable that performance will occur.

Employee and director stock-based compensation expense recognized during the period is based on the value of the portion of stock-based payment awards that is ultimately expected to vest during the period. Given that stock-based compensation expense recognized in the accompanying consolidated statements of income and comprehensive income is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. We account for forfeitures as they occur, rather than estimate expected forfeitures.

Compensation cost for stock awards, which include restricted stock units (“RSUs”), is measured at the fair value on the grant date and recognized as expense, net of estimated forfeitures, over the related service period. The fair value of stock awards is based on the estimated fair value of our common stock on the grant date.

The estimated fair value of common stock option awards is calculated using the Black-Scholes option pricing model. The Black-Scholes model requires subjective assumptions regarding future stock price volatility and expected time to exercise, along with assumptions about the risk-free interest rate and expected dividends, all of which affect the estimated fair values of our common stock option awards. Given a lack of historical stock option exercises, the expected term of options granted is calculated as the average of the weighted vesting period and the contractual expiration date of the option. This calculation is based on a method permitted by the Securities and Exchange Commission in instances where the vesting and exercise terms of options granted meet certain conditions and where limited historical exercise data is available. The expected volatility is based on the historical volatility of the common stock of comparable public companies that operate in similar industries as us.

DecisionPoint Systems, Inc.

Notes to the Consolidated Financial Statements

The risk-free rate selected to value any particular grant is based on the U.S. Treasury rate that corresponds to the expected term of the grant effective as of the date of the grant. The expected dividend assumption is based on our history and management’s expectation regarding dividend payouts.

Compensation expense for common stock option awards with graded vesting schedules is recognized on a straight-line basis over the requisite service period for the last separately vesting portion of the award, provided that the accumulated cost recognized as of any date at least equals the value of the vested portion of the award.

If there are any modifications or cancellations of the underlying vested or unvested stock-based awards, we may be required to accelerate, increase or cancel any remaining unearned stock-based compensation expense, or record additional expense for vested stock-based awards. Future stock-based compensation expense and unearned stock- based compensation may increase to the extent that we grant additional common stock options or other stock-based awards.

Income Taxes

We utilize the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the consolidated financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Under ASC Topic 740, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, ASC Topic 740 provides requirements for derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Our policy is to recognize interest and/or penalties related to income tax matters in income tax expense.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act reduced the corporate tax rate to 21%, effective January 1, 2018. Also, we have elected to treat the tax effect of Global Intangible Low Tax Income (“GILTI”) as a current-period expense when incurred. We do not foresee material changes to our gross liability of uncertain tax positions within the next twelve months.

At December 31, 2019 and December 31, 2018, we had no unrecognized tax benefits that, if recognized, would affect our effective income tax rate over the next 12 months. We recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expense. As of December 31, 2019 and December 31, 2018, we had no accrued interest or penalties.

Accounting Standards Adopted in 2019

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”). The amendments in this update clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. ASU 2017-01 is effective for us for the year ended December 31, 2019 and interim reporting periods. The effect of the adoption of this guidance did not significantly impact our consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This guidance requires an entity to recognize lease liabilities and a right-of-use asset for all leases on the balance sheet and to disclose key information about the entity’s leasing arrangements. ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period, with earlier adoption permitted. In July 2018, the FASB approved an amendment to the new guidance that allows companies the option of using the effective date of the new standard as the initial application (at the beginning of the period in which it is adopted, rather than at the beginning of the earliest comparative period) and to recognize the effects of applying the new ASU as a cumulative effect adjustment to the opening balance sheet or retained earnings. Based on the effective dates, we have adopted the new guidance at the beginning of the first quarter of fiscal 2019 using the new transition election to not restate comparative periods. We have elected the package of practical expedients upon adoption, which permits us to not reassess under the new standard our prior conclusions about lease identification, lease classification, and initial direct costs. In addition, we have elected not to separate lease and non-lease components for all real estate leases and did not elect the hindsight practical expedient.

Lastly, we elected a short-term lease exception policy, permitting it to exclude the recognition requirements of this standard from leases with initial terms of 12 months or less. Upon adoption, we recognized operating lease assets of approximately $644,000 and operating lease liabilities of approximately $654,000 on our consolidated balance sheet, with no significant change to our consolidated statements of operations or cash flows. Refer to Note 12 for further information about our lease.

DecisionPoint Systems, Inc.

Notes to the Consolidated Financial Statements

In March 2018, the FASB issued ASU 2018-05, Income Taxes (Topic 740) - Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118. This standard amends Accounting Standards Codification 740, Income Taxes (ASC 740) to provide guidance on accounting for the tax effects of the Tax Act pursuant to Staff Accounting Bulletin No. 118, which allowed companies to complete the accounting under ASC 740 within a one-year measurement period from the Tax Act enactment date. This standard is effective upon issuance and did not significantly impact our consolidated financial statements.

In September 2018, the FASB issued ASU No. 2018-07, Stock-based Compensation: Improvements to Nonemployee Share-based Payment Accounting, which amends the existing accounting standards for share-based payments to nonemployees. This ASU aligns much of the guidance on measuring and classifying nonemployee awards with that of awards to employees. Under the new guidance, the measurement of nonemployee equity awards is fixed on the grant date. This ASU became effective for us in the first quarter of 2019. Entities will apply the ASU by recognizing a cumulative-effect adjustment to retained earnings as of the beginning of the annual period of adoption. Our adoption of this guidance did not have a material impact on our consolidated financial statements.

Accounting Standards Not Yet Adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU will require the measurement of all expected credit losses for financial assets, including trade receivables, held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. The guidance was initially effective for us in the first quarter of 2020. In November 2019, the FASB issued ASU 2019-10, “Financial Instruments – Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates,” which, among other things, defers the effective date of ASU 2016-13 for public filers that are considered smaller reporting companies as defined by the SEC to fiscal years beginning after December 15, 2022, including interim periods within those years. Early adoption is permitted. We believe the adoption of this ASU will not significantly impact the results of operations and financial position.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820), – Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, which makes a number of changes meant to add, modify or remove certain disclosure requirements associated with the movement amongst or hierarchy associated with Level 1, Level 2 and Level 3 fair value measurements. This guidance is effective for us in the first quarter of 2020. We do not expect the adoption of this guidance to have a material impact on our consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles–Goodwill and Other–Internal-Use Software that requires implementation costs incurred by customers in cloud computing arrangements to be deferred and recognized over the term of the arrangement, if those costs would be capitalized by the customer in a software licensing arrangement under the internal-use software guidance in ASC Topic 350, Intangibles–Goodwill and Other. This ASU requires a customer to disclose the nature of its hosting arrangements that are service contracts and provide disclosures as if the deferred implementation costs were a separate, major depreciable asset class. ASU 2018-15 is effective for us beginning in the first quarter of 2020. Early adoption is permitted. We do not expect the adoption of this guidance to have a material impact on our consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes,” to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and clarifies and amends existing guidance to improve consistent application. ASU 2019-12 is effective for us beginning in the first quarter of 2022. We do not expect this guidance to have a material impact on our consolidated financial statements.

Note 3: Acquisition

On June 17, 2018, we acquired 100% of the outstanding stock of Royce Digital Systems, Inc. (“RDS”), a corporation under the laws of the State of California, from its principal owner for consideration of $5,601,602. The consideration we paid is comprised of cash (including working capital adjustments) of $4,573,079 and an estimated earn-out obligation of $1,050,000 as of the acquisition date. RDS provides innovated enterprise print and mobile technologies, deployment services and on-site maintenance. RDS is located in Southern California.

This transaction was accounted for using the acquisition method pursuant to ASC Topic 805, Business Combinations. Accordingly, goodwill has been measured as the excess of the total consideration over the amounts assigned to the identifiable assets acquired and liabilities assumed. The operating results for RDS have been consolidated into our results of operations beginning June 18, 2018.

DecisionPoint Systems, Inc.

Notes to the Consolidated Financial Statements

We may be required to pay up to an undiscounted amount of $2,000,000 in consideration for RDS achieving certain levels of revenues during the first and second 12-month period post acquisition (the “earn-out payment”). The initial fair value of the earn-out payment was calculated to be $1,050,000 as of the date of the acquisition.

The estimated RDS earn-out obligation was $500,000 and $1,110,000 at December 31, 2019 and 2018, respectively. In August 2019, we paid $500,000 related to the RDS’s acquisition first year earn-out payment consideration. An adjustment of $110,000 was recorded in operating expenses in the consolidated statements of income and comprehensive income.

The allocation of the total consideration to the acquired net assets as of the acquisition date for RDS is as follows (in thousands):

Cash	$384
Accounts receivable	1,282
Inventory	205
Other assets	9
Customer lists and relationships	3,270
Trade name	490
Deferred income tax liabilities	(959)
Accounts payable	(400)
Accrued expenses	(208)
Deferred revenue	(160)
Total fair value excluding goodwill	3,913
Goodwill	1,689
Total consideration	$5,602

Intangible Assets

Definitive lived intangible assets related to the RDS acquisition are as follows (in thousands):

	December 31, 2019			December 31, 2018
	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Customer lists and relationships	$3,270	$(1,104)	$2,166	$3,270	$(539)	$2,731
Trade name	490	(262)	228	490	(94)	396
	$3,760	$(1,366)	$2,394	$3,760	$(633)	$3,127

The range of useful lives and the weighted-average remaining useful life of amortizable intangible assets at December 31, 2019 is as follows:

	Expected Life	Weighted Average Remaining Useful Life
Customer lists and relationships	7-10 years	7.8 years
Trade name	3 years	1.5 years

DecisionPoint Systems, Inc.

Notes to the Consolidated Financial Statements

The amortization expense of the definite lived intangible assets for the years remaining is as follows:

Estimated Amortization
(in thousands)
Year ending December 31,
2020	$673
2021	534
2022	394
2023	290
2024	204
Thereafter	299
Total	$2,394

Amortization expense recognized during the years ended December 31, 2019 and 2018 was $732,826 and $632,914. Amortization expense is calculated on an accelerated basis.

Note 4: Net Income Per Share

Basic net income per common share is computed by dividing the net income available to common stockholders by the weighted-average number of common shares outstanding. Diluted net income per share is calculated similarly to basic per share amounts, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

For periods presented in which there is a net loss, potentially dilutive securities are excluded from the computation of fully diluted net loss per share as their effect is anti-dilutive. Below is a reconciliation of the fully dilutive securities effect for the years ended December 31, 2019 and 2018 (in thousands, except per share data):

	2019	2018
Net income attributable to common stockholders	$890	$3,975

Weighted average basic shares outstanding	13,415	9,504
Dilutive effect of stock options and restricted stock	1,926	1,824
Weighted average shares for diluted earnings per share	15,341	11,328

Basic income per share	$0.07	$0.42
Diluted income per share	$0.06	$0.35

Note 5: Property and Equipment

Property and equipment consist of the following at December 31 (in thousands):

	2019	2018
Computer equipment	$366	$230
Furniture and fixtures	131	114
Leasehold improvements	98	78
Property and equipment, gross	595	422
Accumulated depreciation	(356)	(282)
Property and equipment, net	$239	$140

Depreciation and amortization expense related to property and equipment for the years ended December 31, 2019 and 2018, totaled $76,000 and $56,000, respectively.

DecisionPoint Systems, Inc.

Notes to the Consolidated Financial Statements

Note 6: Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following at December 31 (in thousands):

	2019	2018
Salaries and benefits	$1,002	$992
Accrued earn out obligation related to acquisition (Note 3)	500	670
Sales tax payable	269	174
Professional fees	149	133
Vendor purchases	140	51
Customer deposits	137	53
Other	25	46
Total accrued expenses and other current liabilities	$2,222	$2,119

Note 7: Line of Credit

In August 2016, we entered into a $6.0 million three-year revolving credit facility with Pacific Western Business Finance (“PWBF”) formerly known as CapitalSource Business Financial Group. The line of credit bears interest at the prime rate plus 1.25% (6.00% at December 31, 2019 and 6.75% as of December 31, 2018), and is secured by all our U.S. assets. In June 2018, the credit facility was amended increasing the revolving credit facility to $7.25 million and extending the term to August 2020. At December 31, 2019 and 2018, the outstanding balance on the line of credit was approximately $3.2 million. At December 31, 2019, availability under the line of credit was approximately $2.9 million, which is determined from a borrowing base calculation on our existing accounts receivable balance.

For the years ended December 31, 2019 and 2018, our interest expense on the revolving credit facility, including fees paid to secure lines of credit, totaled approximately $215,000 and $300,000, respectively.

Note 8: Term Debt

Subordinated Promissory Notes

In October 2018, we completed a private placement of subordinated promissory notes in the aggregate principal amount of $1,500,000. The notes carry an interest rate of 12% per annum, are not collateralized, and require quarterly interest payments with a maturity date of April 30, 2021. In connection with these notes, we issued warrants to the placement agent to purchase 52,500 shares of our common stock at an exercise price of $0.70 per share. The fair value of the warrants was $18,000 (See Note 10). In addition, we issued 525,000 shares of our common stock to note holders. The estimated fair value of these shares was $262,500 and such amount has been presented as a debt discount and is being amortized to interest expense through the maturity date of the notes.

In August and September 2019, we paid $1,000,000 in principal amount against the outstanding subordinated promissory notes, leaving a balance of $500,000 as of December 31, 2019. For the years ended December 31, 2019 and December 31, 2018, our interest expense on term debt, including amortization of deferred financing costs, were approximately $240,000 and $116,000, respectively.

PWBF Promissory Notes

In August 2016, we entered into a separate promissory note with PWBF with a principal amount of $500,000. The note carries an annual interest rate of prime rate plus 1.25% (6.00% as of December 31, 2019 and 6.75% as of December 31, 2018) with a maturity date of August 1, 2019. In January 2019, the note was paid in full.

In June 2018, we entered into another promissory note with PWBF with a principal amount of $750,000. The note carries an annual interest rate of prime rate plus 1.25% (6.00% at December 31, 2019 and 6.75% at December 31, 2018) with a maturity date of August 25, 2020. Principal payments are due and payable monthly as follows in 26 consecutive payments each in the amount of $20,834 beginning June 25, 2018; and one payment of $208,333 due on the maturity date of August 25, 2020.

DecisionPoint Systems, Inc.

Notes to the Consolidated Financial Statements

We are required to maintain a financial covenant in accordance with the PWBR promissory note. The financial covenant requires a Fixed Charge Ratio not less than 1.2 to 1.0 as of each month-end, determined on a trailing 12-month basis, with “Fixed Charge Ratio” defined as (a) EBITDA (net income before interest expense, taxes, depreciation and amortization) less cash paid for income taxes, owner distributions, earnout payments and all unfinanced capital expenditures, divided by (b) the aggregate of principal and interest payments, and all other fees, costs and expenses paid or payable to PWBF related to the promissory note.

As of December 31, 2019, we were in compliance with the financial covenant.

The following table sets forth our outstanding term debt as of December 31 (in thousands):

	Maturity Date	2019	2018
Subordinated promissory notes	April 30, 2021	$500	$1,500
PWBF promissory note	August 25, 2020	144	604
PWBF promissory note	August 1, 2019	—	178
Less: Unamortized discount		(110)	(372)
Total term debt		$534	$1,910

Total following table sets forth future principal payments under the term debt described above are as follows (in thousands):

2020	$144
2021	500
Total minimum payments	644
Unamortized discount and issuance costs	(110)
Less: Current portion of note payable	(144)
Note payable, net of current portion	$390

Debt Discount

Discounts and costs directly related to the issuance of debt are presented against the related debt instrument and amortized over the life of the debt using the effective interest rate method as interest expense.

Total debt discount amortization was $260,000 and $30,000 for the years ended December 31, 2019 and 2018 respectively. Debt discount amortization is included in interest expense in the accompanying consolidated statements of income and comprehensive income.

Note 9: Income Taxes

The provision (benefit) for income taxes for the years ended December 31, 2019 and 2018 is as follows (in thousands):

	2019	2018
Current:
Federal	$—	$—
State	45	28
	45	28
Deferred:
Federal	230	(3,223)
State	35	(688)
	265	(3,911)
Total income tax expense (benefit)	$310	$(3,883)

DecisionPoint Systems, Inc.

Notes to the Consolidated Financial Statements

Our deferred tax assets and liabilities are as follows (in thousands):

	2019	2018
Allowance for doubtful accounts	$10	$12
Inventory reserve and uniform capitalization	49	27
Accrued expenses and other liabilities	625	621
Deferred revenue	(539)	(740)
Other assets	117	114
Property and equipment	(19)	5
Intangibles	99	119
Goodwill	(36)	(36)
Net operating loss carryforwards	2,941	3,390
Total deferred tax assets	3,247	3,512
Valuation allowance	(588)	(588)
Net deferred tax assets after valuation allowance	$2,659	$2,924

A reconciliation of the United States statutory income tax rate to the effective income tax rate for the years ended December 31, 2019 and 2018 is as follows (in thousands):

	2019	2018
Federal taxes at statutory rate	$252	$19
State and local income taxes	76	22
Permanent differences	—	34
Valuation allowance	(33)	(3,891)
Change in statutory rate	15	(67)
Provision for income taxes	$310	$(3,883)
Effective tax rate	25.9%	>100%

In December 2017, the Tax Act was signed into law. The Act amended the Internal Revenue Code to reduce tax rates and modify policies, credits, and deductions for individuals and businesses. For businesses, the Tax Act reduced the corporate federal tax rate from a maximum of 35% to a flat 21% rate. The rate reduction took effect on January 1, 2018. We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

In 2018, as a result of the reduction in the corporate income tax rate from 34% to 21% under the Tax Act, we revalued our deferred tax assets and liabilities, as well as related valuation allowances.

The Tax Act contains various other rules that may apply to us; for example, 100% bonus depreciation is allowable on certain qualifying assets placed in service after September 27, 2017, the Tax Act denies a deduction for certain entertainment expenditures incurred after December 31, 2017, and net operating losses incurred after this date are subject to certain new limitations. Our current year income tax provision takes these new rules into account to the extent they are applicable.

Our deferred income tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. These assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to reverse.

DecisionPoint Systems, Inc.

Notes to the Consolidated Financial Statements

We have net operating loss carryforwards available in certain jurisdictions to reduce future taxable income. Future tax benefits for net operating loss carryforwards are recognized to the extent that realization of these benefits is considered more likely than not. This determination is based on the expectation that related operations will be sufficiently profitable or various tax business and other planning strategies will enable us to utilize the net operating loss carryforwards. Our evaluation of the realizability of deferred tax assets considers both positive and negative evidence. The weight given to potential effects of positive and negative evidence is based on the extent to which it can be objectively verified. As of December 31, 2019 and 2018, we recorded a valuation allowance related to the U.S. federal and state temporary items of approximately $0.6 million as it was determined it is more likely than not that we will not be able to fully use the assets to reduce future tax liabilities.

Utilization of the net operating loss carryforwards may be subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code under section 382. The annual limitation may result in the expiration of net operating loss carryforwards before utilization. As of December 31, 2019, we had federal and state net operating loss carryforwards of approximately $12.2 million and $7.4 million, respectively. As of December 31, 2018, we had federal and state net operating loss carryforwards of approximately $14.0 million and $7.1 million, respectively. These loss carryforwards will expire in varying amounts beginning 2025 through 2037.

We continue to remain subject to examination by U.S. federal authority for the years 2017 through 2019 and for various state authorities for the years 2016 through 2019, with few exceptions.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was enacted in response to the COVID-19 pandemic. The CARES Act permits net operating loss (“NOL”) carryovers and carrybacks to offset 100% of taxable income for taxable years beginning before 2021. In addition, the CARES Act allows NOLs incurred in 2018, 2019, and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. The Act has also made significant changes to depreciation rules and interest deduction limitation rules, among other provision.  We have evaluated the provisions of the CARES Act and we do not expect that the NOL carryback provision or any other tax related provisions of the Act would result in a material benefit to us.

Note 10: Stockholders’ Equity

We are authorized to issue two classes of stock designated as common stock and preferred stock. As of December 31, 2019, we are authorized to issue 60,000,000 total shares of stock. Of this amount, 50,000,000 shares are common stock, each having a par value of $0.001 and 10,000,000 shares are preferred stock, each having a par value of $0.001.

Preferred Stock

At December 31, 2019 and 2018, there were no shares of preferred stock outstanding.

Common Stock

At December 31, 2019 and 2018, there was 13,576,223 and 12,874,973 shares of common stock outstanding, respectively.

In January 2019, we issued 1,250 shares of common stock for proceeds of $1,175 in cash related to the exercise of stock options.

In March 2019, we granted a stock award of 700,000 shares of our common stock to a certain officer. The incremental fair value of the unrestricted stock award was $249,000 and was recorded as part of selling, general and administrative expense on the consolidated statement of income and comprehensive income. We determined the fair value based upon the excess of the fair value of the stock award over the fair value of the cancelled award immediately prior to the grant date of the new award. The unrestricted stock award vested on the grant date.

In June 2018, we completed a private placement offering of our common stock selling an aggregate of 6,336,000 shares of common stock at a price of $0.50 per share for total gross proceeds of $3,168,000, which resulted in net proceeds of $2,661,000. We incurred costs associated with the transaction for accounting, legal and other fees and costs of $507,000. Such stock issuance costs have been deducted from the proceeds received in the consolidated statements of stockholders’ equity.

In October 2018, we issued 525,000 shares of common stock in conjunction with a private placement of subordinated promissory notes (Note 8). The shares were valued at $263,500.

In February 2018, we issued 1,250 shares of common stock for proceeds of $1,175 in cash related to the exercise of stock options.

DecisionPoint Systems, Inc.

Notes to the Consolidated Financial Statements

Warrants

In connection with our common stock private placement offering in June 2018, we issued warrants to the placement agent to purchase 633,600 shares of common stock with an exercise price of $ 0.50 per share pursuant to the placement agent agreement dated April 11, 2018. The fair value of the warrants was $151,000. The fair value of the warrants were estimated using the Black-Scholes model with the following weighted average assumptions: stock price $0.50; expected term 2.5 years, 0% dividend rate, 77.69% of volatility; and a risk-free interest rate of 2.58%.

In October 2018, we issued warrants to the placement agent in connection with the private placement of subordinated notes to purchase 52,500 shares of common stock with an exercise price of $0.70 per share pursuant to the placement agent agreement dated October 11, 2018. The fair value of the warrants was $18,000. The fair value of the warrants were estimated using the Black-Scholes model with the following weighted average assumptions: stock price $0.70; expected term 2.5 years, 0% dividend rate, 79.08% of volatility; and a risk-free interest rate of 2.90%.

The following table summarizes information about our outstanding common stock warrants as of December 31, 2019:

	Date		Strike	Total Warrants Outstanding and	Total Exercise Price	Weighted Average Exercise
	Issued	Expiration	Price	Exercisable	(in thousands)	Price

Common Stock Investor Warrants	Sep-16	Sep-21	$1.03	461,447	$475
Placement Agent Warrants - Common Stock	Jun-18	Jun-23	0.50	633,600	317
Placement Agent Warrants - Common Stock	Oct-18	Oct-23	0.70	52,500	37
				1,147,547	$829	$0.72

The following table summarizes our warrant activities during the years ended December 31, 2019 and 2018:

	Outstanding Warrants
	Number of Shares	Weighted Average Exercise Price
Outstanding at January 1, 2018	466,595	$1.99
Granted	686,100	0.52
Exercised	—	—
Forfeited / Cancelled	(5,148)	88.02
Outstanding at December 31, 2018	1,147,547	0.72
Granted	—	—
Exercised	—	—
Forfeited	—	—
Expired	—	—
Outstanding at December 31, 2019	1,147,547	$0.72

Note 11: Share-Based Compensation

In September 2016, we amended the 2014 Equity Incentive Plan (the “2014 Plan”) to re-load and permit 1,200,000 shares of our common stock available for issuance under the plan.

Under the 2014 Plan, common stock incentives may be granted to our officers, employees, directors, consultants, and advisors (and prospective directors, officers, managers, employees, consultants and advisors) and our affiliates can acquire and maintain an equity interest in us, or be paid incentive compensation, which may (but need not) be measured by reference to the value of the our common stock.

DecisionPoint Systems, Inc.

Notes to the Consolidated Financial Statements

The 2014 Plan permits us to provide equity-based compensation in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock and other stock bonus awards and performance compensation awards.

The 2014 Plan is administered by the Board of Directors, or a committee appointed by the Board of Directors, which determines recipients and the number of shares subject to the awards, the exercise price and the vesting schedule. The term of stock options granted under the 2014 Plan cannot exceed ten years. Options shall not have an exercise price less than 100% of the fair market value of our common stock on the grant date, and generally vest over a period of five years. If the individual possesses more than 10% of the combined voting power of all classes of our stock, the exercise price shall not be less than 110% of the fair market of a share of common stock on the date of grant.

During the year ended December 31, 2019 and 2018, we granted 65,000 and 105,000 stock options under the 2014 Plan.

The following table summarizes stock option activity for the year ended December 31, 2019 and December 31, 2018:

	Stock Options	Grant Date Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in Years)	Aggregate Intrinsic Value
			(in years)	($ in thousands)
Outstanding at January 1, 2018	946,680	$1.80	2.4
Granted	105,000	0.58
Exercised	(1,250)	0.94
Forfeited	(36,604)	0.94
Outstanding at December 31, 2018	1,013,826	0.68
Granted	65,000	0.79
Exercised	(1,250)	0.94
Forfeited	(300,863)	0.96
Outstanding at December 31, 2019	776,713	$0.68	3.1	$617
Exercisable at December 31,2019	647,882	$0.71	2.8	$512

The total proceeds received from the exercise of stock options in 2019 and 2018 was $1,175 and $1,174, respectively.

Share-based compensation cost is measured at the grant date based on the fair value of the award. The fair values of options presented was estimated using the Black-Scholes option-pricing model with the following assumptions:

	2019	2018
Weighted average grant-date fair value per option granted	$0.79	$0.31
Expected option term	3.3 years	3.1-3.3 years
Expected volatility factor	98.1%	77.8 - 79.4%
Risk-free interest rate	1.6%	2.7% - 2.8%
Expected annual dividend yield	—%	—%

We estimate expected volatility using historical volatility of common stock of our peer group over a period equal to the expected life of the options. The expected term of the awards represents the period of time that the awards are expected to be outstanding. We considered expectations for the future to estimate employee exercise and post-vest termination behavior. We do not intend to pay common stock dividends in the foreseeable future, and therefore has assumed a dividend yield of zero. The risk-free interest rate is the yield on zero-coupon U.S. Treasury securities for a period that is commensurate with the expected term of the awards.

As of December 31, 2019, there was $89,526 of total unrecognized share-based compensation related to unvested stock options. These costs have a weighted average remaining recognition period of 2.2 years.

DecisionPoint Systems, Inc.

Notes to the Consolidated Financial Statements

Note 12: Commitments and Contingencies

Operating Lease

As of December 31, 2019, we have one operating lease for office space and no financing leases. The impact of ASU No. 2016-02 on our consolidated balance sheet beginning January 1, 2019 was through the recognition of operating lease assets and lease liabilities for operating expenses.

We elected the practical expedient ASU 2018-11, Leases (Topic 842): Targeted Improvements which allows us to apply the transition provision for Topic 842 at our date of adoption. Therefore, we recognized and measured leases existing at January 1, 2019 (inception date). In addition, we elected the optional practical expedient permitted under the transition guidance which allows us to carry forward the historical accounting treatment for existing leases upon adoption. Lastly, we elected a short-term lease exception policy, permitting it to exclude the recognition requirements of this standard from leases with initial terms of 12 months or less. No impact was recorded to the statement of income and comprehensive income or beginning retained earnings for Topic 842.

Beginning January 1, 2019, operating ROU assets and operating lease liabilities are recognized based on the present value of lease payments, including rent increases over the lease term at commencement date. Operating leases in effect prior to January 2019 were recognized at the present value of the remaining payments on the remaining lease term as of January 1, 2019. As the lease did not include an implicit rate of return, we used our incremental borrowing rate based on lease term information available as of the adoption date in determining the present value of lease payments.

We have an operating lease for office and warehouse space of 10,325 square feet in Irvine, California with monthly payments of $14,000 and incremental borrowing rate of 6.0%. As of December 31, 2019, we had 43 months remaining on the lease with a lease liability of $528,000.

The maturity of operating lease liabilities as of December 31, 2019 are as follows (in thousands):

2020	$167
2021	167
2022	167
2023	84
Total minimum lease payments	585
Less: Interest	(57)
Present value of operating lease liabilities	$528

Cash paid for amounts included in the measurement of operating lease liabilities (in thousands)	$163
Weighted average remaining lease term (in years)	3.5 years
Weighted average interest rate	6.0%

Employee Benefit Plan

We have a 401(k)-retirement plan. Under the terms of the plan, eligible employees may defer up to 25% of their pre-tax earnings, subject to the Internal Revenue Service annual contribution limit. Additionally, the plan allows for discretionary matching contributions by us. In 2019 and 2018, the matching contributions were 100% of the employee’s contribution up to a maximum of 4% of the employee’s eligible compensation. During the years ended December 31, 2019 and 2018, we contributed $108,000 and $139,000, respectively, to the 401(k) plan.

DecisionPoint Systems, Inc.

Notes to the Consolidated Financial Statements

Contingencies

From time to time, we are subject to the possibility of involvement in litigation incidental to the conduct of our business. When applicable, we record accruals for contingencies when it is probable that a liability will be incurred, and the amount of loss can be reasonably estimated. While the outcome of lawsuits and other proceedings against us cannot be predicted with certainty, in our opinion, individually or in the aggregate, no such lawsuits are expected to have a material effect on our consolidated financial position or results of operations.

Note 13: Subsequent Events

On January 30, 2020, the World Health Organization declared the coronavirus outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The coronavirus and actions taken to mitigate it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including geographical areas in which we operate.

The extent of the impact of COVID-19 on our operational and financial performance will depend on certain developments, including the duration and spread of the outbreak, impact on our customers, employees and vendors all of which are uncertain and cannot be predicted. At this point, the extent to which COVID-19 may impact our financial condition or results of operations is uncertain.

On April 20, 2020 and May 4, 2020, we received $740,000 and $471,000, respectively, in proceeds from loans from PWBF, which were granted pursuant to the Paycheck Protection Program of the Coronavirus Aid Relief and Economic Security Act.

DecisionPoint Systems, Inc.

Consolidated Balance Sheets

(in thousands, except per share data)

	March 31,	December 31
	2020	2019
	(unaudited)
ASSETS
Current assets:
Cash	$3,551	$2,620
Accounts receivable, net	6,375	8,710
Inventory, net	693	3,825
Deferred costs	2,053	2,201
Prepaid expenses and other current assets	311	268
Total current assets	12,983	17,624
Operating lease assets	482	516
Property and equipment, net	252	239
Deferred costs, net of current portion	1,303	1,258
Deferred tax assets	2,272	2,659
Intangible assets, net	2,226	2,394
Goodwill	6,990	6,990
Other assets, net	19	19
Total assets	$26,527	$31,699
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,901	$10,589
Accrued expenses and other current liabilities	2,464	2,222
Deferred revenue	4,012	3,630
Line of credit	—	3,177
Current portion of debt	83	144
Due to related parties	88	124
Current portion of operating lease liabilities	140	140
Total current liabilities	13,688	20,026
Deferred revenue, net of current portion	2,109	1,979
Long-term debt	411	390
Noncurrent portion of operating lease liabilities	351	388
Total liabilities	16,559	22,783
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 50,000 shares authorized; 13,576 and 13,576 shares issued and outstanding, respectively	14	14
Additional paid-in capital	38,165	38,142
Accumulated deficit	(28,211)	(29,240)
Total stockholders’ equity	9,968	8,916
Total liabilities and stockholders’ equity	$26,527	$31,699

See Accompanying Notes to the Consolidated Financial Statements

DecisionPoint Systems, Inc.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2020	2019
Net sales:
Product	$15,095	$6,086
Service	3,192	2,808
Net sales	18,287	8,894
Cost of sales:
Product	12,074	4,998
Service	1,895	1,788
Cost of sales	13,969	6,786
Gross profit	4,318	2,108
Operating expenses:
Sales and marketing expense	1,644	1,097
General and administrative expenses	1,148	1,215
Total operating expenses	2,792	2,312
Operating income (loss)	1,526	(204)
Interest expense	99	172
Income (loss) before income taxes	1,427	(376)
Income tax expense (benefit)	398	(97)
Net income (loss) and comprehensive income (loss) attributable to common shareholders	$1,029	$(279)
Earnings (Loss) per share attributable to shareholders:
Basic	$0.08	$(0.02)
Diluted	$0.07	$(0.02)
Weighted average common shares outstanding
Basic	13,576	12,930
Diluted	15,642	12,930

See Accompanying Notes to the Consolidated Financial Statements

DecisionPoint Systems, Inc.

Consolidated Statements of Stockholders’ Equity

(in thousands, except per share data)

(Unaudited)

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance at December 31, 2019	13,576	$14	$38,142	$(29,240)	$8,916
Net income	—	—	—	1,029	1,029
Share-based compensation expense	—	—	23	—	23
Balance at March 31, 2020	13,576	$14	$38,165	$(28,211)	$9,968

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance at December 31, 2018	12,875	$13	$37,817	$(30,131)	$7,699
Net loss	—	—	—	(279)	(279)
Common stock issued to officer	700	1	—	—	1
Share-based compensation expense	—	—	269	—	269
Exercise of stock options	1	—	1	—	1
Balance at March 31, 2019	13,576	$14	$38,087	$(30,410)	$7,691

See Accompanying Notes to the Consolidated Financial Statements

DecisionPoint Systems, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities
Net income (loss)	$1,029	$(279)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	190	201
Amortization of deferred financing costs and note discount	33	53
Share-based compensation expense	23	269
Deferred income taxes, net	387	—
Allowance for doubtful accounts	7	7
Changes in operating assets and liabilities:
Accounts receivable	2,328	2,068
Inventory, net	3,129	(38)
Deferred costs	103	148
Prepaid expenses and other current assets	(51)	(163)
Other assets, net	(1)	22
Accounts payable	(3,647)	(1,393)
Accrued expenses and other current liabilities	240	(168)
Due to related parties	(36)	11
Operating lease liabilities	(42)	—
Deferred revenue	512	41
Net cash provided by operating activities	4,204	779
Cash flows from investing activities
Purchases of property and equipment	(34)	(14)
Cash acquired from Royce acquisition	—	21
Net cash (used in) provided by investing activities	(34)	7
Cash flows from financing activities
Repayment of term debt	(62)	(240)
Repayment of line of credit, net	(3,177)	(1,092)
Proceeds from exercise of stock options	—	1
Net cash used in financing activities	(3,239)	(1,331)
Change in cash and cash equivalents	931	(545)
Cash and cash equivalents, beginning of year	2,620	2,450
Cash and cash equivalents, end of year	$3,551	$1,905
Supplemental disclosures of cash flow information
Cash paid for interest	$61	$139

See Accompanying Notes to the Consolidated Financial Statements

DecisionPoint Systems, Inc.

Notes to the Consolidated Financial Statements

(Unaudited)

Note 1: Description of Business

DecisionPoint Systems, Inc., which we sometimes refer to as the company, we or us, is an enterprise mobility systems integrator that sells, installs, deploys and repairs mobile computing and wireless systems that are used both within a company’s facilities and in the field. These systems generally include mobile computers, mobile application software, and related data capture equipment including bar code scanners and radio frequency identification (“RFID”) readers. We also provide professional services, consulting, staging, kitting, deployment, maintenance, proprietary and third-party software and software customization as an integral part of our customized solutions for our customers. The suite of products utilizes the latest technologies to make complex mobile technologies easy to use, understand and keep running within all vertical markets such as; merchandising, sales and delivery; field service; logistics and transportation, healthcare and warehouse management.

In June 2018, we acquired 100% of the outstanding stock of Royce Digital Systems, Inc. (“RDS”), located in Irvine, California. RDS provides innovative enterprise print and mobile technologies, deployment services and on-site maintenance.

Note 2: Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

We have prepared the accompanying unaudited consolidated financial of DecisionPoint Systems, Inc. and its subsidiaries on the accrual basis of accounting in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”). The accompanying consolidated financial statements include the accounts of DecisionPoint Systems, Inc. and its wholly owned subsidiaries, DecisionPoint Systems International (“DPSI”), DecisionPoint Systems Group, Inc. (“DPS Group”), and Royce Digital Systems, Inc. (“RDS”) and all intercompany accounts and transactions have been eliminated in consolidation. These unaudited consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been omitted from these interim financial statements as permitted by SEC rules and regulations. Accordingly, these unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the related notes included in this Form S-1 for the years ended December 31, 2019 and 2018.

In the opinion of management, the accompanying unaudited consolidated financial statements contain all normal and recurring adjustments necessary to present fairly the financial condition, results of operations and cash flows for the interim periods presented. The results of operations for the three months ended March 31, 2020 are not necessarily indicative of results to be expected for the full fiscal year.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Certain accounting policies involve judgments and uncertainties to such an extent that there is a reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. We evaluate our estimates and assumptions on a regular basis.

Revenue Recognition

We determine revenue recognition through the following steps: (1) identification of the contract with a customer; (2) identification of the performance obligations in the contract; (3) determination of the transaction price; (4) allocation of the transaction price to the performance obligations in the contract; and (5) recognition of revenue when, or as, a performance obligation is satisfied.

DecisionPoint Systems, Inc.

Notes to the Consolidated Financial Statements

(Unaudited)

We combine contracts with the same customer into a single contract for accounting purposes when the contracts are entered into at or near the same time and the contracts are negotiated as a single commercial package, consideration in one contract depends on the other contract, or the services are considered a single performance obligation. If an arrangement involves multiple performance obligations, the items are analyzed to determine the separate units of accounting, whether the items have value on a standalone basis and whether there is objective and reliable evidence of their standalone selling price. The total contract transaction price is allocated to the identified performance obligations based upon the relative standalone selling prices of the performance obligations. The standalone selling price is based on an observable price for services sold to other comparable customers, when available, or an estimated selling price using a cost plus margin approach. We estimate the amount of total contract consideration we expect to receive for variable arrangements by determining the most likely amount we expect to earn from the arrangement based on the expected quantities of services we expect to provide, and the contractual pricing based on those quantities. We only include some or a portion of variable consideration in the transaction price when it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur or when the uncertainty associated with the variable consideration is subsequently resolved. We consider the sensitivity of the estimate, our relationship and experience with our client and variable services being performed, the range of possible revenue amounts and the magnitude of the variable consideration to the overall arrangement.

As discussed in more detail below, revenue is recognized when a customer obtains control of promised goods or services under the terms of a contract and is measured as the amount of consideration, we expect to receive in exchange for transferring goods or providing services. We do not have any material extended payment terms, as payment is due at or shortly after the time of the sale. Observable prices are used to determine the standalone selling price of separate performance obligations, or a cost plus margin approach is used when observable prices are not available. Sales, value-added and other taxes collected concurrently with revenue producing activities are excluded from revenue.

We recognize contract assets or unbilled receivables related to revenue recognized for services completed but not yet invoiced to our clients. Unbilled receivables are recorded as accounts receivable when we have an unconditional right to contract consideration. A contract liability is recognized as deferred revenue when we invoice clients in advance of performing the related services under the terms of a contract. Deferred revenue is recognized as revenue when we have satisfied the related performance obligation.

Hardware, consumables and software products - We recognize product revenue at the point in time when a client takes control of the hardware and/or software, which typically occurs when title and risk of loss have passed to the client. Our selling terms and conditions reflect that F.O.B ‘dock’ contractual terms establish that control is transferred from us at the point in time when the product is shipped to the customer.

Revenues from software license sales are recognized as a single performance obligation on a gross basis as we are acting as a principal in these transactions at the point the software license is delivered to the customer. Generally, software licenses are sold with accompanying third-party delivered software assurance, which allows customers to upgrade, at no additional cost, to the latest technology if new capabilities are introduced during the period that the software assurance is in effect. If we determine that the accompanying third-party delivered software assurance is critical or essential to the core functionality of the software license, the software license and the accompanying third party delivered software assurance are recognized as a single performance obligation.

We leverage drop-ship shipments with many of our partners and suppliers to deliver hardware and consumable products to our clients without having to physically hold the inventory at our warehouses, thereby increasing efficiency and reducing costs. We recognize revenue for drop-ship arrangements on a gross basis as the principal in the transaction when the product is received by the client because we control the product prior to transfer to the client. We also assume primary responsibility for the fulfillment in the arrangement, we assume inventory risk if the product is returned by the client. We set the price of the product charged to the client and we work closely with clients to determine their hardware specifications.

Professional services - We provide professional services which include consulting, staging, deployment, installation, repair and customer specified software customization. The arrangement is based on either a time and material basis or a fixed fee. Revenue is recognized on a gross basis in the period in which the services are performed or delivered.

DecisionPoint Systems, Inc.

Notes to the Consolidated Financial Statements

(Unaudited)

We sell certain Original Equipment Manufacturer (“OEM”) hardware and software maintenance support arrangements to our clients. We also offer an internal maintenance agreement related to hardware. These contracts are support service agreements for the hardware and/or software products that were acquired from us. Although these are third-party support agreements for maintenance on the specific hardware and/or software products, our internal help desk and systems engineers assist customers by providing technical assistance on the source of or how to fix the problem. In addition, we also provide a turn back feature, deploying replacements as needed while we manage the return and reverse logistics of the product back to the OEM. Revenue related to service contracts is recognized ratably over the term of the agreement, generally over one to three years.

We act as the principal in the transaction as the primary obligor for fulfillment in the arrangement, we set the price of the service charged to the customer, and we assume credit risk for the amounts invoiced. This is in addition to the fact that our internal help desk and systems engineers assist customers by providing technical assistance on the source of or how to fix the problem. As a result, we recognize the revenue on a gross basis.

We defer costs to acquire contracts, including commissions, incentives and payroll taxes if they are incremental and recoverable costs of obtaining a customer contract with a term exceeding one year. Deferred contract costs are amortized to sales and marketing expense over the contract term, generally over one to three years. We have elected to recognize the incremental costs of obtaining a contract with a term of less than one year as a selling expense when incurred. We include deferred contract acquisition costs in “Prepaid expenses and other current assets” in the consolidated balance sheets. As of March 31, 2020 and December 31, 2019, we had $122,703 and $109,309, respectively, related to deferred contract acquisition costs. We recorded $18,167 and $10,423 in amortized deferred contract acquisition costs in the three months ended March 31, 2020 and March 31, 2019, respectively.

The following table summarizes net sales by revenue source (in thousands):

	Three Months Ended March 31,
	2020	2019
	(dollars in thousands)
Hardware and software	$14,075	$4,960
Consumables	1,020	1,126
Professional services	3,192	2,808
	$18,287	$8,894

Accounting Standards Adopted

We adopted ASU 2018-13, Fair Value Measurement (Topic 820), – Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, which makes a number of changes meant to add, modify or remove certain disclosure requirements associated with the movement amongst or hierarchy associated with Level 1, Level 2 and Level 3 fair value measurements. The adoption of this guidance did not have an impact on our consolidated financial statements.

We adopted ASU No. 2018-15, Intangibles–Goodwill and Other–Internal-Use Software that requires implementation costs incurred by customers in cloud computing arrangements to be deferred and recognized over the term of the arrangement, if those costs would be capitalized by the customer in a software licensing arrangement under the internal-use software guidance in ASC Topic 350, Intangibles–Goodwill and Other. This ASU requires a customer to disclose the nature of its hosting arrangements that are service contracts and provide disclosures as if the deferred implementation costs were a separate, major depreciable asset class. The adoption of this guidance did not have a material impact on our consolidated financial statements.

Accounting Standards Not Yet Adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU will require the measurement of all expected credit losses for financial assets, including trade receivables, held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. The guidance was initially effective for us in the first quarter of 2020. In November 2019, the FASB issued ASU 2019-10, “Financial Instruments – Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates,” which, among other things, defers the effective date of ASU 2016-13 for public filers that are considered smaller reporting companies, as defined by the SEC, to fiscal years beginning after December 15, 2022, including interim periods within those years. Early adoption is permitted. We believe the adoption of this ASU will not significantly impact the results of operations and financial position.

DecisionPoint Systems, Inc.

Notes to the Consolidated Financial Statements

(Unaudited)

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes,” to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and clarifies and amends existing guidance to improve consistent application. ASU 2019-12 is effective for us beginning in the first quarter of 2022. We do not expect this guidance to have a material impact on our consolidated financial statements.

Note 3: Intangible Assets

Definitive lived intangible assets are as follows (in thousands):

	March 31, 2020			December 31, 2019
	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Customer lists and relationships	$3,270	$(1,234)	$2,036	$3,270	$(1,104)	$2,166
Trade name	490	(300)	190	490	(262)	228
	$3,760	$(1,534)	$2,226	$3,760	$(1,366)	$2,394

Amortization expense recognized during the three months ended March 31, 2020 and 2019 was $168,000 and $183,000. Amortization expense is calculated on an accelerated basis.

Note 4: Net Income (Loss) Per Share

Basic net income (loss) per common share is computed by dividing the net income (loss) available to common stockholders by the weighted-average number of common shares outstanding. Diluted net income (loss) per share is calculated similarly to basic per share amounts, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

For periods presented in which there is a net loss, potentially dilutive securities are excluded from the computation of fully diluted net loss per share as their effect is anti-dilutive.

Below is a reconciliation of the fully dilutive securities effect for the quarters ended March 31, 2020 and 2019 (in thousands, except per share data):

	2020	2019
Net (loss) income attributable to common stockholders	$1,029	$(279)

Weighted average basic shares outstanding	13,576	12,930
Dilutive effect of stock options and restricted stock	2,066	—
Weighted average shares for diluted earnings per share	15,642	12,930

Basic income (loss) per share	$0.08	$(0.02)
Diluted income (loss) per share	$0.07	$(0.02)

DecisionPoint Systems, Inc.

Notes to the Consolidated Financial Statements

(Unaudited)

Note 5: Debt

The following table sets forth our outstanding debt (in thousands):

			March 31,	December 31,
	Classification	Maturity Date	2020	2019
Subordinated promissory notes	Long-term debt	April 30, 2021	$500	$500
PWBF promissory note	Current liability	August 25, 2020	83	144
Line of credit	Current liability	August 2020	—	3,177
Less: Unamortized discount			(89)	(110)
Total term debt			$494	$3,711

Line of Credit

Our amended and restated credit agreement with Pacific Western Business Finance (“PWBF”), formerly known as CapitalSource Business Financial Group, provides for a $7.25 million line of credit with a maturity date of September 2020. The line of credit bears interest at the prime rate plus 1.25% (4.50% and 6.00% at March 31, 2020 and December 31, 2019, respectively) and is secured by substantially all of our U.S. assets.

As of March 31, 2020, availability under the line of credit was approximately $4.5 million, which is determined from a borrowing base calculation on our existing accounts receivable balance. As of March 31, 2020, we had no outstanding borrowings under the line of credit, and as of December 31, 2019, we had approximately $3.2 million outstanding under the line of credit.

Subordinated Promissory Notes

In October 2018, we completed a private placement of subordinated promissory notes in the aggregate principal amount of $1,500,000. The notes carry an interest rate of 12% per annum, are not collateralized, and require quarterly interest payments with a maturity date of April 30, 2021. In connection with these notes, we issued warrants to the placement agent to purchase 52,500 shares of our common stock at an exercise price of $0.70 per share. The fair value of the warrants was $18,000. In addition, we issued 525,000 shares of our common stock to note holders. The estimated fair value of these shares was $262,500 and such amount has been presented as a debt discount and is being amortized to interest expense through the maturity date of the notes. As of March 31, 2020 and December 31, 2019, the outstanding principal balance of these notes was $500,000.

PWBF Promissory Note

In June 2018, we entered into a promissory note with PWBF with a principal amount of $750,000. The note carries an annual interest rate of prime rate plus 1.25% (4.75% at March 31, 2020 and 6.00% at December 31, 2019, respectively) with a maturity date of August 25, 2020. Principal payments are due and payable in 26 consecutive payments each in the amount of $20,834 beginning June 25, 2018; and one payment of $208,333 due on the maturity date of August 25, 2020.

We are required to maintain a financial covenant in accordance with the PWBR promissory note. The financial covenant requires a Fixed Charge Ratio not less than 1.2 to 1.0 as of each month-end, determined on a trailing 12-month basis, with “Fixed Charge Ratio” defined as (a) EBITDA (net income before interest expense, taxes, depreciation and amortization) less cash paid for income taxes, owner distributions, earnout payments and all unfinanced capital expenditures, divided by (b) the aggregate of principal and interest payments, and all other fees, costs and expenses paid or payable to PWBF related to the promissory note.

As of March 31, 2020 and December 31, 2019, we were in compliance with the financial covenant.

For the three months ended March 31, 2020 and March 31, 2019, interest expense on debt, including amortization of deferred financing costs, was approximately $99,000 and $172,000, respectively.

DecisionPoint Systems, Inc.

Notes to the Consolidated Financial Statements

(Unaudited)

Note 6: Warrants

The following table summarizes information about our outstanding common stock warrants as of March 31, 2020:

	Date		Strike	Total Warrants Outstanding and	Total Exercise Price	Weighted Average Exercise
	Issued	Expiration	Price	Exercisable	(in thousands)	Price

Common Stock Investor Warrants	Sep-16	Sep-21	$1.03	461,447	$475
Placement Agent Warrants - Common Stock	Jun-18	Jun-23	0.50	633,600	317
Placement Agent Warrants - Common Stock	Oct-18	Oct-23	0.70	52,500	37
				1,147,547	$829	$0.72

There were no warrants granted, exercised, forfeited or expired during the three months ended March 31, 2020.

Note 7: Share-Based Compensation

In September 2016, we amended the 2014 Equity Incentive Plan (the “2014 Plan”) to re-load and permit 1,200,000 shares of our common stock available for issuance under the plan.

Under the 2014 Plan, common stock incentives may be granted to our officers, employees, directors, consultants, and advisors (and prospective directors, officers, managers, employees, consultants and advisors) and our affiliates can acquire and maintain an equity interest in us, or be paid incentive compensation, which may (but need not) be measured by reference to the value of the our common stock.

The 2014 Plan permits us to provide equity-based compensation in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock and other stock bonus awards and performance compensation awards.

The 2014 Plan is administered by the Board of Directors, or a committee appointed by the Board of Directors, which determines recipients and the number of shares subject to the awards, the exercise price and the vesting schedule. The term of stock options granted under the 2014 Plan cannot exceed ten years. Options shall not have an exercise price less than 100% of the fair market value of our common stock on the grant date, and generally vest over a period of five years. If the individual possesses more than 10% of the combined voting power of all classes of our stock, the exercise price shall not be less than 110% of the fair market of a share of common stock on the date of grant.

DecisionPoint Systems, Inc.

Notes to the Consolidated Financial Statements

(Unaudited)

The following table summarizes stock option activity for the three months ended March 31, 2020:

	Stock Options	Grant Date Weighted Average Exercise Price

Outstanding at January 1, 2020	776,713	$0.68
Granted	140,000	0.79
Outstanding at March 31, 2020	916,713	$0.70
Exercisable at March 31, 2020	647,882	$0.71

Share-based compensation cost is measured at the grant date based on the fair value of the award. The fair values of options for the three months ended March 31, 2020 were estimated using the Black-Scholes option-pricing model with the following assumptions:

Three Month Ended March 31, 2020
Weighted average grant-date fair value per option granted	$0.79
Expected option term	3.3 years
Expected volatility factor	90.5%
Risk-free interest rate	1.5%
Expected annual dividend yield	—%

There were no stock options granted during the three months ended March 31, 2019.

As of March 31, 2020, there was $89,526 of total unrecognized share-based compensation related to unvested stock options. These costs have a weighted average remaining recognition period of 1.9 years.

Note 8: Contingencies

Litigation

From time to time, we are subject to the possibility of involvement in litigation incidental to the conduct of our business. When applicable, we record accruals for contingencies when it is probable that a liability will be incurred, and the amount of loss can be reasonably estimated. While the outcome of lawsuits and other proceedings against us cannot be predicted with certainty, in our opinion, individually or in the aggregate, no such lawsuits are expected to have a material effect on our consolidated financial position or results of operations.

Concentrations

Our top three customers accounted for approximately 67% of consolidated net revenues during the three months ended March 31, 2020. Trade accounts receivable from these customers represented approximately 33% of net consolidated receivables at March 31, 2020. In addition, the we had two customers account for more than 10% of both its consolidated net revenues during the three months ended March 31, 2020 and its net consolidated receivables as of March 31, 2020. While we believe our relationships with such customers are stable, most arrangements are made by purchase order and are terminable at will by either party. A significant decrease or interruption in business from our significant customers could have a material adverse effect on our business, financial condition and results of operations. Financial instruments that potentially expose us to a concentration of credit risk principally consist of accounts receivable. We sell product to a large number of customers in many different geographic regions. To minimize credit risk, we perform ongoing credit evaluations of its customers’ financial condition.

DecisionPoint Systems, Inc.

Notes to the Consolidated Financial Statements

(Unaudited)

COVID-19

In December 2019, a novel coronavirus disease (“COVID-19”) was initially reported, and in March 2020, the World Health Organization characterized COVID-19 as a pandemic. COVID-19 has had a widespread and detrimental effect on the global economy as a result of the continued increase in the number of cases and affected countries and actions by public health and governmental authorities, businesses, other organizations and individuals to address the outbreak, including travel bans and restrictions, quarantines, shelter in place, stay at home or total lock-down orders and business limitations and shutdowns. The ultimate impact of the COVID-19 pandemic on our business and results of operations is unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the COVID-19 pandemic and any additional preventative and protective actions that governments, or we or our customers, may direct, which may result in an extended period of continued business disruption and reduced operations. Any resulting financial impact cannot be reasonably estimated at this time, but we expect it will continue to have a material impact on our business, financial condition and results of operations. While business and revenue for the first half of 2020 started off strong, our customers, particularly those in the retail sector, have been significantly impacted by COVID-19.

Note 9: Subsequent Events

On April 20, 2020 and May 4, 2020, we received $740,000 and $471,000, respectively, in proceeds from loans from PWBF, which were granted pursuant to the Paycheck Protection Program of the Coronavirus Aid Relief and Economic Security Act.

Shares

DECISIONPOINT SYSTEMS, INC.

Common Stock

Prospectus

           , 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, (if any), payable in connection with the registration of the common stock hereunder. All amounts shown are estimates except for the SEC registration fee,

Amount to Be Paid
SEC registration fee	$2,780
Accountants’ fees and expenses	20,000
Transfer and registrar fees and expenses	1,000
Printing and engraving expenses	4,000
Legal fees and expenses	35,000
Consulting expenses	30,000
Total	$92,780

Item 14. Indemnification of Directors and Officers

Article Sixth of our Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by law, no director or officer shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders. Article Sixth of our Amended and Restated Certificate of Incorporation also provides that, to the fullest extent permitted by the Delaware General Corporation Law we will indemnify our officers and directors from and against any and all expenses, liabilities, or other matters.

Article VI of our Amended and Restated Bylaws further addresses indemnification of our directors and officers and allows us to indemnify our directors in the event they meet certain criteria in terms of acting in good faith and in an official capacity within the scope of their duties, when such conduct leads them to be involved in a legal action.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

The following lists set forth information regarding all securities sold or granted by us within the past three years that were not registered under the Securities Act, and the consideration, if any, received by us for such securities:

(1)	Between April and June 2018, we sold to accredited investors an aggregate of 6,336,000 shares of common stock at a price of $0.50 per share for total gross proceeds of $3,168,000.

(2)	In October 2018, we issued and sold to accredited investors subordinated promissory notes having a total principal balance of $1,500,000 together with a total of 525,000 shares of common stock.

(3)	In March 2019, we granted an executive officer a restricted stock award of 700,000 shares in connection with the negotiation of an employment agreement. Except for restrictions imposed by law the shares are unrestricted.

Each of the foregoing issuances was made in a transaction not involving a public offering pursuant to an exemption from the registration requirements of the Securities Act in reliance upon Section 4(a)(2) of the Securities Act, or Regulation D promulgated under the Securities Act. Each of the offerees and purchasers of securities was an accredited investor and each recipient of securities in any transaction exempt from registration either received or had adequate access, through employment, business or other relationships, to information about us. In connection with the private placements effected in 2018 we paid registered broker-dealer placement agent fees.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits

The following exhibits are filed as part of this registration statement:

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of the Company
3.4	Amended and Restated Bylaws of the Company
4.1	Specimen Stock Certificate
4.2	Form of Warrant
4.3	Form of 2016 Securities Purchase Agreement
4.4	Form of 2018 Subscription Agreement
5.1	Opinion of Polsinelli PC*
10.1†	Employment Agreement between DecisionPoint Systems, Inc. and Steve Smith dated April 11, 2016
10.2†	Amended Employment Agreement between DecisionPoint Systems, Inc. and Steven Smith effective March 25, 2019
10.3†	Restricted Stock Agreement between the DecisionPoint Systems, Inc. and Steven Smith dated March 25, 2019
10.4	Loan and Security Agreement between CapitalSource Business Finance Group and DecisionPoint Systems, Inc. dated August 11, 2016
10.5	First Modification to Loan and Security Agreement between CapitalSource Business Finance Group and DecisionPoint Systems, Inc. dated June 18, 2018
10.6	Second Modification to Loan and Security Agreement between CapitalSource Business Finance Group and DecisionPoint Systems, Inc. dated August 4, 2020
10.7**	Amendment #2 to Master Products and Services Agreement effective April 1, 2020 between DecisionPoint Systems, Inc. and Kaiser Foundation Health Plan, Inc.
10.9†	Form of Award Agreement to 2014 Equity Incentive Plan
21.1	Subsidiaries of DecisionPoint Systems, Inc.
23.1	Consent of Haskell & White LLP, an independent registered public accounting firm
23.2*	Consent of Polsinelli PC (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to this registration statement)

*	To be filed by amendment.
**	Portions of this Agreement have been omitted.
†	Indicates management contract or compensatory plan.

(b) Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 13th day of August, 2020.

DECISIONPOINT SYSTEMS, INC.

By:	/s/ Steve Smith
	Name:	Steve Smith
	Title:	Chief Executive Officer (Principal Executive Officer) and Director

By:	/s/ Melinda Wohl
	Name:	Melinda Wohl
	Title:	Vice President Finance and Administration (Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steve Smith and Melinda Wohl, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steve Smith		August 13, 2020
Steve Smith	Chief Executive Officer (Principal Executive Officer) and Director

/s/ Stanley P. Jaworski		August 13, 2020
Stanley P. Jaworski	Director

/s/ / Richard Bravman		August 13, 2020
Richard Bravman	Director

/s/ Michael N. Taglich		August 13, 2020
Michael N. Taglich	Director

/s/ John Guttilla		August 13, 2020
John Guttilla	Director

/s/ Robert Schroeder		August 13, 2020
Robert Schroeder	Director

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